                                         As filed pursuant to Rule 424(b)(4)
                                         under the Securities Act of 1933
                                         Registration No. 333-53397


PROSPECTUS

                                2,820,000 SHARES

                             ENVIRONMENTAL PRODUCTS
                           & TECHNOLOGIES CORPORATION

                                  COMMON STOCK

                            ------------------------

     All of the 2,820,000 shares of Common Stock offered hereby, including 600,000 shares issuable upon exercise of warrants held by certain investors (the "Warrants") and 1,650,000 shares issuable upon conversion of the Company's Series A Convertible Preferred Stock (the "Series A Preferred Stock"), are being sold by the Selling Stockholders. The Company will not receive any of the proceeds from the sale of shares by the Selling Stockholders; however, it may receive proceeds from the exercise of the Warrants held by the Selling Stockholders. See "Selling Stockholders" and "Plan of Distribution." The Company's Common Stock is traded on the OTC Bulletin Board under the symbol EPTC. The closing price of the Company's Common Stock on September 22, 1998 was $6.00 per share.

     The Company is a development stage company that intends to engage in the business of selling and marketing a closed loop waste management system.

                            ------------------------

     THE SECURITIES OFFERED HEREBY INVOLVE A HIGH DEGREE OF RISK AND LIMITED LIQUIDITY. SEE "RISK FACTORS" ON PAGE 6.

                            ------------------------

  THESE SECURITIES HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE SECURITIES AND EXCHANGE COMMISSION NOR HAS THE COMMISSION PASSED UPON THE ACCURACY OR ADEQUACY
 OF THIS PROSPECTUS. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

                            ------------------------

               THE DATE OF THIS PROSPECTUS IS SEPTEMBER 23, 1998.

     The Company intends to furnish its stockholders annual reports containing financial statements audited by an independent public accounting firm after the end of each fiscal year. In addition, the Company will furnish to its stockholders quarterly reports for the first three quarters of each fiscal year containing unaudited financial and other information after the end of each fiscal quarter, upon written request to the Secretary of the Company.

                               PROSPECTUS SUMMARY

     This Prospectus contains forward-looking statements that involve risks and uncertainties. Actual events and results could differ materially from those anticipated in these forward-looking statements as a result of certain factors, including those set forth under "Risk Factors" and elsewhere in this Prospectus. The following summary should be read in conjunction with, and is qualified in its entirety by, the more detailed information and financial statements and notes thereto appearing elsewhere in this Prospectus. Except as otherwise indicated, all information in this Prospectus reflects a two-for-one stock split that was effected in May 1998.

                                  THE COMPANY

     Environmental Products & Technologies Corporation (the "Company") is a development stage company that intends to engage in the business of selling and marketing a closed loop waste management system. A closed loop waste management system is a fully contained and monitored system designed to process environmentally-harmful animal, human and agricultural waste products which then produces pathogen-free, heavy metal reduced, high nutrient value and environmentally beneficial soil amendment. The Company is a Delaware corporation formed in 1983. Its address is 5380 North Sterling Center Drive, Westlake Village, California 91361 and its telephone number is (818) 865-2205.

                                  THE OFFERING

BY SELLING STOCKHOLDERS.......   2,820,000 shares of the Company's Common Stock,
                                 including 600,000 shares issuable upon the exercise of warrants held by certain investors
                                 (the "Warrants") and 1,650,000 shares issuable upon the conversion of the company's Series A
                                 Preferred Stock. The Company will not receive any proceeds from the sale of these shares.
                                 However, if the Selling Stockholders who hold
                                 Warrants determine to exercise their Warrants in order to sell shares hereunder, the Company will receive the net proceeds of the exercise of the Warrants. If all of the Warrants were exercised, the Company would receive proceeds of $1,762,500.

COMMON STOCK CURRENTLY
OUTSTANDING...................   8,567,148 shares, excluding the 600,000 shares
                                 issuable upon exercise of the Warrants and the 1,650,000 shares issuable upon conversion of the Company's Series A Preferred Stock.

RISK FACTORS..................   The securities involve a high degree of risk
                                 and limited liquidity. See "Risk Factors."

                            SELECTED FINANCIAL DATA

     Unless otherwise specified, the following selected financial data has been derived from the Company's audited financial statements included elsewhere herein.

STATEMENT OF OPERATIONS
(IN THOUSANDS, EXCEPT PER SHARE DATA AND WEIGHTED AVERAGE OUTSTANDING SHARES):

                                               FISCAL YEARS ENDED
                                                 SEPTEMBER 30,               NINE MONTHS ENDED
                                             ----------------------    ------------------------------
                                               1996         1997       JUNE 30, 1997    JUNE 30, 1998
                                             ---------    ---------    -------------    -------------
                                                                        (UNAUDITED)      (UNAUDITED)
Net Sales..................................  $     -0-    $     -0-      $     -0-        $     -0-
Gross profit (loss)........................        -0-          -0-            -0-              -0-
Loss from operations.......................       (275)        (388)          (249)            (865)
Net Loss...................................       (274)        (404)          (262)            (841)
Net loss per common share..................      (0.04)       (0.06)          (.04)            (.51)
Weighted average common shares
  outstanding..............................  6,156,132    7,182,690      7,213,426        8,129,370

BALANCE SHEET DATA (IN THOUSANDS):

                                                     SEPTEMBER 30,               JUNE 30,
                                                    ----------------    --------------------------
                                                    1996      1997         1997           1998
                                                    -----    -------    -----------    -----------
                                                                        (UNAUDITED)    (UNAUDITED)
Total assets......................................  $ 273    $   312      $    59        $ 2,567
Total liabilities.................................  $ 149    $   223      $   185        $   254
Accumulated deficit...............................  $(969)   $(1,405)     $(1,232)       $(5,892)

PROSPECTUS-INTRODUCTION

     This Prospectus relates to the offer and sale from time to time of up to 2,820,000 shares (the "Shares") of common stock, $.01 par value per share ("Common Stock"), of Environmental Products & Technologies Corporation, a Delaware corporation (the "Company"), by the Selling Stockholders named herein (the "Selling Stockholders"), or by their respective pledgees, donees, transferees or other successors in interest that receive such Shares as a gift, partnership distribution or other non-sale related transfer. Of the 2,820,000 Shares being offered hereby: (i) 1,650,000 Shares are issuable upon conversion of or otherwise with respect to 3,000 shares of the Company's Series A Convertible Preferred Stock, $.01 par value per share ("Series A Preferred Stock"), held by two of the Selling Stockholders; (ii) 300,000 Shares are issuable upon the exercise of certain warrants (the "Private Placement Warrants") held by two of the Selling Stockholders, (iii) 380,000 Shares held by Jonathan Fink; (iv) 190,000 Shares held by Brad Billik; (v) 200,000 Shares are issuable upon the exercise of a warrant held by Jonathan Fink (the "Fink Warrant"); and (vi) 100,000 Shares are issuable upon the exercise of a warrant held by Brad Billik (the "Billik Warrant"). The Series A Preferred Stock and the Private Placement Warrants were issued by the Company to the Selling Stockholders on April 7, 1998 in a private transaction (the "1998 Private Placement"). Jonathan Fink is the President and Brad Billik is an employee of Strategic Planning Consultants, Inc. See "Management -- Employment and Consulting Agreements."

     The number of Shares indicated as being issuable upon conversion of or otherwise with respect to the Series A Preferred Stock and the Private Placement Warrants sold in the 1998 Private Placement and offered hereby represents a good faith estimate of the number of shares of Common Stock that may be issued upon conversion of or otherwise with respect to the Series A Preferred Stock by reason of the floating rate conversion mechanism included in the Certificate of Designations, Preferences and Rights for the Series A Preferred Stock. The estimate is based on 200% of the number of shares of Common Stock issuable at a conversion price of $3.875 per share in accordance with Rule 416 ("Rule 416") of the Securities Act of 1933, as amended (the "Securities Act"). Pursuant to Rule 416, the number of shares of Common Stock underlying the Series A Preferred Stock and offered for sale hereby includes an indeterminate number of shares as may be issued or issuable upon conversion of or otherwise with respect to the Series A Preferred Stock by reason of the floating rate conversion price mechanism and other adjustment mechanisms described in the Certificate of Designations, Preferences and Rights of the Series A Preferred Stock (the "Certificate of Designations"), or by reason of any stock splits, stock dividends or similar transactions involving the Common Stock, in order to prevent dilution. Although the Company will receive the exercise price of any Warrants which are exercised, the Company will not receive any of the proceeds from the sale of the Shares by the Selling Stockholders. The expenses of registration of the Shares which may be offered hereby under the Securities Act will be paid by the Company.

     The Shares covered under the Registration Statement of which this Prospectus is a part may be offered for sale from time to time by or for the account of the Selling Stockholders, or their pledgees, donees, transferees or other successors in interest, in the open market, in the over the counter market on the electronic bulletin board (the "Bulletin Board") or on one or more exchanges on which the Shares are then listed, in privately negotiated transactions, in an underwritten offering, in a combination of such methods, or by any other legally available means, at market prices prevailing at the time of such sale, at prices related to such prevailing market prices, at negotiated prices or at fixed prices. The Shares are intended to be sold through one or more broker-dealers or directly to purchasers. Such broker-dealers may receive compensation in the form of discounts, concessions or commissions from the Selling Stockholders, their successors in interest and/or the purchasers of the Shares for whom such broker-dealers may act as agent or to whom they may sell as principal, or both (which compensation as to a particular broker-dealer may be in excess of customary commissions). The Selling Stockholders, their successors in interest and/or any broker-dealers acting in connection with the sale of the Shares hereunder may be deemed to be underwriters within the meaning of Section 2(11) of the Securities Act, and any commissions or other compensation received by them and any profits realized by them on the resale of the Shares as principals may be deemed underwriting compensation under the Securities Act. See "Selling Stockholders" and "Plan of Distribution."

                                  RISK FACTORS

     The securities offered hereby are speculative in nature and an investment in the Shares offered hereby involves a high degree of risk. In addition to the other information contained in this Prospectus, prospective investors should carefully consider the following risk factors in evaluating whether to purchase the Shares offered hereby.

     Accumulated Deficit; History of Operating Losses; Expectation of Future Losses. The Company has experienced significant operating losses since its inception. At June 30, 1998, the Company had an accumulated deficit of approximately $5,892,000. The Company incurred an operating loss of approximately $(388,000) for the fiscal year ended September 30, 1997, and has incurred an operating loss of approximately $(841,000) for the nine months ended June 30, 1998. Such losses have resulted principally from no revenues from operations and costs associated with the acquisition of the Company's technologies and general and administrative expenses. The Company has generated no revenues from operations and incurred increased losses to date and expects that it will continue to incur losses until such time, if ever, as revenues from product sales are sufficient to fund its continuing operations. The Company's profitability will depend on its ability to commercialize its waste management system. There can be no assurance that the Company will ever generate sufficient revenues to achieve profitability. See "Management's Discussion and Analysis or Plan of Operations."

     Development Stage Company. The Company is designated by its independent auditors as a development stage company in accordance with SFAS 7 "Accounting and Report by Development Stage Enterprises." Under this statement, a development stage company is an enterprise that is devoting substantially all of its time to establishing a new business and planned operations have not commenced. At this stage there is no assurance that the Company will be able to raise sufficient capital and develop a profitable market for its planned product.

     Capital Intensive Business; Need for Additional Financing. The Company's business is capital intensive. The proceeds of this offering will be received by the Selling Stockholders. While the Company may receive cash from the exercise of warrants held by the Selling Stockholders, there can be no assurance that the Company will derive any specific amount of proceeds from this offering. Developments in the Company's business and possible expansion into other markets could indicate that the Company should expand its business at a faster rate than that currently planned for. Moreover, there can be no assurance that the Company will not encounter unforeseen difficulties that may deplete its capital resources more rapidly than anticipated, which would require that the Company seek additional funds through equity, debt or other external financing. In any event, it is likely that the Company will attempt to raise additional capital to meet its obligations and to accelerate its growth. There can be no assurance that any additional capital resources which the Company may need will be available to the Company if and when required, or on terms that will be acceptable to the Company. If additional financing is required, or desired, the Company may be required to forgo a substantial interest in its future revenues or dilute the equity interests of existing stockholders, and a change in control of the Company may result. Further, if the Company is unable to obtain necessary financing, it may be required to significantly curtail its activities or cease operations. See "Management's Discussion and Analysis or Plan of Operations" and "Use of Proceeds."

     Limited Operating History; New Business; No Product Sales. The Company has a limited operating history and has not generated any revenues to date. There can be no assurance that the Company will be able to successfully market its waste management system, products and services. While attempting to commercialize its products, the Company will be subject to risks inherent in a new business. Such risks include unanticipated problems relating to environmental regulatory compliance, the competitive environment in which the Company operates and marketing problems, and additional costs and expenses that may exceed current estimates. There can be no assurance that, even after the expenditure of substantial funds and efforts, the Company will ever achieve or maintain a substantial level of sales of its products. The failure to successfully market its products and services will have a material adverse effect on the Company's financial condition, business and results of operations.

     Effect of Conversion of Preferred Stock and Exercise of Warrants. This Prospectus relates to the offer and sale from time to time of up to 2,820,000 shares of Common Stock of the Company, by the Selling Stockholders, or by their respective pledgees, donees, transferees or other successors in interest that receive such Shares as a gift, partnership distribution or other non-sale related transfer. Of the 2,820,000 Shares being offered hereby: (i) 1,650,000 Shares are issuable upon conversion of or otherwise with respect to 3,000 shares of the Company's Series A Preferred Stock, held by two of the Selling Stockholders; (ii) 300,000 Shares are issuable upon the exercise of certain warrants (the "Private Placement Warrants") held by two of the Selling Stockholders, (iii) 380,000 Shares held by Jonathan Fink; (iv) 190,000 Shares held by Brad Billik; (v) 200,000 Shares are issuable upon the exercise of a warrant held by Jonathan Fink (the "Fink Warrant"); and (vi) 100,000 Shares are issuable upon the exercise of a warrant held by Brad Billik (the "Billik Warrant"). The Series A Preferred Stock and the Private Placement Warrants were issued by the Company to the Selling Stockholders on April 7, 1998 in a private transaction (the "1998 Private Placement"). Jonathan Fink is the President and Brad Billik is an employee of Strategic Planning Consultants, Inc. See "Management -- Employment and Consulting Agreements."

     The number of Shares indicated as being issuable upon conversion of or otherwise with respect to the Series A Preferred Stock and the Private Placement Warrants sold in the 1998 Private Placement and offered hereby represents a good faith estimate of the number of shares of Common Stock that may be issued upon conversion of or otherwise with respect to the Series A Preferred Stock by reason of the floating rate conversion mechanism included in the Certificate of Designations, Preferences and Rights for the Series A Preferred Stock. The estimate is based on 200% of the number of shares of Common Stock issuable at a conversion price of $3.875 per share in accordance with Rule 416 ("Rule 416") of the Securities Act of 1933, as amended (the "Securities Act"). Pursuant to Rule 416, the number of shares of Common Stock underlying the Series A Preferred Stock and offered for sale hereby includes an indeterminate number of shares as may be issued or issuable upon conversion of or otherwise with respect to the Series A Preferred Stock by reason of the floating rate conversion price mechanism and other adjustment mechanisms described in the Certificate of Designations, or by reason of any stock splits, stock dividends or similar transactions involving the Common Stock, in order to prevent dilution. Although the Company will receive the exercise price of any warrants which are exercised, the Company will not receive any of the proceeds from the sale of the Shares by the Selling Stockholders. The expenses of registration of the Shares which may be offered hereby under the Securities Act will be paid by the Company.

     As noted above, the exact number of shares of Common Stock issuable upon conversion of the Series A Preferred Stock and exercise of the Private Placement Warrants cannot currently be determined but such issuances will vary inversely with the market price of the Common Stock. The current holders of Common Stock will be diluted by issuances of Common Stock upon conversion of the Series A Preferred Stock and exercise of the warrants being registered hereby, to an extent that depends on the future market price of the Common Stock, the Company complying with the terms of its agreements with the holders of the Series A Preferred Stock and the Private Placement Warrants and the timing of conversions of the Series A Preferred Stock and exercise of the Private Placement Warrants. The potential effects of such dilution on the existing stockholders of the Company include the significant diminution of the current stockholders' economic and voting interests in the Company. In addition, pursuant to the terms of the Series A Preferred Stock Purchase Agreement and the Certificate of Designations, which have been filed as exhibits to the Company's Registration Statement of which this Prospectus forms a part, and depending upon various factors as specified therein, the Company may be required to register additional shares of Common Stock to cover the conversion of the Series A Preferred Stock and exercise of the Private Placement Warrants. The registration and sale of such additional shares of Common Stock of the Company, or the prospect thereof, could have a material adverse affect on the market price of the Common Stock. See "Description of Capital Stock -- Series A Convertible Preferred Stock" and "Appendix A."

     The Shares covered under the Registration Statement of which this Prospectus is a part may be offered for sale from time to time by or for the account of the Selling Stockholders, or their pledgees, donees, transferees or other successors in interest, in the open market, in the over the counter market on the Bulletin Board or on one or more exchanges on which the Shares are then listed, in privately negotiated transactions, in an underwritten offering, in a combination of such methods, or by any other legally available means, at market prices prevailing at the time of such sale, at prices related to such prevailing market prices, at negotiated prices or at fixed prices. The Shares are intended to be sold through one or more broker-dealers or directly to purchasers. Such broker-dealers may receive compensation in the form of discounts, concessions or commissions from the Selling Stockholders, their successors in interest and/or the purchasers of the Shares for whom such broker-dealers may act as agent or to whom they may sell as principal, or both (which compensation as to a particular broker-dealer may be in excess of customary commissions). The Selling Stockholders, their successors in interest and/or any broker-dealers acting in connection with the sale of the Shares hereunder may be deemed to be underwriters within the meaning of Section 2(11) of the Securities Act, and any commissions or other compensation received by them and any profits realized by them on the resale of the Shares as principals may be deemed underwriting compensation under the Securities Act. See "Selling Stockholders" and "Plan of Distribution."

     Failure to Timely Obtain Registration of Securities. Pursuant to the Registration Rights Agreement by and between the Company and the holders of the Series A Preferred Stock and the Private Placement Warrants, if (i) the Company does not timely file a registration statement relating to the resale of such securities, or (ii) if the Company is unable to obtain the effectiveness of such registration statement within specified time periods, or (iii) if after a registration statement is declared effective sales of such securities cannot be effectuated (by reason of a stop order, the Company's failure to update such registration statement or any other reason outside the control of the holders of such securities), or (iv) the Common Stock is not listed or included for quotation on a national securities exchange, the NASDAQ market or the over the counter market, the Company will be obligated to make payments to the holders of such securities of an amount equal to the product of (x) the aggregate purchase price of the Series A Preferred Stock and the Private Placement Warrants multiplied by (y) two hundredths (.02) for each thirty day period (or portion thereof) after any applicable failure by the Company to comply with the time periods specified. Any such amounts shall be paid in cash or, at the option of the holders of such securities, in Common Stock at the Conversion Price (as defined in the Certificate of Designations) then in effect, which shares would also be required to be registered. There can be no assurance that the Company will have available the cash reserves to satisfy any such obligations or that such payments, if required, would not have a material adverse effect on the Company's financial position or ability to execute its growth plans.

     Uncertain Market Acceptance of the Company's Products. To date, the Company has had no sales of its waste management system. There can be no assurance that significant, or any, sales will occur or that the Company's waste management system will obtain broad, or even limited, market acceptance. The decision by a potential customer to utilize the Company's waste management system is, among other things, technical in nature, requiring the customer to make an evaluation as to whether changes in its capital equipment or operating procedures will be required in order to realize the performance benefits of the Company's products. There can be no assurance that potential customers will choose to change their equipment or established procedures or be willing to incur any necessary costs to make such changes or that the benefits derived from utilizing the Company's waste management system will outweigh the costs incurred to make such changes. Further, there can be no assurance that all customers will experience the performance and cost advantages expected by the Company. For example, a by-product of the Company's waste management system is the ability to convert the methane by-product into electricity. Such ability may be of little or no interest to consumers at a time when electricity is relatively inexpensive. If the Company is not successful in marketing its waste management system, its ability to generate revenues will be greatly diminished and the Company will be dependent on other future products and services that may be developed or otherwise obtained by the Company. There can be no assurance that the Company's waste management system will be successfully marketed or that future products and services will be developed or obtained.

     Development Risks. Environmental Products and Technologies is a development stage company. The Company has products in various stages of development, and no revenue has been recognized from the sale of its products. The Company has developed and plans to market new products and new applications of technology and, accordingly, is subject to risks associated with such ventures. To date, the Company has assembled one prototype waste management system. The probability of success of the Company must be considered in light of the expenses and delays frequently encountered in connection with the operation of a new business and the development of practical production techniques for new products.

     No Independent Certification as to the Effectiveness of the Company's Products. The Company has only recently completed development of its closed loop waste management system and has assembled one complete system. The Company intends to assemble three additional waste management systems within the next three to six months. The Company has not yet tested its waste management system under commercial circumstances. No assurance can be given that the Company's waste management system will perform as anticipated under commercial conditions or that substantial reengineering, redesign and/or redevelopment work will not be required for the Company's waste management system to operate as anticipated. Further, the Company has not submitted its waste management system to an independent laboratory for testing to ensure that its system is effective.

     Equipment Failure; Limited Engineering, Design and Construction Experience; Limited Manufacturing Experience. The Company has completed assembly of and operated since March 1, 1998 one waste management system. The Company commenced demonstrations to dairies on April 24, 1998. With the proceeds from the 1998 Private Placement (as hereinafter defined), the Company intends to manufacture three additional demonstration units of its waste management system. From time to time, the Company has experienced mechanical or technical difficulties with such waste management system which has required repairs and maintenance. Any such mechanical or technical difficulties with its systems in the future could result in an interruption in the Company's ability to manufacture and sell such systems. The failure of the Company to effect prompt repairs and otherwise keep its waste management systems operating at targeted capacities could have a material adverse effect on the business, financial condition and results of operations of the Company. The Company may experience problems associated with the manufacturing, assembling and engineering of additional waste management systems, including, without limitation, cost overruns, start-up delays and technical or mechanical problems. To date, the Company has engaged in only limited manufacturing and there can be no assurance that the Company's efforts to expand its manufacturing capabilities will not exceed estimated costs or take longer than expected, or that other unanticipated problems will not arise that would materially adversely affect the Company's business and prospects. See "Management's Discussion and Analysis or Plan of Operations" and "Business."

     Dependence on Major Subcontractors and Suppliers. The Company relies on subcontractors and suppliers to manufacture, subassemble and perform certain testing of all of the components of the Company's waste management system. The Company plans to outsource the manufacture of major components and complete final assembly and testing of its waste management systems at its customers operations. The inability to develop relationships with, or the loss of, subcontractors or suppliers, or the failure of its subcontractors or suppliers to meet the Company's price, quality, quantity and delivery requirements, could require the Company to reduce or eliminate expenditures for research and development, production or marketing of its products, or otherwise to curtail or discontinue its operations, which could have a material adverse effect on the Company's business, financial condition and results of operations. See
"Business -- Suppliers."

     Product Warranty. The Company intends to warrant its waste management systems to be free of defects in workmanship and materials for 90 days from installation at the location of the end user. There can be no assurance that the Company will not experience warranty claims or parts failure rates in excess of those which it has assumed in pricing its products and spare parts. Any such excess warranty claims or spare parts failure rates could have a material adverse effect on the Company's business, financial condition or results of operations. The Company currently has no experience with warranty claims relating to its products.

     Dependence on a Single Product Line. The Company anticipates that it will derive substantially all of its revenue in the foreseeable future from sales of its waste management systems, related consumables and spare parts. If the Company is unable to generate sufficient sales of its waste management systems due to market conditions, manufacturing difficulties or other reasons, it may not be able to continue its business. Similarly, if purchasers of its waste management systems were to continue utilizing current waste management practices, the Company's business, results of operations and financial condition could be materially adversely affected.

Dependence on a single product line makes the Company particularly vulnerable to the successful introduction of competitive products.

     No Product Liability Insurance. The Company could be subject to product liability claims in connection with the use of the products that it sells. There can be no assurance that the Company would have sufficient resources to satisfy any liability resulting from these claims or would be able to have its customers indemnify or insure the Company against such claims. The Company does not currently carry product liability insurance and there can be no assurance that such coverage, if obtainable, would be adequate in terms and scope to protect the Company against material adverse effects in the event of a successful product liability claim. Accordingly, any product liability claim brought against the Company could, and probably would, have a material adverse effect on the Company's business, financial condition and results of operations.

     Risks Inherent in International Operations. The Company intends to market its products and services internationally and plans to seek opportunities overseas, either independently or through joint ventures or other collaborative arrangements with strategic partners. To the extent that the Company operates its business overseas and/or sells its products in foreign markets, it will be subject to all of the risks inherent in international operations and transactions, including the burdens of complying with a wide variety of foreign laws and regulations, exposure to fluctuations in currency exchange rates and tariff regulations, potential economic instability and export license requirements. In addition, international environmental regulations and enforcement of such regulations vary by country and are subject to changes which may adversely affect the Company's operations. See "Business."

     Competition. The Company will directly and indirectly compete with other businesses, including businesses in the solid waste collection and disposal business. In many cases, these potential competitors are larger and more firmly established than the Company. In addition, many of such potential competitors have greater marketing and development budgets and greater capital resources than the Company. Accordingly, there can be no assurance that the Company will be able to achieve and maintain a competitive position in the businesses in which it will compete. See "Business -- Competition."

     Dependence on Patents and Proprietary Technology; Reliance on Licensed Technology. The Company's success will depend, in part, on its ability to maintain protection for its products and processes under United States and foreign patent laws, to preserve its trade secrets and to operate without infringing the proprietary rights of third parties. Currently, a portion of the Company's technology for its waste management system is licensed from third parties and the Company has not obtained indemnification from the licensors of such technology. Accordingly, if the technology licensed by such licensors to the Company infringes the rights of third parties, the Company could be held liable for damages to such third party and could not seek reimbursement from the licensor. The Company does not maintain any insurance to protect against such occurrence and, if such a claim were made against the Company it could have a material adverse effect on the Company's business, financial condition and results of operations. The Company does not possess any patents and does not have any applications pending. There can be no assurance that any patent applications, if applied for, will result in issued patents, that any issued patents will afford adequate protection to the Company or not be challenged, invalidated, infringed or circumvented or that any rights thereunder will afford competitive advantages to the Company. Furthermore, there can be no assurance that others have not independently developed, or will not independently develop, similar products and technologies or otherwise duplicate any of the Company's products and technologies.

     There can be no assurance that the validity of any patent issued to the Company or any licensor of technology to the Company would be upheld if challenged by others in litigation or that the Company's activities would not infringe patents owned by others. The Company could incur substantial costs in defending itself in suits brought against it, or in suits in which the Company seeks to enforce its patent and/or license rights against others. Should the Company's products or technologies be found to infringe patents issued to third parties, the Company would be required to cease the manufacture, use and sale of the Company's products and the Company could be required to pay substantial damages. In addition, the Company may be required to obtain licenses to patents or other proprietary rights of third parties in connection with the development and use of its products and technologies. No assurance can be given that any such licenses required would be made available on terms acceptable to the Company, or at all.

     The Company also relies on trade secrets and proprietary know-how, which it seeks to protect, in part, by confidentiality agreements with its employees, consultants, advisors and others. There can be no assurance that such parties will maintain the confidentiality of such trade secrets or proprietary information, or that the trade secrets or proprietary information of the Company will not otherwise become known or be independently developed by competitors in a manner that would have a material adverse effect on the Company's business, financial condition and results of operations. See "Business -- Intellectual Property."

     Dependence on Environmental Regulation. Federal, state and local environmental legislation and regulations mandate stringent waste management and operations practices, which require substantial capital expenditures and often impose strict liabilities for non-compliance. Environmental laws and regulations are, and will continue to be, a principal factor affecting demand for the technology and services being developed or offered by the Company. The level of enforcement activities by federal, state and local environmental protection and related agencies, and changes in regulations and waste generator compliance activities, will also affect demand. To the extent that the burdens of complying with such laws and regulations may be eased as a result of, among other things, political factors, or that producers of industrialized farm waste find alternative means to comply with applicable regulatory requirements, demand for the Company's products and services could be adversely affected, which could have a material adverse effect on the Company's business, financial condition and results of operations. Any changes in these regulations which increase compliance standards may require the Company to change or improve its operating procedures. To the extent the Company conducts its business overseas, international environmental regulations will be applicable. Such regulations vary by country and are subject to changes which may adversely affect the Company's operations. See "Business -- Environmental Matters."

     Regulatory Status of Operations. The Company and its customers operate in a highly regulated environment, and the Company's potential customers and/or the Company's products and services may be required to have various federal, state and/or local government permits and authorizations, registrations and/or exemptions. Any of these permits or approvals may be subject to denial, revocation or modification under various circumstances. Failure to comply with the conditions of such permits, approvals, registrations, authorizations or exemptions may adversely affect the installation or operation of the Company's waste management system and may subject the Company to federal, state or locally-imposed penalties. The Company's ability to satisfy the permitting requirements for a particular installation does not assure that permitting requirements for other installations will be satisfied. In addition, if new environmental legislation is enacted or current regulations are amended or are interpreted or enforced differently, the Company or its customers may be required to obtain additional operating permits, registrations, certifications, exemptions or approvals. There can be no assurance that the Company or its customers will meet all of the applicable regulatory requirements.

     Potential Environmental Liability. The Company's business exposes it to the risk that harmful substances may be released or escape into the environment from its processes or equipment, resulting in potential liability for the clean-up or remediation of the release and/or potential personal injury associated with the release. Liability for investigation and/or clean-up and corrective action costs exists under the Comprehensive Environmental Response, Compensation and Liability Act of 1980, as amended ("CERCLA"), the Resource Conservation and Recovery Act of 1976, as amended ("RCRA"), and corresponding state laws. Additionally, the Company is potentially subject to regulatory liability for the generation, transportation, treatment, storage or disposal of hazardous waste if it does not act in accordance with the requirements of federal or state hazardous waste regulations or facility specific regulatory determinations, authorizations or exemptions. The Company is also potentially subject to regulatory liability for releases into the air or water under the Clean Air Act of 1970, as amended, and the Federal Water Pollution Control Act of 1972, as amended (hereinafter the "Clean Water Act"), and analogous state laws and regulations and various other applicable federal or state laws and regulations if it does not comply with those requirements.

     Dependence on Key Management and Personnel. The Company is highly dependent upon the efforts of its senior management and, effective April 15, 1998, entered into a four-year employment agreement with Marvin Mears, the Company's President and Chief Executive officer. The Company does not possess any key-man life insurance on Mr. Mears but intends to apply for a $1 million key-man life insurance policy on him. No assurance can be given that the Company will be able to obtain such a policy or, if obtainable, that it will be on terms favorable to the Company. The Company is also dependent upon its other management personnel, as well as certain scientific advisors and consultants. The loss of the services of one or more of these individuals could have a material adverse effect upon the Company. The Company's future success will depend in large part upon its ability to attract and retain additional highly skilled scientific, managerial, manufacturing and marketing personnel. The Company faces competition for hiring such personnel from other companies, research and academic institutions, government agencies and other organizations. There can be no assurance that the Company will continue to be successful in attracting and retaining such personnel. See "Management."

     Prior Legal Actions Involving Chief Executive Officer and Principal Stockholders. On March 12, 1993, the United States District Court for the Central District of California permanently enjoined Mr. Marvin Mears, the President, Chief Executive Officer, Director and a major stockholder of the Company, from, among other things, future violations or aiding and abetting violations of the antifraud provisions of the Securities Act of 1933, as amended (the "1933 Act"), and the Securities Exchange Act of 1934 (the "1934 Act"), as amended. Further, Mr. Mears was permanently restrained and enjoined from making any untrue statement of a material fact in any registration statement, application, report, account, record or other document filed or transmitted pursuant to the Investment Company Act of 1940, or omitting to state therein any fact necessary in order to prevent the statements made therein, in light of the circumstances under which they were made, from being materially misleading in violation of the Investment Company Act of 1940. In addition, by order dated February 27, 1996, Mr. Mears, without admitting or denying any of the findings contained in an order issued by the Securities and Exchange Commission, consented to the entry of an Order Making Findings and Imposing Sanctions Pursuant to Section 9(b) of the Investment Company Act of 1940 whereby Mr. Mears agreed to be barred from association with any investment advisor or investment company. See "Management -- Executive Officers and Directors."

     In February 1993, the United States District Court for the Central District of California permanently enjoined Mr. Morris Lerner, a major stockholder of the Company and formerly an officer and director of the Company, from, among other things, future violations or aiding and abetting violations of the antifraud provisions of the 1933 Act and the 1934 Act. In addition, Mr. Lerner was permanently restrained and enjoined from making any untrue statement of a material fact in any registration statement, application, report, account, record or other document filed or transmitted pursuant to the Investment Company Act of 1940, or omitting to state therein any fact necessary in order to prevent the statements made therein, in light of the circumstances under which they were made, from being materially misleading in violation of the Investment Company Act of 1940.

     Control by Existing Management. The Company's executive officers and directors currently beneficially own approximately 45.74% of the outstanding shares of Common Stock. These persons, if acting in concert, will have significant voting power with respect to the election of directors and, in general, the outcome of any other matter submitted to a vote of stockholders. See "Principal Stockholders."

     Potential Adverse Effects of Preferred Stock. The Company's Certificate of Incorporation authorizes the issuance of shares of "blank check" preferred stock, which will have such designations, rights and preferences as may be determined from time to time by the Board of Directors. Accordingly, the Board of Directors is empowered, without stockholder approval, to issue preferred stock with dividend, liquidation, conversion, voting or other rights which could adversely affect the voting power or other rights of the holders of the Common Stock. The preferred stock could be utilized to discourage, delay or prevent a change in control of the Company. Although the Company has no present intention to issue any shares of preferred stock other than the shares of Series A Preferred Stock currently outstanding, there can be no assurance that the Company will not do so in the future. See "Description of Capital
Stock -- Preferred Stock."

     No Dividends. The Company has not paid any cash dividends on its Common Stock and does not expect to declare or pay any cash or other dividends in the foreseeable future. The Company intends to retain earnings, if any, to provide funds for the expansion of the Company's business. So long as any shares of Series A Convertible Preferred Stock are outstanding, the Company may not, without first obtaining the approval of the holders of 67% of the then outstanding shares of Series A Convertible Preferred Stock, redeem, declare or pay any dividend or distribution with respect to shares of Common Stock. See "Dividend Policy."

     Outstanding Warrants and Options; Exercise of Registration Rights. The Company has outstanding (i) warrants to purchase an aggregate of 300,000 shares of Common stock at an exercise price of $2.00 per share; (ii) the Private Placement Warrants to purchase 300,000 shares of Common Stock at an exercise price of $3.875 per share; and (iii) options to purchase an aggregate of 330,000 shares of Common Stock granted under the Company's 1996 Stock Option Plan at an exercise price of $.1875 per share. The Company has reserved an aggregate of 400,000 shares of Common Stock for issuance under its stock option plan as of the date of this Prospectus. Holders of such warrants and options are likely to exercise them when, in all likelihood, the Company could obtain additional capital on terms more favorable than those provided by such warrants and options. Further, while these warrants and options are outstanding, the Company's ability to obtain additional financing on favorable terms may be adversely affected.

     General Risks of Business. Any future success that the Company might enjoy will depend upon many factors, including factors which may be beyond the control of the Company or which cannot be predicted at this time. These factors may include technological advances or product obsolescence, increased levels of competition, including the entry of additional competitors and increased success by existing competitors, changes in general economic conditions, increases in operating costs including costs of supplies, personnel, and equipment, reduced margins caused by competitive pressures and other factors, and changes in governmental regulation imposed under federal, state or local laws.

     Risks Associated with Management of Potential Growth. The Company's growth is expected to place a significant strain on its managerial, operation, financial and information systems resources. To accommodate its current size and manage growth, the Company must continue to implement and improve its operational, financial and information systems, and expand, train and manage its employee base. Additionally, expansion of the Company's information and network systems is required to accommodate its growth. There can be no assurance that the Company will be able to effectively manage the expansion of its operations, or that the Company's facilities, systems, procedures or controls will be adequate to support the Company's operations. The inability of the company to manage effectively its future growth would have a material adverse effect on the Company's business, financial condition and results of operations. This problem may be exacerbated to the extent the Company continues to acquire additional technologies, as each such technology must then be integrated into the Company's operations and systems.

     Delaware Anti-Takeover Statute; Issuance of Preferred Stock; Barriers to Takeover. The Company is a Delaware corporation and thus, upon the consummation of the Offering will become subject to the prohibitions imposed by Section 203 of the Delaware General Corporation Law, which is generally viewed as an anti-takeover statute. In general, this statute will prohibit the Company, once public, from entering into certain business combinations without the approval of its Board of Directors and, as such, could prohibit or delay mergers or other attempted takeovers or changes in control with respect to the Company. Such provisions may discourage attempts to acquire the Company. In addition, the Company's authorized capital consists of 40,000,000 shares of capital stock of which 20,000,000 shares are designated as Common Stock and 20,000,000 shares are designated as preferred stock. The Board of Directors, without any action by the Company's stockholders, is authorized to designate and issue shares in such classes or series (including classes or series of preferred stock) as it deems appropriate and to establish the rights, preferences and privileges of such shares, including dividends, liquidation and voting rights. The rights of holders of preferred stock and other classes of Common Stock that may be issued may be superior to the rights granted to the holders of the existing classes of Common Stock. Further, the ability of the Board of Directors to designate and issue such undesignated shares could impede or deter an unsolicited tender offer or takeover proposal regarding the Company and the issuance of additional shares having preferential rights could adversely affect the voting power and other rights of holders of Common Stock. Issuance of preferred stock, which may be accomplished through a public offering or a private placement, may dilute the voting power of holders of Common Stock (such as by issuing preferred stock with super voting rights) and may render more difficult the removal of current management, even if such removal may be in the stockholders' best interests. Any such issuance of preferred stock could prevent the holders of Common Stock from realizing a premium on their shares. See "Description of Securities."

     Risks Associated with Forward-Looking Statements Included in this Prospectus. This Prospectus contains certain forward-looking statements regarding the plans and objectives of management for future operations. The forward-looking statements included herein are based on current expectations that involve numerous risks and uncertainties. The Company's plans and objectives are based, in part, on assumptions involving the Company's ability to successfully integrate the various technologies it has licensed, the Company's ability to market successfully its waste management system and insecticide products, increased governmental regulation of livestock and poultry operations and that there will be no unanticipated material adverse change in the Company's business. Assumptions relating to the foregoing, among others, involve judgments with respect to, among other things, future economic, competitive, regulatory and market conditions and future business decisions, all of which are difficult or impossible to predict accurately and many of which are beyond the control of the Company. Although the Company believes that its assumptions underlying the forward-looking statements are reasonable, any of the assumptions could prove inaccurate and, therefore, there can be no assurance that the forward-looking statements included in this Prospectus will prove to be accurate. In light of the significant uncertainties inherent in the forward-looking statements included herein, particularly in view of the Company's early stage operations, the inclusion of such information should not be regarded as a representation by the Company or any other person that the objectives and plans of the Company will be achieved.

     Limited Market for the Common Stock. The Company's Common Stock is traded on the OTC Bulletin Board, but is not listed on any stock exchange or on NASDAQ. Trading volume in the Common Stock has fluctuated considerably in the recent past. The Company has filed for the registration of the entire class of its Common Stock under Section 12(g) of the Securities Exchange Act of 1934, as amended (the "Exchange Act" ), in order to make the Company a "reporting company" in that it will be required to file all of the reports, proxy statements and other information required to be filed with the Securities and Exchange Commission (the "Commission") under the Exchange Act. In this regard, the Company will be a "reporting Company" concurrently with the declaration of the effectiveness the Registration Statement of which this Prospectus is a part.

     Possible Volatility of Stock Prices; Penny Stock Rules. The over-the-counter markets for securities such as the Company's Common Stock historically have experienced extreme price and volume fluctuations during certain periods. These broad market fluctuations and other factors, such as new product developments and general trends in the investment markets, as well as general economic conditions and quarterly variations in the Company's results of operations, may adversely affect the market price of the Company's Common Stock. Moreover, unless and until it is approved for quotation on NASDAQ, the Company's Common Stock could become subject to rules adopted by the Commission regulating broker-dealer practices in connection with transactions in "penny stocks." Penny stocks generally are equity securities with a price of less than $5.00 (other than securities registered on certain national securities exchanges or quoted on NASDAQ, provided that current price and volume information with respect to transactions in such securities is provided by the exchange or the NASDAQ system). Unless an exemption from the definition of a "penny stock" were available, any broker engaging in a transaction in the Company's Common Stock would be required to provide any customer with a risk disclosure document, disclosure of market conditions, if any, disclosure of the compensation of the broker-dealer and its salesperson in the transaction, and monthly accounts showing the market values of the Company's Common Stock held in the customer's account. The bid and offer quotation and compensation information must be provided prior to effecting the transaction and must be contained on the customer's confirmation. It may be anticipated that a number of brokers may be unwilling to engage in transactions in the Company's Common Stock because of the need to comply with the "penny stock" rules, thereby making it more difficult for purchasers of Common Stock offered hereby to dispose of their shares.

The Company's Common Stock is covered by a Securities and Exchange Commission rule that imposes additional sales practice requirements on broker-dealers who sell such securities to persons other than established customers and accredited investors (generally institutions with assets in excess of $5,000,000 or individuals with net worth in excess of $1,000,000 or annual income exceeding $200,000 or $300,000 jointly with their spouse). For transactions covered by the rule, the broker-dealer must make a special suitability determination for the purchaser and receive the purchaser's written agreement to the transaction prior to the sale. Consequently, the rule may affect the ability of broker-dealers to sell the Company's securities and also may affect the ability of purchasers in this offering to sell their shares in the secondary market.

                                DIVIDEND POLICY

     The Company has not paid any cash dividends on its Common Stock and does not expect to declare or pay any cash or other dividends in the foreseeable future. The Company intends to retain earnings, if any, to provide funds for the expansion of the Company's business. See "Risk Factors -- Dividend Policy."

                                USE OF PROCEEDS

     The Company will not receive the proceeds of sales of shares by the Selling Stockholders. However, if the Selling Stockholders who hold Warrants determine to exercise their Warrants in order to sell shares hereunder, the Company will receive the proceeds of the exercise of the Warrants. If all of the Warrants were exercised, the Company would receive net proceeds of $1,762,500. The Company plans to use any such net proceeds for advertising and marketing and as working capital. The amounts actually expended for each such use, if any, are at the discretion of the Company and may vary significantly depending upon a number of factors, including the amount of such proceeds, future revenue growth and the amount of cash generated by the Company's operations. To the extent such proceeds are not utilized immediately, they will be invested in United States government or governmental agency securities or short-term insured certificates of deposit.

           MANAGEMENT'S DISCUSSION AND ANALYSIS OR PLAN OF OPERATIONS

     The Company was incorporated in 1983 as CCRS, III, Inc. In 1989, the Company changed its name to Central Corporate Reports Services, Inc., merged with Information Bureau Inc. and operated in the financial public relations business until March 1990 when the Company became inactive. In 1990 the Company changed its name to Combined Assets, Inc. and in 1991 changed its name to ACP International, Inc. and in 1994 changed its name back to Combined Assets, Inc. In January 1995, the Company's name was changed to Environmental Products & Technologies Corporation.

     At the end of 1995, the Company commenced development of a waste management system to control odors and solid stream waste in the farming industry. In addition, the Company is developing organic based insecticides for agricultural, commercial and residential use.

     The Company is currently in the development stage of operations and, to this time, has devoted its time to raising capital, product and supplier development and marketing future products. No products have been assembled, manufactured or marketed at this time, except that the Company has assembled one prototype closed loop waste management system for demonstration purposes and three prototype systems for operation by various universities.

     The Company has projected expenses of $1,800,000 through June 1999. The Company currently has approximately $2,330,000 of cash and cash equivalents and accordingly, even if the Company were to generate no revenues through June 1999, the Company would not need to seek additional financing to satisfy its cash requirements. The Company intends to continue its research and development activities during the next twelve months.

     The Company intends to continue product development with the test of three full-scale systems to be operated at Utah State University, Cal Poly-Pomona and Washington State University. The portable units will be employed for continued demonstrations and sales activity. The goal of such tests is to refine the process from a batch load to a continuous feed system. At the same time the development of an input/feed conveyor system and a variable discharge rate screw mechanism to load and unload the bioreactor needs to be completed. In addition, a solids waste process will also need to be developed.

RESULTS OF OPERATIONS

     NINE MONTHS ENDED JUNE 30, 1998 COMPARED TO NINE MONTHS ENDED JUNE 30, 1997

     The Company recognized no revenue for the nine months ended June 30, 1998 (the "1998 Period") and for the nine months ended June 30, 1997 (the "1997 Period"). During each of the 1997 and 1998 Periods, the Company's efforts were directed at researching, designing, developing and testing its closed loop waste management system.

     Research and development expenses primarily consist of the cost of personnel and equipment needed to conduct the Company's research and development efforts. Research and development expenses for the 1998 Period increased $287,660, or approximately 850%, to $321,490 from $33,830 for the 1997 Period.
This increase in research and development expenses reflects additional expenses associated with the design, development and testing of prototype systems, the increase in personnel and purchase of components for the Company's currently operating prototype waste management systems.

     General and administrative expenses primarily consist of general and administrative costs related to the salaries of the Company's administrative personnel and associated costs. General and administrative expenses for the 1998 Period increased by $327,543, or approximately 152%, to $543,025 from $215,482 for the 1997 Period.

     FISCAL YEAR ENDED SEPTEMBER 30, 1997 COMPARED TO FISCAL YEAR ENDED SEPTEMBER 30, 1996

     The Company generated no revenue for the fiscal year ended September 30, 1997 ("Fiscal 1997") and for the fiscal year ended September 30, 1996 ("Fiscal 1996").

     Research and development expenses for Fiscal 1997 increased by $69,238, to $69,238 from -0- for Fiscal 1996. This increase in research and development expenses for Fiscal 1997 reflects expenses associated with the research, design and development of the Company's closed loop waste management system.

     General and administrative expenses for Fiscal 1997 increased by $44,035, or approximately 16%, to $319,144 from $275,109 for Fiscal 1996. This increase in general and administrative expenses was primarily the result of increased salaries and rental expense which was partially offset by decreased consulting and other expenses.

     Interest expense for Fiscal 1997 was $18,310 compared to -0- for Fiscal 1996. Interest expense for Fiscal 1997 related to the note payable to Ronald Knudsen, formerly the Director of Product Development of the Company.

LIQUIDITY AND CAPITAL RESOURCES

     The Company's primary capital needs have been to fund the design and development of its prototype closed loop waste management system. The Company's primary sources of liquidity have been private placements of equity and debt securities and loans from officers/stockholders on an as needed basis.

     Between October and December 1995, the Company sold 100,000 shares of Common Stock for an aggregate of $10,000, or $.10 per share. Between January and March 1996, the Company sold 400,000 shares of Common Stock for an aggregate of $189,650, or approximately $.47 per share. Between April and June 1996, the Company sold 40,000 shares of Common Stock for an aggregate of $35,000, or $.87 per share. Between July and September 1996, the Company sold 480,000 shares of Common Stock for an aggregate of $149,200, or approximately $.31 per share. Between June and September 1997, the Company sold 550,000 shares of Common Stock for an aggregate of $337,925, or approximately $.614 per share. The figures in this paragraph do not give effect to the two-for-one forward stock split that was effected by the Company in May 1998.

     In April 1998, the Company sold 3,000 shares of Series A Preferred Stock together with warrants (the "Private Placement Warrants") to purchase 300,000 shares of Common Stock (the "1998 Private Placement") for gross proceeds of $3,000,000. The net proceeds to the Company of approximately $2,675,000 will be used for continued research and development, working capital and general corporate purposes. The Private Placement Warrants have an initial exercise price of $3.875 per share. Private Placement Warrants expire on March 31, 2003. The Private Placement Warrants contain provisions for the adjustment of the exercise price and the aggregate number of shares issuable upon exercise under certain circumstances, including without limitation, stock dividends, stock splits, reorganizations, reclassifications, consolidations, certain dilutive sales of securities for which the Private Placement Warrants are exercisable below the then existing Market Price (as defined) and failure to maintain a sufficient number of authorized shares of Common Stock for issuance and delivery upon exercise of the Private Placement Warrants. See "Description of Securities -- Preferred Stock" and "-- Warrants."

     The Company also has commitments under (i) an employment agreement with Marvin Mears, the Company's President and Chief Executive Officer, (ii) a consulting agreement with Strategic Planning Consultants, Inc., a consultant to the Company and (iii) a note payable to Donald Knudson, formerly a Manager of Product Development of the Company. See "Management -- Employment and Consulting Agreements" and "Certain Transactions."

     Based on its current operating plan, the Company anticipates that additional financing will be required to finance its operations and capital expenditures. The Company's currently anticipated levels of revenues and cash flow are subject to many uncertainties and cannot be assured. Further, the Company's business plan may change, or unforseen events may occur, requiring the Company to raise additional funds. The amount of funds required by the Company will depend upon many factors, including without limitation, the extent and timing of sales of the Company's waste management system, future product costs, the timing and costs associated with the establishment and/or expansion, as appropriate, of the Company's manufacturing, development, engineering and customer support capabilities, the timing and cost of the Company's product development and enhancement activities and the Company's operating results. Until the Company generates cash flow from operations which will be sufficient to satisfy its cash requirements, the Company will need to seek alternative means for financing its operations and capital expenditures and/or postpone or eliminate certain investments or expenditures. Potential alternative means for financing may include leasing capital equipment, obtaining a line of credit, or obtaining additional debt or equity financing. There can be no assurance that, if and when needed, additional financing will be available, or available on acceptable terms. The inability to obtain additional financing or generate sufficient cash from operations could require the Company to reduce or eliminate expenditures for capital equipment, research and development, production or marketing of its product, or otherwise curtail or discontinue its operations, which could have a material adverse effect on the Company's business, financial condition and results of operations. Furthermore, if the Company raises funds through the sale of additional equity securities, the Common Stock offered hereby may be further diluted.

INFLATION

     Although certain of the Company's expenses increase with general inflation in the economy, inflation has not had a material impact on the Company's financial results to date.

                            SELECTED FINANCIAL DATA

     The data set forth below is qualified by reference to, and should be read in conjunction with, the financial statements of the Company and related notes thereto and "Management's Discussion and Analysis or Plan of Operations" included elsewhere in this Prospectus. The following selected financial data of the Company for the fiscal years ended September 30, 1997 and 1996 are derived from the financial statements of the Company audited by Clumeck, Stern, Phillips & Schenkelberg, independent accountants. The balance sheets at September 30, 1997 and 1996 and the related consolidated statements of operations, shareholders' equity (deficit) and cash flows for the fiscal years ended September 30, 1997 and 1996, respectively, and notes thereto are included elsewhere in this Prospectus. The selected financial data as of June 30, 1998 and 1997, and for the nine-month periods ended June 30, 1998 and 1997 have been derived from the Company's unaudited financial statements which, in the opinion of management, reflect all adjustments, which are of a normal recurring nature, necessary for a fair presentation of the results of operations for such periods. The results of the interim periods are not necessarily indicative of the results of a full year.

STATEMENT OF OPERATIONS
(IN THOUSANDS, EXCEPT PER SHARE DATA AND WEIGHTED AVERAGE OUTSTANDING SHARES):

                                            FISCAL YEARS ENDED             NINE MONTHS ENDED
                                              SEPTEMBER 30,                     JUNE 30,
                                          ----------------------    --------------------------------
                                            1996         1997            1997              1998
                                          ---------    ---------    --------------    --------------
                                                                     (UNAUDITED)       (UNAUDITED)
Net Sales...............................  $     -0-    $     -0-      $      -0-        $     -0-
Gross profit (loss).....................        -0-          -0-             -0-              -0-
Loss from operations....................       (275)        (388)           (249)            (865)
Net Loss................................       (274)        (404)           (262)            (841)
Net loss per common share...............      (0.04)       (0.06)           (.04)            (.51)
Weighted average common shares
  outstanding...........................  6,156,132    7,182,690       7,213,426        8,129,370

BALANCE SHEET DATA (IN THOUSANDS):

                                                   SEPTEMBER 30,               JUNE 30,
                                                 ------------------      --------------------
                                                 1996        1997         1997         1998
                                                 -----      -------      -------      -------
                                                                         (UNAUDITED)  (UNAUDITED)
Total assets...................................  $ 273      $   312      $    59      $ 2,567
Total liabilities..............................  $ 149      $   223      $   185      $   254
Accumulated deficit............................  $(969)     $(1,405)     $(1,232)     $(5,892)

                          PRICE RANGE OF COMMON STOCK

     The Company's Common Stock is traded on the OTC Bulletin Board under the symbol EPTC. The following table sets forth the range of high and low bid quotation per share for the Common Stock as reported by the OTC Bulletin Board during the calendar years indicated. The bid price reflects inter-dealer prices and does not include retail mark-up, markdown, or commission. The Company effected a 2 for 1 forward stock split that became effective on May 12, 1998. The following table does not give effect to such stock split except as indicated.

                                                               HIGH       LOW
                                                              -------    ------
1996
  Third Quarter.............................................  $ 5.50     $    2.00
  Fourth Quarter............................................    5.00          1.125
1997
  First Quarter.............................................    4.25          1.875
  Second Quarter............................................    2.125         0.563
  Third Quarter.............................................    3.188         0.625
  Fourth Quarter............................................    4.188         1.000
1998
  First Quarter.............................................   10.375         2.313
  Second Quarter............................................   13.000         7.625
  Second Quarter (after May 11, 1998).......................    9.125         7.250
  Third Quarter.............................................    7.563         5.000

     The Company has never declared or paid a cash dividend on its Common Stock and does not expect to pay any cash dividends in the foreseeable future. So long as any shares of Series A Convertible Preferred Stock are outstanding, the Company may not, without first obtaining the approval of the holders of 67% of the then outstanding shares of Series A Convertible Preferred Stock, redeem, declare or pay any dividend or make any distribution with respect to shares of Common Stock.

                                    BUSINESS

GENERAL

     Environmental Products and Technologies Corporation was established to solve environmental problems regarding the safe disposal of waste created by large livestock, hog, poultry and other similar operations. The Company has developed a system that converts animal wastes into commercial quantities of a pathogen-free, nutrient-rich, soil-building medium.

     Over the past few years, there has been an increasing concern regarding the potential for animal waste pollution from intensive livestock and poultry operations. The concentration of animal waste from larger and larger operations have lead to more complaints about odor, greater challenges for animal waste management and a growing public opinion that more environmental protections are needed.

     Nationwide, 130 times more animal waste is produced than human waste -- 5 tons for every United States citizen -- with some livestock and poultry operations producing as much waste as a town or even a city! As animals become increasingly concentrated in certain regions of the country and on larger operations, there is not always enough fallow land to use all of the manure as fertilizer. These increasing concentrations of manure mean that the risk of water pollution from waste spills, runoff from fields and leakage from storage facilities is also increasing.

     Currently, Federal regulations do not address the handling, storage, land application or disposal of manure. The Inspector General of the Environmental Protection Agency (the "EPA") recently reported that "Federal regulations inadequately protect water quality from animal waste."

     To respond to these problems, Senator Tom Harkin recently introduced the Animal Agriculture Reform Act in the United States Senate, as the first bill of its kind introduced in Congress, to serve as a national approach to animal waste problems. This bill would set environmental standards for animal waste handling by large livestock and poultry operations, and require those operations to follow waste management plans approved by the United States Department of Agriculture.

     To address these problems the Company has developed its closed loop waste management system. This system is comprised of four basic components: a waste separator, an anaerobic digester, a bio-reactor and a co-generation system.

     The Company currently has one prototype waste management system and intends to develop three additional systems within the next three to six months. With these systems, the Company expects to test its systems in, among other places, Chino, California with the assistance of a professor from the California State University at Pomona ("Cal Poly Pomona"), Logan, Utah with the assistance of Utah State University and Pullman, Washington with the assistance of Washington State University. The Company does not currently have any agreements with any of the above mentioned universities and, although the Company is currently in discussions with each such university and believes that an oral understanding has been reached with each such university to participate in tests of the Company's waste management system, no assurance can be given as to whether the oral understanding will lead to a binding agreement for any of such universities to participate in the testing of the Company's waste management systems. In August 1998, the Company commenced tests of two of its waste management systems, with one system being tested at Utah State University and the other system being tested at Cal Poly Pomona. The Company expects that the pilot systems will run for approximately three to six months.

BACKGROUND

     In November 1994, the Company became involved in odor control and animal factories producing food for human consumption. In the hog industry in North Carolina, certain farmers were involved in court proceedings over odor control threatening closure of their farms. The Company succeeded in demonstrating to the court, the plaintiffs, and the defendants in the court actions, that an odor solution existed. The Company came to conclude, however, that farmers that were not engaged in legal proceedings, would not spend money to solve their odor problems.

     The Company then realized that the real problem was bigger than just odor control. It was the animal waste. The Company set its sights on the bigger problem. The resulting focus led to the development of the Company's current products and methods of waste management.

     Currently, the Company has developed a closed-loop waste management system that addresses all areas of waste management in a wide variety of animal and vegetable food production waste problems, including odor control. This system is comprised of four parts, starting with a Separator that separates solids from liquids. Solids are processed in an Aerobic Bioreactor tank that eliminates extent pathogens and converts the waste to a non-toxic, nutrient-rich soil amendment. Liquids are processed in an Anaerobic Digester, a series of tanks where methane is drawn off and the liquids filtered of heavy metals and further processed for reuse as wash water. In the fourth part, the Cogeneration System, methane combines with diesel fuel in a dual-fuel engine that drives a generator to provide electrical power to the facilities.

     The first full system installation is at the University of Utah, in Logan, to provide quantitative and qualitative data to support sales and further research.

TYPICAL ANIMAL WASTE MANAGEMENT PRACTICES

     Animal waste mainly consists of manure and urine from cows, hogs, chickens, turkeys, mink and other animals that are raised for food or other purposes. These materials are potential sources of crop nutrients, but also can pose environmental threats.

     The composition of animal waste depends on both the kind of animal and the way the waste is handled. For example, poultry operations typically produce dry litter with about 15% to 25% moisture content, that may be mixed with straw or another dry material for easier handling. The removed litter is stacked or stored in metal or wooden structures or on the ground on a temporary basis.

     Hogs and cattle generate a manure that is more liquid and typically water is used to flush the manure out of the barns and into storage facilities. The resulting "slurry" is up to 97% liquid, and most commonly stored in earthen lagoons. An alternative storage method now being adopted more widely is the "slurry tank," which offers a greater level of structural stability and environmental protection.

     In the lagoons or tanks, many of the solids settle into a sludge at the bottom. A farmer who utilizes the animal waste for nutrients pumps the liquid out for nutrients or irrigation and may agitate the sludge at pumping time to capture the nutrients that otherwise would remain behind.

     The problem with these methods is that as the number of animals raised has increased and the amount of land utilized has decreased, there is an insufficient amount of fallow land available for the farmer to utilize the waste produced by the animals. Accordingly, the animal waste is building up on the farm causing various health hazards such as run-off and leaching. Further, manure cannot be spread on land when a crop is growing.

THE ENVIRONMENTAL PRODUCTS & TECHNOLOGIES SOLUTION

     The Company has developed a closed loop waste management system to provide for the safe disposal of waste created by large livestock, poultry, hog and other similar operations. In addition, the Company's waste management system converts animal wastes into commercial quantities of a pathogen-free, nutrient-rich, soil-building medium. Further, if the Company's co-generation product is utilized, the Company is able to take the methane that is produced by the Company's system and use it for producing energy for the farmer's property. The Company's closed loop waste management system consists of the following:

     The Waste Separator. The purpose of the waste separator is to pump all of the effluent into the waste separator which then catches all of the solids, takes them up through a set of rollers and basically squeezes the moisture out of the solids. The moisture then goes through a belt and goes into a large tank at the bottom where the moisture is then pumped into the anaerobic digester. The solids go into the bio-reactor.

     The Anaerobic Digester. The anaerobic digester is sized to eliminate the lagoon. The anaerobic digester can handle from anywhere between 10,000 and 30,000 gallons of fluid. The anaerobic digester is made out of fiberglass and, in its typical configuration, is about eight feet in diameter and 42 feet long for a tank that can hold up to 30,000 gallons of effluent. In that tank, the Company has isolated a set of proprietary enzymes which excite off the methane. The methane is then captured and pulled off the tank and used to run an engine which is able to produce electricity which the farmer can use in his or her operations.

     The anaerobic digester handles all of the fluids. From that methane is excited off which runs the co-generation system. It goes through a series of three tanks and in the last tank the liquid is processed. Finally, the liquid is put through a filter system from which non-potable, re-useable, re-cyclable water is available for use for irrigation and/or for washing and flushing and using again to clean out the barns and wash the animals and basically used without having to repump or use fresh water.

     In the first tank, any solids that are not consumed by the enzymes basically settle to the bottom of the tank. On a regular interval, the solids that have settled at the bottom of the tank are flushed into the bio-reactor.

     In the second set of tanks, all of the solids are settled out. In the third tank, the clarifier, the water is filtered and then reused.

     The Enzymes. The Company employs enzymes for the purpose of exciting the methane from the animal waste in the anaerobic digester. The Company has tested this methane producing technology with its enzymes. According to the Company, the enzymes work best in temperatures ranging from 90 degrees to 105 degrees F.

     The Technology. The Company relies, among other things, on technology that was designed by Lifeline Enterprises L.L.C., a Utah limited liability company ("Lifeline"). Pursuant to a restated letter of understanding dated May 18, 1998, Lifeline agreed to transfer to the Company all rights, title and interest in and to the anaerobic digester, the bio-reactor and the biologicals used therewith. Patents are currently pending on the co-generation technology and the bio-reactor. There can be no assurance that a patent will be issued on either the co-generation technology or the bio-reactor, that such products do not or will not infringe on the intellectual property rights of others or that if a patent is issued that it will not be invalidated later. In consideration for this transfer, the Company issued 100,000 shares of Common Stock to Lifeline and has agreed to issue an additional 50,000 shares of Common Stock upon assignment to the Company of all patents to the bio-reactor. In addition, the Company has agreed to issue to Lifeline an aggregate of 320,000 shares of Common Stock, payable 80,000 shares on each of October 15, 1999, 2000, 2001 and 2002. Gary Roberts, Linda Roberts and Bob Crouch are principals of Lifeline and Gary Roberts and Bob Crouch are employees of the Company.

     The Bio-reactor. Finally, the bio-reactor takes all of the solids. The bio-reactor is basically a steel vessel that will be sized to the requirements of the particular application. The tank is rotated and the Company's biologicals, including enzymes, are introduced into the tank through a computer controlled process. The purpose of this process is to compost the solid materials and at the end of the process, the Company is left with useable soil, which it intends to use for compost. The Company then intends to add biologicals and fungi based upon established formulae for various groups of vegetable, fruits, and vines and sell the compost to end users. By way of comparison, the process that the Company is using is, basically, an acceleration of the process utilized by nature. For example, windrow composting generally takes between 90 to 100 days, whereas the Company produces a stable product in less than one week.

THE COMPANY'S STRATEGY

     The Company's strategy is to enter into agreements with various universities located in the states of California, Utah and Washington in order to verify the utility of the Company's waste management system. The Company is engaging in discussions with professors at Utah State University, Cal Poly-Pomona, and Washington State University. The purpose of these placements is to obtain third-party data that can be used by the Company to verify its preliminary testing and, eventually, in its marketing endeavors. The Company intends to use various vegetable crop residuals and dairy solids in the testing program.

     Pursuant to preliminary discussions with Utah State University, the Company intends to place one of its waste management systems at Utah State University. The Company believes that Utah State University is an ideal testing grounds for its waste management system because Utah State University owns a dairy of 225 cows. Utah State University utilizes these cattle for manufacturing and processing its own milk and cheese for use on campus and for sale at retail. It is the Company's intention to make arrangements with a professor at Utah State University, to operate one of its waste management systems. From this, the Company expects to publish test data by October 1998. There can be no assurance that the Company will be successful in completing arrangements with Utah State University, or if successful, that the data developed from this test will be favorable to the Company or of sufficient quality for use by the Company to verify the utility of its system or in its marketing endeavors.

     In addition, the Company is in the process of making arrangements to test its waste management system at a dairy located in Chino, California and to have graduate students from Cal Poly-Pomona operate the system and compile data for use by the Company. The Company believes that Chino, California provides a perfect environment for testing its waste management system. According to the Company, there are approximately 274 dairies located within a five square mile area in Chino. There are approximately 300,000 dairy cows located in the Chino, California area, comprising the largest concentration of cows in the United States. There can be no assurance that the Company will be successful in completing negotiations for placing its waste management system in Chino, California.

SUPPLIERS

     It is the Company's intention not to manufacture on its own any of the components necessary to produce its waste management system. The Company intends to utilize third party suppliers to provide the products necessary to complete its waste management systems. While the Company believes that there are a variety of suppliers for most of the components that will comprise its waste management system, there are certain components of the waste management system that will only be available from one or possibly two suppliers. In this regard, the Company will be reliant on Lifeline for the co-generation technology, Vineyard Technologies for the dual fuel engine, and RBR Technologies and Fan Systems, Inc. for the waste separator. The Company does not have any agreements or arrangements with any of the above-mentioned companies to provide the Company with the products that the Company will need to assemble a full waste management system. However, the Company believes that it will be able to purchase the products that it needs from each of these companies. There can be no assurance, however, that the Company will be able to purchase the components from the above-mentioned companies, or if it is able to purchase such components, that it will be able to do so on terms that are satisfactory to the Company.

ASSEMBLY

     The Company currently contemplates that once it has proven the utility of its waste management system that it will contract with the various suppliers of the constituent components of the waste management system to deliver them (i.e., dropship) to sites specified by the Company. The Company will then provide for the assembly of the components into the waste management system for use at the specified location. There can be no assurance that the Company will be successful in coordinating the various deliveries of the component parts of its waste management system, or that it will be successful in assembling the component parts in the field, as currently contemplated.

COMPETITION

     The Company will directly and indirectly compete with other businesses, including businesses in the solid waste collection and disposal business, including Bion Environmental Technologies, Inc. and Thermo Tech Technologies Inc., both of which companies engage in organic waste conversion. In many cases, these potential competitors are larger and more firmly established than the Company. In addition, many of such potential competitors have greater marketing and development budgets and greater capital resources than the Company. Accordingly, there can be no assurance that the Company will be able to achieve and maintain a competitive position in the businesses in which it will compete. See "Risk Factors -- Competition."

INTELLECTUAL PROPERTY

     The Company's success will depend, in part, on its ability to maintain protection for its products and processes under United States and foreign patent laws, to preserve its trade secrets and to operate without infringing the proprietary rights of third parties. Currently, a portion of the Company's technology for its waste management system is licensed from third parties and the Company has not obtained indemnification from the licensors of such technology. Accordingly, if the technology licensed by such licensors to the Company infringes the rights of third parties, the Company could be held liable for damages to such third party and could not seek reimbursement from the licensor. The Company does not maintain any insurance to protect against such occurrence and, if such a claim were made against the Company it could have a material adverse effect on the Company's business, financial condition and results of operations. The Company does not possess any patents and does not have any applications pending. There can be no assurance that any patent applications, if applied for, will result in issued patents, that any issued patents will afford adequate protection to the Company or not be challenged, invalidated, infringed or circumvented or that any rights thereunder will afford competitive advantages to the Company. Furthermore, there can be no assurance that others have not independently developed, or will not independently develop, similar products and technologies or otherwise duplicate any of the Company's products and technologies.

     There can be no assurance that the validity of any patent issued to the Company or any licensor of technology to the Company would be upheld if challenged by others in litigation or that the Company's activities would not infringe patents owned by others. The Company could incur substantial costs in defending itself in suits brought against it, or in suits in which the Company seeks to enforce its patent and/or license rights against others. Should the Company's products or technologies be found to infringe patents issued to third parties, the Company would be required to cease the manufacture, use and sale of the Company's products and the Company could be required to pay substantial damages. In addition, the Company may be required to obtain licenses to patents or other proprietary rights of third parties in connection with the development and use of its products and technologies. No assurance can be given that any such licenses required would be made available on terms acceptable to the Company, or at all.

     The Company also relies on trade secrets and proprietary know-how, which it seeks to protect, in part, by confidentiality agreements with its employees, consultants, advisors and others. There can be no assurance that such parties will maintain the confidentiality of such trade secrets or proprietary information, or that the trade secrets or proprietary information of the Company will not otherwise become known or be independently developed by competitors in a manner that would have a material adverse effect on the Company's business, financial condition and results of operations. See "Risk Factors -- Dependence on Patents and Proprietary Technology; Reliance on Licensed Technology."

ENVIRONMENTAL MATTERS

     Federal, state and local environmental legislation and regulations mandate stringent waste management and operations practices, which require substantial capital expenditures and often impose strict liabilities for non-compliance. Environmental laws and regulations are, and will continue to be, a principal factor affecting demand for the technology and services being developed or offered by the Company. The level of enforcement activities by federal, state and local environmental protection and related agencies, and changes in regulations and waste generator compliance activities, will also affect demand. To the extent that the burdens of complying with such laws and regulations may be eased as a result of, among other things, political factors, or that producers of industrialized farm waste find alternative means to comply with applicable regulatory requirements, demand for the Company's products and services could be adversely affected, which could have a material adverse effect on the Company's business, financial condition and results of operations. Any changes in these regulations which increase compliance standards may require the Company to change or improve its operating procedures. To the extent the Company conducts its business overseas, international environmental regulations will be applicable. Such regulations vary by country and are subject to changes which may adversely affect the Company's operations.

     The Company and its customers operate in a highly regulated environment, and the Company's potential customers and/or the Company's products and services may be required to have various federal, state and/or local government permits and authorizations, registrations and/or exemptions. Any of these permits or approvals may be subject to denial, revocation or modification under various circumstances. Failure to comply with the conditions of such permits, approvals, registrations, authorizations or exemptions may adversely affect the installation or operation of the Company's waste management system and may subject the Company to federal, state or locally-imposed penalties. The Company's ability to satisfy the permitting requirements for a particular installation does not assure that permitting requirements for other installations will be satisfied. In addition, if new environmental legislation is enacted or current regulations are amended or are interpreted or enforced differently, the Company or its customers may be required to obtain additional operating permits, registrations, certifications, exemptions or approvals. There can be no assurance that the Company or its customers will meet all of the applicable regulatory requirements.

     The Company's business exposes it to the risk that harmful substances may be released or escape into the environment from its processes or equipment, resulting in potential liability for the clean-up or remediation of the release and/or potential personal injury associated with the release. Liability for investigation and/or clean-up and corrective action costs exists under the Comprehensive Environmental Response, Compensation and Liability Act of 1980, as amended ("CERCLA"), the Resource Conservation and Recovery Act of 1976, as amended ("RCRA"), and corresponding state laws. Additionally, the Company is potentially subject to regulatory liability for the generation, transportation, treatment, storage or disposal of hazardous waste if it does not act in accordance with the requirements of federal or state hazardous waste regulations or facility specific regulatory determinations, authorizations or exemptions. The Company is also potentially subject to regulatory liability for releases into the air or water under the Clean Air Act of 1970, as amended, and the Federal Water Pollution Control Act of 1972, as amended (hereinafter the "Clean Water Act"), and analogous state laws and regulations and various other applicable federal or state laws and regulations if it does not comply with those requirements. See "Risk Factors -- Dependence on Environmental Regulations," "-- Regulatory Status of Operations" and "-- Potential Environmental Liability."

DIATOMACEOUS EARTH

     In conjunction with its waste management efforts, the Company has also resolved to develop a non-toxic, environmentally friendly insecticide and application system. In connection with such effort, the Company recently acquired four diatomaceous earth ("DE") claims in Eastern Oregon from Applied Earth Technologies, Inc. ("Applied") for an aggregate of $40,000. Each claim is comprised of 160 acres and will provide the Company a long-term supply of DE, which is a basic insecticide ingredient. DE is a component of the Company's waste management system in that it will be used to filter out hazardous elements in the waste stream processing. In addition, DE provides water retention and insecticide capability when mixed into the soil amendment.

     Further, the Company intends to provide insect control with application of DE-based insecticides. The Company intends to seek third-party validation that DE will be an effective weapon in insect control, though no assurance can be given that DE will be effective or if effective, that it will be cost effective. It is the Company's intent to use DE as a replacement for organophosphates and chemical agents that are considered harmful to humans as well as insects.

     The Company does not have the expertise or equipment to mine the DE from the claims. Accordingly, the Company has held discussions with Terra Minerals Corporation ("Terra") of Salt Lake City to act as its mining consultant and operator. However, the Company does not intend to develop or promote this business for the next 12 months, instead, focusing its efforts and resources on the development of its closed loop waste management systems.

     There are no affiliations between the Company or Applied and Terra.

FACILITIES

     The Company's facilities are located at 5380 North Sterling Center Drive, Westlake Village, California and presently consist of approximately 3,150 sq. ft. The Company believes that these facilities will meet the Company's needs. The Company leases this facility under a lease that expires on December 31, 1999. The base rent for the leased premises is $2,520 per month. The Company has the option to extend the lease for an additional two-year period on the same terms and conditions except that the monthly rental payment for the first year of any such extension would be $2,674 and $2,754 for the second year.

PERSONNEL

     As of August 14, 1998, the Company employed eight people on a full-time basis. In addition the Company utilizes on a regular basis the services of 14 consultants and part-time employees. The Company believes that its future success will depend, in part, on its ability to continue to attract, hire and retain qualified personnel. The competition for such personnel is intense and no assurance can be given that the Company will be successful in attracting such personnel, particularly considering the low unemployment rate currently being experienced across the United States. None of the Company's employees is represented by a labor union and the Company has never experienced a work stoppage. The Company believes that its relations with its employees are good.

LEGAL PROCEEDINGS

     The Company is not a party to any legal proceedings, and is not aware of any pending or threatened litigation against the Company.

                                   MANAGEMENT

EXECUTIVE OFFICERS AND DIRECTORS

     The directors and executive officers of the Company are as follows:

      NAME          AGE                           POSITION
      ----          ---                           --------
Marvin Mears....    64     President, Chief Executive Officer and Director
Joel G.             38     Chief Financial Officer and Secretary
  Wadman........

     Two directors of the Company recently resigned and the Company is currently seeking replacements. The Company anticipates that the Board of Directors will consist of five members and that four additional members will be nominated and appointed within 120 days after the date of this Prospectus during which time the Company expects to amend its Certificate of Incorporation and Bylaws to provide for indemnification, to the fullest extent possible under Delaware law, for the Company's officers, directors, employees and agents. See "Description of Capital Stock -- Limitations on Liability."

     Marvin Mears has been the President, Chief Executive Officer and a director of the Company since December 1994. From March 1993 to November 1994, Mr. Mears was President of Combined Assets, Inc., a privately-held consulting company. From January 1991 to February 1993, Mr. Mears was the President of Corporate Capital Resources, Inc. and prior thereto, from November 1986 to January 1991, Mr. Mears was the Vice President -- Corporate Development and a member of the Valuation Committee of Corporate Capital Resources, Inc., a publicly-traded venture capital company that specialized in early stage and start-up companies. Mr. Mears also currently serves on the Board of Directors of Chatsworth Products Inc., a privately-held company engaged in manufacturing hardware for computer networks and Robert T. Dorris and Associates, a privately-held company that provides employee assistance programs to large corporations.

     On March 12, 1993, the United States District Court for the Central District of California permanently enjoined Mr. Mears from, among other things, future violations or aiding and abetting violations of the antifraud provisions of the Securities Act of 1933, as amended, and the Securities Exchange Act of 1934, as amended. Furthermore, Mr. Mears was permanently restrained and enjoined from making any untrue statement of a material fact in any registration statement, application, report, account, record or other document filed or transmitted pursuant to the Investment Company Act of 1940, or omitting to state therein any fact necessary in order to prevent the statements made therein, in light of the circumstances under which they were made, from being materially misleading in violation of the Investment Company Act of 1940. In addition, by order dated February 27, 1996, Mr. Mears, without admitting or denying any of the findings contained in an order issued by the Securities and Exchange Commission, consented to the entry of an Order Making Findings and Imposing Sanctions Pursuant to Section 9(b) of the Investment Company Act of 1940 whereby Mr. Mears agreed to be barred from association with any investment advisor or investment company. See "Risk Factors -- Prior Legal Actions Involving Chief Executive Officer and Principal Stockholders."

     Joel G. Wadman has been the Chief Financial Officer of the Company since July 1997 and became Secretary of the Company in May 1998. Mr. Wadman is not employed by the Company full time and currently devotes approximately 40 hours per month to the Company's business. Since January 1994 Mr. Wadman has been a consultant to SRS Consulting specializing in system development and forensic accounting. From February 1990 to December 1993, Mr. Wadman was the Vice President and Controller of WCT Communications, Inc. Mr. Wadman received a B.S. in Finance from Brigham Young University in 1989.

EXECUTIVE COMPENSATION

     The following table sets forth certain compensation paid or accrued by the Company during the years ended September 30, 1996 and September 30, 1997 to its President and Chief Executive Officer (the "Named Executive Officers").

                                                                    ANNUAL COMPENSATION
                                                                   ---------------------
                                                                             ALL OTHER
          NAME AND PRINCIPAL POSITION            YEAR    SALARY    BONUS    COMPENSATION
          ---------------------------            ----    ------    -----    ------------
Marvin Mears, President and CEO................  1966     -0-       -0-         -0-
                                                 1997     -0-       -0-         -0-

1996 STOCK OPTION PLAN

     On December 29, 1995 the Board of Directors adopted and, on December 29, 1995 the shareholders approved, the Company's 1996 Stock Option Plan (the "Option Plan") under which a total of 400,000 shares of Common Stock has been reserved for issuance. The Option Plan terminates on September 30, 2006, unless sooner terminated by the Board of Directors.

     Options granted under the Option Plan may be either "incentive stock options" as defined in Section 422 of the Internal Revenue Code of 1986, as amended, or nonstatutory stock options and become exercisable in accordance with terms approved at the time of grant. Options may be granted to any employee of or consultant to the Company or any parent, subsidiary or successor of the Company, including employees who are also officers or directors, selected by the Board of Directors in its discretion. The Option Plan is currently administered by the board of directors which has the authority to determine optionees, the number of shares covered by each option, the type of option (i.e., incentive or nonstatutory), the applicable vesting schedule, the exercise price, the method of payment and certain other option terms.

     The exercise price of an option granted under the Option Plan may not be less than 85%, in the case of a nonstatutory stock option, or 100%, in the case of an incentive stock option, of the fair market value of the Common Stock subject to the option on the date of the option grant. To the extent that the aggregate fair market value of the stock subject to incentive stock options that become exercisable for the first time during any one calendar year exceeds $100,000 (as determined at the grant date) plus fifty percent (50%) of any unused limit carryover from prior years, the options in excess of such limit shall be treated as nonstatutory stock options. Options may be granted under the Option Plan for terms of up to ten years and will typically be exercisable in installments in accordance with a vesting schedule approved by the board of Directors at the time an option is granted. Options are not transferable other than upon death or between spouses incident to divorce. Options may be exercised at various periods up to 12 months after the death or disability of the optionee or up to three months after the termination of employment of the optionee, to the extent the option was then exercisable.

     With Respect to the Option Plan, the board of directors has the discretion to subject any options granted under the Option Plan to a right of repurchase in favor of the Company, which right may be exercised by the Company upon the termination of employment of any employee or consultant who was granted options under the Option Plan at a price equal to the option exercise price. In addition, the Company has been granted a right of first refusal by each optionee pursuant to which each optionee has agreed to provide the Company with the right to purchase from such optionee any shares acquired by such optionee upon the exercise of options on the same terms and conditions as such optionee was proposing to sell such shares.

     As of May 19, 1998, options to acquire 330,000 shares of Common Stock were outstanding under the Option Plan. Such options have an exercise price of $0.1875 per share and expire in July 2006. Holders of 280,000 of such options have agreed not to exercise such options prior to July 15, 1999.

EMPLOYMENT AND CONSULTING AGREEMENTS

     The Company entered into a four-year employment agreement with Marvin Mears effective as of April 15, 1998 (the "Mears Employment Agreement"). The Mears Employment Agreement provides, among other things, that the Company shall pay and/or provide to Mr. Mears: (i) a fixed annual salary of $96,000 in year one, $120,000 in year two, $144,000 in year three and $168,000 in year four, payable in each case in equal bi-monthly installments; (ii) all fringe benefits which the Company or any subsidiary may make available from time-to-time for persons with comparable positions and responsibilities; (iii) medical group insurance coverage or equivalent coverage for Mr. Mears and his dependents, which coverage shall commence on December 31, 1998 and continue throughout the term of employment; (iv) reimbursement for reasonable and necessary business expenses incurred by Mr. Mears in the course of his duties as Chief Executive Officer of the Company; and (v) $750.00 per month as an automobile allowance. The company may terminate Mr. Mears' employment "for cause" provided the Company provides Mr. Mears with 30 days notice and an opportunity to cure any alleged breach or violation of the agreement. Further, Mr. Mears may be terminated if he commits gross negligence in the performance of his duties under the agreement or breaches his fiduciary duties to the Company. If Mr. Mears is disabled to a degree that he is unable to fulfill his duties then the Company will pay his full salary for the first 12 months of his disability, 75% of salary for the second twelve months and 50% of salary for the next twenty-four months; provided, however, that any such disability payment will cease on April 14, 2002, regardless of when any such disability commenced. If Mr. Mears is terminated without cause upon a change of control, all of the Mr. Mears' converted stock options will immediately vest and Mr. Mears will also be entitled to receive $250,000 and an amount of money sufficient to allow him to exercise all unexercised options and to pay any taxes due therefor.

     Pursuant to a letter agreement (the "SPC Agreement") dated January 22, 1998, the Company retained the services of Strategic Planning Consultants, Inc. ("SPC") pursuant to which SPC has agreed to provide the Company with general business consulting services, including without limitation, strategic planning and analyzing the Company's capital structure. The SPC Agreement is for a period of 360 days from January 22, 1998. In consideration for entering into the SPC Agreement, the Company agreed to provide to the principals of SPC warrants to purchase 300,000 shares of the Company's Common Stock at an exercise price of $2.00 per share, the underlying shares of which are being registered under the Registration Statement of which this Prospectus is a part. In addition, the Company has agreed to pay SPC $3,000 per month for a period of 24 months and to reimburse SPC for pre-approved expenses. SPC's services include consulting to management on strategic planning, acquisitions, corporate structure and management compensation.

                              CERTAIN TRANSACTIONS

     The Company has an employment agreement with Marvin Mears. See "Management -- Employment and Consulting Agreements."

     On November 13, 1997, Morris Lerner, formerly a director and secretary of the Company, borrowed $12,115.88 from the Company (the "Lerner Note"). The Lerner Note bears interest at the rate of 9% per annum and matures on November 12, 1999.

     On November 1, 1995, a company controlled by Marvin Mears, the Chief Executive Officer, President and a Director of the Company, issued a note to the Company in the original principal amount of $35,000 (the "Mears Note"). The Mears Note bears interest at the rate of 9% per annum and matures on November 1, 1998. Interest has not been paid on the Mears Note and as of September 30, 1997, accrued interest on the Mears Note totaled $4,329.

     In August 1996, in satisfaction for acquiring odor control application technology from Ronald Knudsen, formerly a Manager of Product Development of the Company, the Company issued to Mr. Knudsen a promissory note in the original principal amount of $125,000 (the "Knudsen Note"). The Knudsen Note bears interest at the rate of 12% per annum and matures on August 1, 1998. The Knudsen Note contains an acceleration clause that requires full principal and interest payments within ten business days of the completion of a secondary offering to the public of at least $3,000,000. The Company is currently in default of the Knudsen Note.

                             PRINCIPAL STOCKHOLDERS

     The following table sets forth certain information regarding the beneficial ownership of the Company's Common Stock as of June 30, 1998 by each director and executive officer of the Company, each person known to the Company to be the beneficial owner of more than 5% of the outstanding Common Stock, and all directors and executive officers of the Company as a group. Except as otherwise indicated below, each person has sole voting and investment power with respect to the shares owned, subject to applicable community property laws.

                                                            SHARES BENEFICIALLY
                                                                   OWNED
                                                           (INCLUDES EXERCISABLE
                                                                OPTIONS)(2)
                                                           ----------------------
                   NAME AND ADDRESS(1)                       NUMBER      PERCENT
                   -------------------                     ----------    --------
Marvin Mears.............................................  3,868,412      45.15%
Morris L. Lerner.........................................    562,000       6.56%
Joel G. Wadman...........................................     50,000       0.58%
All directors and executive officers of the Company as a
  group (2 persons)......................................  3,918,412      45.74%

---------------
(1) The address of each such person is 5380 North Sterling Center Drive, Westlake Village, California 91361.

(2) Beneficial ownership is determined in accordance with the rules of the Commission. In computing the number of shares beneficially owned by a person and the percentage ownership of that person, shares of Common Stock subject to options held by that person that are currently exercisable, or become exercisable within 60 days from the date hereof, are deemed outstanding. However, such shares are not deemed outstanding for purposes of computing the percentage ownership of any other person. Percentage ownership is based on 8,567,148 shares of Common Stock outstanding as of June 30, 1998.

                              SELLING STOCKHOLDERS

     The Shares being offered for resale by the Selling Stockholders were acquired in connection with the 1998 Private Placement, previous exercise of warrants, and the execution of the SPC Agreement, consist of the shares of Common Stock issuable upon the conversion of or otherwise with respect to the Series A Preferred Stock, upon exercise of the Private Placement Warrants and upon exercise of the Fink Warrant and the Billik Warrant that were issued pursuant to the SPC Agreement. In connection with the 1998 Private Placement, the Company granted the Selling Stockholders who purchased the shares of Series A Preferred Stock and the Private Placement Warrants certain registration rights pursuant to which the Company agreed to keep the Registration Statement, of which this Prospectus is a part, effective until the date that all of such Shares have been sold pursuant to the Registration Statement. The Company has agreed to indemnify the Selling Stockholders and each of their officers, directors, members, employees, partners, agents and each person who controls any of the Selling Stockholders against certain expenses, claims, losses, damages and liabilities (or action, proceeding or inquiry by any regulatory or self-regulatory organization in respect thereof). The Company has agreed to pay its expenses of registering the Shares under the Securities Act, including registration and filing fees, blue sky expenses, printing expenses, accounting fees, administrative expenses and its own counsel fees.

     The following table sets forth the name of each Selling Stockholder, the number of shares of Common Stock beneficially owned by such Selling Stockholder as of May 21, 1998 and the number of Shares being offered by each Selling Stockholder. The Shares being offered hereby are being registered to permit public secondary trading, and the Selling Stockholders may offer all or part of the Shares for resale from time to time. However, such Selling Stockholders are under no obligation to sell all or any portion of such Shares nor are such Selling Stockholders obligated to sell any Shares immediately under this Prospectus. All information with respect to share ownership has been furnished by the Selling Stockholders. Because the Selling Stockholders may sell all or part of their Shares, no estimates can be given as to the number of Shares that will be held by any Selling Stockholders upon termination of any offering made hereby. See "Plan of Distribution."

     In the case of the Shares underlying the Series A Preferred Stock, the number of Shares owned and offered for sale hereby represents an estimate of the number of shares of Common Stock issuable upon conversion of or otherwise with respect to the Series A Preferred Stock, based on 200% of the number of shares of Common Stock issuable at a conversion price of $3.875 in accordance with Rule 416 and in certain other events described in the Certificate of Designation. Pursuant to Rule 416 under the Securities Act, the Selling Stockholders may also offer and sell Shares issued with respect to the Series A Preferred Stock and/or the Private Placement Warrants as a result of (i) stock splits, stock dividends or similar transactions, (ii) the effect of antidilution provisions contained in the Certificate of Designation of the Series A Preferred Stock and in the Private Placement Warrants and (iii) by reason of changes in the conversion price of the Series A Preferred Stock in accordance with the terms thereof. This is not intended to constitute a prediction as to the number of Shares into which the Series A Preferred Stock will be converted and the Private Placement Warrants will be exercised.

                                          SHARES BENEFICIALLY                           SHARES OWNED
                                            OWNED PRIOR TO          SHARES TO BE          AFTER THE
      NAME OF SELLING STOCKHOLDER           THE OFFERING(1)     SOLD IN THE OFFERING   OFFERING (1)(2)
      ---------------------------         -------------------   --------------------   ---------------
JNC Opportunity Fund, Ltd.(4)...........        1,787,500(3)         1,787,500               -0-
Diversified Strategies Fund, L.P.(4)....          162,500(3)           162,500               -0-
Jonathan Fink...........................          580,000              580,000               -0-
Brad Billik.............................          290,000              290,000               -0-

---------------
(1) Except as set forth in footnote (3) below, beneficial ownership is determined in accordance with Rule 13d-3 of the Exchange Act. The persons named in the table above have sole voting and investment power with respect to all shares of Common Stock shown as beneficially owned by them.

(2) Assumes all Shares offered hereby are sold in the offering.

(3) In accordance with Rule 416, the number of shares of Common Stock set forth in the table represents an estimate of the number of shares of Common Stock to be offered by the Selling Stockholders, based on 200% of the number of shares of Common Stock that would have been issuable upon conversion of or otherwise with respect to the Series A Preferred Stock at a conversion price of $3.875 per share in accordance with Rule 416 (1,650,000 shares). In addition, the Registration Statement also covers up to 300,000 shares that may become issuable upon the exercise of the Private Placement Warrants. The actual number of shares of Common Stock issuable upon conversion of the Series A Preferred Stock is determined by a formula based on the market price at the number depending on factors which cannot be predicted by the Company. Specifically, at any given time, the Series A Preferred Stock is convertible into a number of shares of Common Stock determined by dividing the sum of (a) the stated value of the Series A Preferred Stock, (b) a premium amount equal to 6% (on an annualized basis) of the stated value of the Series A Preferred Stock and (c) any Conversion Default amount (as defined in the Certificate of Designation), by the then applicable conversion price (calculated generally as the lesser of (i) $3.875 and (ii) 80% of the average of the five (5) lowest closing bid prices of the Common Stock for the fifteen (15) consecutive trading days immediately preceding the date of determination) subject to certain restrictions and adjustments. The Shares offered hereby, and included in the Registration Statement of which this Prospectus is a part, include such additional number of shares of Common Stock as may be issued or issuable upon conversion of the Series A Preferred Stock by reason of the floating rate conversion price mechanism or other adjustment mechanisms described in the Certificate of Designation for the Series A Preferred Stock, or by reason of any stock split, stock dividend or similar transaction involving the Common Stock, in order to prevent dilution, in accordance with Rule 416. Pursuant to the terms of the Series A Preferred Stock and the Private Placement Warrants, the shares of Series A Preferred Stock and the Private Placement Warrants are convertible or exercisable by any holder only to the extent that the number of shares of Common Stock thereby issuable, together with the number of shares of Common Stock owned by such holder and its affiliates (but not including shares of Common Stock underlying unconverted shares of Series A Preferred Stock or the unexercised portion of the Private Placement Warrants) would not exceed (except in certain limited circumstances) 4.99% of the then outstanding Common Stock as determined in accordance with Section 13(d) of the Exchange Act. Accordingly, the number of Shares set forth in the table for a Selling Stockholder may exceed the number of Shares that such Selling Stockholder could own beneficially at any given time through such Selling Stockholder's ownership of the Series A Preferred Stock and the Private Placement Warrants. In this regard, beneficial ownership of such Selling Stockholder set forth in the table is not determined in accordance with Rule 13d-3 under the Exchange Act. The above-mentioned 4.99% restriction can be changed upon the approval of each holder of Series A Preferred Stock and a majority of the outstanding shares of Common Stock. Further, a holder of shares of Series A Preferred Stock may waive the above-referenced restriction upon not less than 61 days prior written notice to the Company. Such restriction would apply if the Selling Stockholders were to transfer the securities owned by them.

(4) JNC Opportunity Fund Ltd. ("JNC") and Diversified Strategies Fund L.P. ("DSP") are the beneficial owners of the shares to be sold by them under the Registration Statement of which this Prospectus forms a part. They do not hold these shares as nominee for any other person or entity. Encore Capital Management, L.L.C. ("Encore") is a registered investment adviser under the Investment Advisers Act of 1940, as amended, and acts as investment adviser to, and manager of, each of JNC and DSP. James Q. Chau and Neil T. Chau are the managing members of Encore.

USE OF PROCEEDS

     All the Shares offered hereby are being offered for the account of the Selling Stockholders. Accordingly, the Company will not receive any proceeds of any sales made hereunder, but will receive the exercise price of any Warrants exercised by the Selling Stockholders. Any proceeds received from the exercise of Warrants will be used for working capital and general corporate purposes. See "Use of Proceeds."

                              PLAN OF DISTRIBUTION

     The Shares may be sold or distributed from time to time by the Selling Stockholders or by pledgees, donees or transferees of, or successors in interest to, the Selling Stockholders, directly to one or more purchasers (including pledgees) or through brokers, dealers or underwriters who may act solely as agents or may acquire Shares as principals, at market prices prevailing at the time of sale, at prices related to such prevailing market prices, at negotiated prices or at fixed prices, which may be changed. The distribution of the Shares may be effected in one or more of the following methods: (i) ordinary brokers transactions, which may include long or short sales, (ii) purchases by brokers, dealers or underwriters as principal and resale by such purchasers for their own accounts pursuant to this Prospectus, (iii) "at the market" to or through market makers or into an existing market for the Common Stock, (iv) in other ways not involving market makers or established trading markets, including direct sales to purchasers or sales effected through agents, (v) through transactions in options, swaps or other derivatives (whether exchange listed or otherwise), or
(vi) any combination of the foregoing, or by any other legally available means. In addition, the Selling Stockholders or their successors in interest may enter hedging transactions with broker-dealers who may engage in short sales of Shares of Common Stock in the course of hedging the positions they assume with the Selling Stockholders. The Selling Stockholders or their successors in interest may also enter into option or other transactions with broker-dealers that require that delivery by such broker-dealers of the Shares, which Shares may be resold thereafter pursuant to this Prospectus.

     Brokers, dealers, underwriters or agents participating in the distribution of the Shares may receive compensation in the form of discounts, concessions or commissions from the Selling Stockholders and/or the purchasers of Shares for whom such broker-dealers may act as agent or to whom they may sell as principal, or both (which compensation as to a particular broker-dealer may be in excess of customary commission). Any broker-dealer acting in connection with the sale of the Shares hereunder may be deemed to be underwriters within the meaning of
Section 2(11) of the Securities Act, and any commissions received by them and any profit realized by them on the resale of Shares as principals may be deemed underwriting compensation under the Securities Act. Neither the Company nor any Selling Stockholder can presently estimate the amount of such compensation. The Company knows of no existing arrangements between any Selling Stockholder and any such stockholder, broker, dealer, underwriter or agent relating to the sale or distribution of the Shares.

     Each Selling Stockholder and any other person participating in a distribution of securities will be subject to applicable provisions of the Exchange Act and the rules and regulations thereunder, including, without limitation, Regulation M, which may restrict certain activities of, and limit the timing of purchases and sales of securities by, Selling Stockholders and other persons participating in a distribution of securities. Furthermore, under Regulation M, persons engaged in a distribution of securities are prohibited from simultaneously engaging in market making and certain other activities with respect to such securities for a specified period of time prior to the commencement of such distributions subject to specified exceptions or exemptions. All of the foregoing may affect the marketability of the securities offered hereby.

     Any securities covered by this Prospectus that qualify for sale pursuant to Rule 144 under the Securities Act may be sold under that Rule rather than pursuant to this Prospectus.

     There can be no assurance that the Selling Stockholders will sell any or all of the Shares of Common Stock offered by them hereunder.

                          DESCRIPTION OF CAPITAL STOCK

     The following description of the capital stock of the Company and material provisions of the Certificate of Incorporation (the "Certificate") and Certificate of Designations is a summary and is qualified in its entirety by the provisions of the Certificate and Certificate of Designations, which has been filed as an exhibit to the Company's Registration Statement of which this Prospectus is a part. For convenience of reference, the Certificate of Designations is included in this Prospectus as Appendix A.

     The authorized capital stock of the Company currently consists of 20,000,000 shares of Common Stock, $.01 par value per share ("Common Stock"), of which 8,017,148 are currently outstanding, and 20,000,000 shares of Preferred Stock, $.01 par value per share, of which 3,000 shares have been designated as Series A Convertible Preferred Stock (the "Series A Preferred Stock"), all of which shares are currently outstanding. As of May 14, 1998, there were 989 record and beneficial holders of the Common Stock and two record and beneficial holders of the Series A Preferred Stock.

COMMON STOCK

     The holders of Common Stock are entitled to one vote for each share held of record on all matters submitted to a vote of the stockholders. There is no cumulative voting with respect to the election of directors. The holders of Common Stock are entitled to receive ratably such dividends as may be declared by the Board of Directors out of funds legally available therefor. See "Dividend Policy." In the event of a liquidation, dissolution or winding up of the Company, holders of the Common Stock are entitled to share ratably in all assets remaining after payment of liabilities. Holders of Common Stock have no preemptive rights and no right to convert their Common Stock into any other securities. There are no redemption or sinking fund provisions applicable to the Common Stock. All outstanding shares of Common Stock are, and all shares of Common Stock to be outstanding upon completion of this offering will be, fully paid and nonassessable.

PREFERRED STOCK

     The Board of Directors has the authority, without further action by the stockholders, to issue up to 20,000,000 shares of Preferred Stock, $.01 par value per share, in one or more series and to fix the rights, preferences, privileges and restrictions thereof, including dividend rights, conversion rights, voting rights, terms of redemption, liquidation preferences, sinking fund terms and the number of shares constituting any series or the designation of such series, without further vote or action by stockholders. The issuance of Preferred Stock could adversely affect the voting power of holders of Common Stock and the likelihood that such holders will receive dividend payments and payments upon liquidation and could have the effect of delaying, deferring or preventing a change in control of the Company. The Company has no present plan to issue any shares of Preferred Stock.

SERIES A CONVERTIBLE PREFERRED STOCK

     The following is a brief summary of the material rights, preferences, privileges, restrictions and limitations of the outstanding shares of Series A Preferred Stock. For a more detailed explanation of the rights, preferences, privileges, restrictions and limitations of the outstanding shares of Series A Preferred Stock, you are encouraged to, and should, refer to the Certificate of Designations attached as Appendix A to this Prospectus.

     Dividends. The holders of shares of Series A Preferred Stock are not entitled to any dividends.

     Liquidation Preference. In the event of a liquidation, dissolution or winding up of the Company, the holders of the Series A Preferred Stock are entitled to a cash payment equal to the Liquidation Preference (as defined below) for each share held, before any distribution of the Company's assets to holders of the Common Stock. The "Liquidation Preference" per share means an amount equal to (i) $1,000.00 plus (ii) a premium equal to (.06)x(N/365)x(1000), where N equals the number of days from the date the shares of Series A Preferred Stock were issued.

     Voluntary Conversion. Each share of Series A Preferred Stock is, at the option of the holder, convertible into such number of shares as results from dividing 1,000 by the Conversion Price then in effect. The Conversion Price means, with respect to any Conversion Date (as defined in the Certificate of Designations) the lower of the Variable Conversion Price (as defined) and the Fixed Conversion Price (as defined) but in no event less than $1.00 per share unless certain specified events shall have occurred and be then continuing. The Conversion Price is currently $3.875 per share.

     Automatic Conversion. Subject to certain limitations and provided that all shares of Common Stock issuable upon conversion of all outstanding shares of Series A Preferred Stock are then (i) authorized and reserved for issuance, (ii) registered under the Act for resale by the holders of such shares of Series A Preferred Stock and (iii) eligible to be publicly traded, each share of Series A Preferred Stock issued and outstanding on April 7, 2000 automatically shall be converted at the Conversion Price then in effect.

     Redemption. Except upon an Event of Default (as defined in the Certificate of Designations), the holders of Series A Preferred Stock have no right to require the Company to effect a redemption of their outstanding shares so long as the Company (i) has not decreased the number of shares of Common Stock reserved for issuance to the holders of Series A Preferred Stock to an amount below 1,650,000 (the "Reserved Amount"), (ii) the Company takes immediate action following the applicable Authorization Trigger Date (as defined) to increase the Reserved Amount to 200% of the number of shares of Common Stock then issuable upon conversion of the outstanding Series A Preferred Stock and (iii) the Company continues to use its good faith best efforts to increase the Reserved Amount to 200% of the number of shares of Common Stock then issuable upon conversion of the outstanding Series A Preferred Stock. Please refer to the Certificate of Designations for a more detailed explanation of the redemption rights of holders of the Series A Preferred Stock.

     Voting Rights. The holders of Series A Preferred Stock have no voting rights except as otherwise provided by the Delaware General Corporation Law (the "Business Corporation Law") and as follows:

     So long as any shares of Series A Preferred Stock are outstanding, the Company shall not without first obtaining the approval (by vote or written consent, as provided by the Business Corporation Law) of the holders of 67% then outstanding shares of Series A Preferred Stock:

          (a) alter or change the rights, preferences or privileges of the Series A Preferred Stock;

          (b) alter or change the rights, preferences or privileges of any capital stock of the Company as to affect adversely the Series A Preferred Stock;

          (c) create any new class or series of capital stock having a preference over the Series A Preferred Stock as to distribution of assets upon liquidation, dissolution or winding up of the Company ("Senior Securities");

          (d) create any new class or series of capital stock ranking pari passu with the Series A Preferred Stock as to distribution of assets upon liquidation, dissolution or winding up of the Company ("Pari Passu Securities");

          (e) increase the authorized number of shares of Series A Preferred Stock;

          (f) issue any shares of Senior Securities or Pari Passu Securities;

          (g) issue any additional shares of Series A Preferred Stock;

          (h) redeem, or declare or pay any cash dividend or distribution on, any Junior Securities (as defined); or

          (i) increase the par value of the Common Stock.

     Registration Rights. The Company has agreed to register for resale shares of Common Stock (i) issuable upon exercise of the Series A Preferred Stock, (ii) issuable upon exercise of the Private Placement Warrants and (iii) issuable upon exercise of warrants previously granted to consultants to the Company. If the Company is unable to effectuate the registration of the shares of Common Stock issuable to the holders of Series A Preferred Stock and the Private Placement Warrants within 123 days from March 31, 1998 or if certain other events, as specified in the Registration Rights Agreement that was filed as an exhibit to the Registration Statement of which this Prospectus forms a part, occur, then the Company will be obligated to make payments to such holders of an amount equal to the product of (i) the aggregate Purchase Price (as defined) of the Series A Preferred Stock and accompanying warrants multiplied by (ii) two hundredths (.02), for each thirty day period specified in the Registration Rights Agreement. Any such amounts shall be paid in cash or, at such holder's option may be convertible into Common Stock at the "Conversion Price" (as defined in the "Certificate of Designation") then in effect.

WARRANTS

     As of March 31, 1998, the Company had outstanding warrants to purchase 300,000 shares of Common Stock at an exercise price of $2.00 per share. The warrants expire on January 21, 2001. Each warrant contains provisions for the adjustment of the exercise price and the aggregate number of shares issuable upon the exercise of the warrant under certain circumstances, including stock dividends, stock splits, reorganizations, reclassifications, and consolidations.

     See "Management's Discussion and Analysis of Financial Condition and Results of Operations -- Liquidity and Capital Resources" for a description of the Private Placement Warrants that have been issued to the investors in the Private Placement.

ANTI-TAKEOVER PROVISIONS

     The Company is a Delaware corporation and is subject to Section 203 ("Section 203") of the Delaware General Corporation Law (the "DGCL"). In general, Section 203 prevents an "interested stockholder" (defined generally as a person owning 15% or more of a corporation's outstanding voting stock) from engaging in a "business combination" (as defined) with a Delaware corporation for three years following the time such person became an interested stockholder unless: (i) before such person became an interested stockholder, the board of directors of the corporation approved the transaction in which the interested stockholder became an interested stockholder or approved the business combination; (ii) upon consummation of the transaction that resulted in the interested stockholder's becoming an interested stockholder, the interested stockholder owned at least 85% of the voting stock of the corporation outstanding at the time the transaction commenced (excluding stock held by directors who are also officers of the corporation and by employee stock plans that do not provide employees with the right to determine confidentially whether shares held subject to the plan will be tendered in a tender or exchange offer); or (iii) at the time of or following the time of the transaction in which such person became an interested stockholder, the business combination was approved by the board of directors of the corporation and authorized at a meeting of stockholders by the affirmative vote of the holders of 66 2/3% of the outstanding voting stock of the corporation not owned by the interested stockholder. Under

Section 203, the restrictions described above also do not apply to certain business combinations proposed by an interested stockholder following the announcement or notification of one of certain extraordinary transactions involving the corporation and a person who had not been an interested stockholder during the previous three years or who became an interested stockholder with the approval of a majority of the corporation's directors who were directors prior to any person becoming an interested stockholder during the previous three years or were recommended for election or elected to succeed such directors by a majority of such directors.

     Section 203 defines a business combination to include: (i) any merger or consolidation of the corporation with the interested stockholder; (ii) any sale, transfer, pledge or other disposition of 10% or more of the assets of the corporation involving the interested stockholder; (iii) subject to certain exceptions, any transaction which results in the issuance or transfer by the corporation of any stock of the corporation to the interested stockholder; (iv) any transaction involving the corporation which has the effect of increasing the proportionate share of the stock of any class or series of the corporation beneficially owned by the interested stockholder; or (v) the receipt by the interested stockholder of the benefit of any loans, advances, guarantees, pledges or other financial benefits provided by or through the corporation.

     In addition, certain of the Company's executive officers that have entered into employment agreements with the Company will be entitled to receive certain bonuses in cash or Common Stock upon a change in control of the Company in such amounts that, in the aggregate, could have an adverse effect on the Company's liquidity and capital resources. Accordingly, such provisions could discourage or prevent bids to takeover the Company and decrease values that would otherwise be obtained by stockholders for their Common Stock. See
"Management -- Employment Agreements."

     The Commission has indicated the use of authorized unissued shares of voting stock could have an anti-takeover effect. It has not been management's intent to install an anti-takeover device nor is it expected that the Company's authorized but unissued shares of common and preferred stock would be used for that purpose. Any business combination, as that term is used in Section 203, would be reviewed by the Company's Board of Directors for its impact on the Company.

EFFECT OF THE CALIFORNIA CORPORATIONS CODE

     The California Corporations Code includes provisions designed to apply certain aspects of California Law to corporations organized outside California where, in general, such corporations are doing more than 50% of their business in California and have more than 50% of their outstanding voting securities held of record by persons residing in California (the "California Test"). These provisions, which are generally more restrictive than their counterparts under Delaware Law, currently apply to the Company.

     Among the provisions of the California Law which will apply are limitations on corporate dividends and other distributions and rights of stockholders to cumulate votes in the election of directors. Numerous other provisions which are listed in Section 2115 of the California General Corporation Law could also apply. In some cases, these provisions are in conflict with the laws of Delaware. The following summarizes some of the principal differences which could apply to the Company:

     Under both Delaware and California Law, cumulative voting for the election directors is permitted. However, under Delaware law cumulative voting must be expressly authorized in the Certificate of Incorporation. Both Delaware and California Law allow a classified Board of Directors, however, Delaware Law requires that it be authorized in the Certificate of Incorporation or the Bylaws and California Law does not permit staggered classes for smaller corporations, such as the Company, and directors must be elected at each annual meeting of stockholders. Under Delaware Law, the Certificate of Incorporation or Bylaws may limit the removal of directors for cause only while under California Law, stockholders may remove directors without cause. Pursuant to Delaware Law, the directors may amend the Bylaws to change the number of authorized directors. Under California Law, subject to limited circumstances, any amendment to the Bylaws changing the number of authorized directors requires stockholder approval.

     Under Delaware Law, a director is obligated to discharge his or her duties in good faith and to inform himself or herself about all material information reasonably available to him or her before making a business decision. Pursuant to California Law, a director is obligated to discharge his or her duties in good faith, and to exercise such care, including reasonable inquiry, as an ordinarily prudent person in a similar position would use under similar circumstances. Whereas California Law specifically prohibits a corporation from limiting or eliminating a director's liability for reckless disregard or abdication of these duties, Delaware Law contains no such prohibition.

     California Law also requires stockholder approval for certain sale-of-assets and stock-for-stock reorganizations, whereas Delaware Law does not. Delaware Law permits the payment of dividends out of paid-in and earned surplus or out of net profits for the current and preceding fiscal years and the repurchase or redemption of shares out of earned, paid-in or reduction surplus. Under California Law, any such distributions cannot be made unless retained earnings equals or exceeds the amount of the distributions, or if after giving effect to the distribution, the corporation's tangible assets are less than 125% of its liabilities, the corporation's current liabilities exceed its current assets, the corporation's average operating income for the two most recently completed fiscal years is less than 125% of its current liabilities or the corporation would be unable to meet its liabilities as they mature.

     At such time as the Company has any class of securities listed on the New York Stock Exchange or the American Stock Exchange, or approved for inclusion on the Nasdaq National Market System, and the Company has at least 800 holders of its equity securities, or the Company no longer satisfies each of the elements of the California Test, the Company will be exempt from the provisions of
Section 2115. No assurance can be given that the Company will ever satisfy any exemption from Section 2115.

LIMITATIONS ON LIABILITY

     Delaware law authorizes corporations to limit or eliminate the personal liability of directors to corporations and their stockholders for monetary damages for breach of a director's fiduciary duty of care. The duty of care requires that, when acting on behalf of the corporation, directors must exercise an informed business judgment based on all material information reasonably available to them. Absent the limitations authorized by Delaware law, directors are accountable to corporations and their stockholders for monetary damages for conduct constituting gross negligence in the exercise of their duty of care. Delaware law enables corporations to limit available relief to equitable remedies such as injunction or rescission. Although the Company's Certificate of Incorporation ("Certificate of Incorporation") does not limit the liability of directors of the Company to the fullest extent permitted by Delaware law the Company intends to seek stockholder approval in order to amend its Certificate of Incorporation to provide for such limitation. Specifically, if the Certificate of Incorporation is so amended, directors of the Company will not be personally liable for monetary damages for breach of a director's fiduciary duty as a director, except for liability (i) for any breach of the director's duty of loyalty to the Company or its stockholders, (ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (iii) under Section 174 of the DGCL, or (iv) for any transaction from which the director derived an improper personal benefit.

     The inclusion of this provision in any such amended Certificate of Incorporation may have the effect of reducing the likelihood of derivative litigation against directors and may discourage or deter stockholders or management from bringing a lawsuit against directors for breach of their duty of care, even though such an action, if successful, might otherwise have benefited the Company and its stockholders. The amended Certificate of Incorporation will also provide indemnification to its officers and directors and certain other persons with respect to certain matters, and the Company intends to enter into agreements with each of its directors and executive officers providing for indemnification with respect to certain matters.

STOCK TRANSFER AGENT AND REGISTRAR

     The stock transfer agent and registrar for the Common Stock is American Stock Transfer and Trust Company.

                                 LEGAL MATTERS

     The validity of the shares of the Company's Common Stock offered hereby will be passed upon for the Company by Donahue, Mesereau & Leids LLP, Los Angeles, California.

                                    EXPERTS

     The audited financial statements of the Company as of September 30, 1997 and 1996 and the related statements of operations, shareholders' equity and cash flows for the fiscal years ended September 30, 1997 and 1996, included elsewhere in this Prospectus, have been so included in reliance on the report of Clumeck, Stern, Phillips & Schenkelberg, independent certified public accountants, given on the authority of such firm as experts in auditing and accounting.

                             ADDITIONAL INFORMATION

     The Company has filed with the Securities and Exchange Commission a Registration Statement on Form SB-2 under the Securities Act of 1933, as amended, with respect to the securities offered hereby. This Prospectus does not contain all the information set forth in the Registration Statement. For further information with respect to the Company and the securities offered hereby, reference is made to the Registration Statement, including the exhibits and financial statements filed therewith. Statements contained in this Prospectus as to the contents of any contract or other documents are not necessarily complete, and in each instance, reference is made to the copy of such contract or other document filed as an exhibit to the Registration Statement, each statement being qualified in its entirety by such reference. All of these documents may be obtained upon payment of the prescribed fees or examined without charge at the office of the Securities and Exchange Commission, 450 Fifth Street, N.W., Washington, D.C. 20549, or by way of the Commission's Internet address, http://www.sec.gov.

                         INDEX TO FINANCIAL STATEMENTS

               ENVIRONMENTAL PRODUCTS & TECHNOLOGIES CORPORATION
                         (A DEVELOPMENT STAGE COMPANY)

                                FINANCIAL REPORT
                   SEPTEMBER 30, 1997 AND SEPTEMBER 30, 1996

                               TABLE OF CONTENTS

                                                              PAGE
                                                              ----
Independent Auditors' Report................................   F-2

Financial Statements
  Balance Sheet.............................................   F-3
  Statements of Stockholders' Equity........................   F-4
  Statements of Operations..................................   F-5
  Statements of Cash Flows..................................   F-6
  Notes to Financial Statements.............................   F-7

Financial Statements (unaudited) for the nine months ended
  June 30, 1998
  Balance Sheet.............................................  F-11
  Statement of Stockholders' Equity.........................  F-12
  Statement of Operations...................................  F-13
  Statement of Cash Flows...................................  F-14
  Notes to Financial Statements.............................  F-15

Financial Statements (unaudited) for the nine months ended
  June 30, 1997
  Balance Sheet.............................................  F-19
  Statement of Stockholders' Deficit........................  F-20
  Statement of Operations...................................  F-21
  Statement of Cash Flows...................................  F-22
  Notes to Financial Statements.............................  F-23

                          INDEPENDENT AUDITORS' REPORT

To the Board of Directors
Environmental Products & Technologies Corporation
Thousand Oaks, California

     We have audited the balance sheet of Environmental Products & Technologies Corporation (a development stage company), as of September 30, 1997 and the related statements of stockholders' equity, operations and cash flows for the years ended September 30, 1997 and 1996. These financial statements are the responsibility of the company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

     We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

     In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of Environmental Products & Technologies Corporation as of September 30, 1997 and the results of its operations and its cash flow for the years ended September 30, 1997 and 1996 in conformity with generally accepted accounting principles.

                                      CLUMECK, STERN, PHILLIPS & SCHENKELBERG
                                        Certified Public Accountants

Encino, California
December 18, 1997, except for Notes 12 and 13, as to which the date is May 18, 1998

               ENVIRONMENTAL PRODUCTS & TECHNOLOGIES CORPORATION
                         (A DEVELOPMENT STAGE COMPANY)

                                 BALANCE SHEETS
                          SEPTEMBER 30, 1997 AND 1996

                                     ASSETS

                                                                 1997          1996
                                                              ----------    ----------
CURRENT ASSETS
  Cash......................................................  $  271,360    $   11,871
  Prepaid expenses..........................................          --         9,500
  Interest receivable.......................................       4,329         1,372
  Due from stockholders.....................................          --       209,200
                                                              ----------    ----------
          Total Current Assets..............................     275,689       231,943
                                                              ----------    ----------
EQUIPMENT...................................................       1,093            --
                                                              ----------    ----------
OTHER ASSETS
  Note receivable -- related party..........................      34,850        30,850
  Deposits..................................................         700        10,200
                                                              ----------    ----------
          Total Other Assets................................      35,550        41,050
                                                              ----------    ----------
TOTAL ASSETS................................................  $  312,332    $  272,993
                                                              ==========    ==========

                         LIABILITIES AND STOCKHOLDERS' EQUITY
CURRENT LIABILITIES

  Accounts payable..........................................  $   17,383    $   36,016
  Accrued salaries..........................................      68,000            --
  Accrued interest..........................................       7,320            --
  Settlement payable........................................      27,005            --
  Note payable -- related party.............................     103,000            --
                                                              ----------    ----------
          Total Current Liabilities.........................     222,708        36,016
                                                              ----------    ----------
LONG TERM DEBT
  Note payable -- related party.............................          --       113,000
                                                              ----------    ----------
TOTAL LIABILITIES...........................................     222,708       149,016
                                                              ----------    ----------
COMMITMENTS
STOCKHOLDERS' EQUITY
  Common stock, $.01 par value, authorized 20,000,000
     shares; issued and outstanding 7,607,148 shares (1997)
     and 7,396,148 shares (1996)............................      38,035        36,980
  Preferred stock, $.01 par value, authorized 20,000,000
     shares; no shares issued or outstanding................          --            --
  Additional paid in capital................................   1,402,286     1,056,186
  Additional paid in capital -- stock options...............      54,450            --
  Retained (Deficit)........................................    (695,452)     (695,452)
  Deficit accumulated during development stage..............    (709,695)     (273,737)
                                                              ----------    ----------
                                                                  89,624       123,977
                                                              ----------    ----------
TOTAL LIABILITIES AND STOCKHOLDERS' EQUITY..................  $  312,332    $  272,993
                                                              ==========    ==========

                      (See Notes to Financial Statements)

               ENVIRONMENTAL PRODUCTS & TECHNOLOGIES CORPORATION
                         (A DEVELOPMENT STAGE COMPANY)

                       STATEMENT OF STOCKHOLDERS' EQUITY
                    YEARS ENDED SEPTEMBER 30, 1997 AND 1996

                                                                           ADDITIONAL        DEFICIT          RETAINED
                                      COMMON STOCK                           PAID-IN       ACCUMULATED        DEFICIT
                                -------------------------   ADDITIONAL       CAPITAL        DURING THE      PRIOR TO THE
                                 NUMBER OF                    PAID-IN         STOCK        DEVELOPMENT      DEVELOPMENT
                                  SHARES        AMOUNT        CAPITAL        OPTIONS          STAGE            STAGE
                                -----------   -----------   -----------   -------------   --------------   --------------
Balance -- September 30,
  1995........................    5,356,148   $    26,780   $  673,306                                       $(695,452)
                                -----------   -----------   ----------
Common stock issued for cash
    Oct. -- Dec., 1995........      200,000         1,000        9,000
    Jan. -- Mar., 1996........      800,000         4,000      185,650
    Apr. -- Jun., 1996........       80,000           400       34,600
    July -- Sept., 1996.......      960,000         4,800      144,400
                                -----------   -----------   ----------       -------        ---------        ---------
                                  2,040,000        10,200      373,650
Executive Compensation........                                   9,230
Common stockholder loss for
  the year ended September 30,
  1996........................                                                              $(273,737)
                                -----------   -----------   ----------       -------        ---------        ---------
Balance, September 30, 1996...    7,396,148        36,980    1,056,186                       (237,737)        (695,452)
Common stock cancelled........     (889,000)       (4,445)       4,445
Common stock issued for cash
  June -- September, 1997.....    1,100,000         5,500      332,425
Executive Compensation........                                   9,230
Stock options granted.........                                               $54,450
Cost to raise capital.........                                                                (32,223)
Common stockholder loss for
  the year ended September 30,
  1997........................                                                               (403,735)
                                -----------   -----------   ----------       -------        ---------        ---------
                                  7,607,148   $    38,035   $1,402,286       $54,450        $(709,695)       $(695,452)
                                ===========   ===========   ==========       =======        =========        =========


                                    TOTAL
                                STOCKHOLDERS'
                                   EQUITY
                                -------------
Balance -- September 30,
  1995........................    $   4,634
Common stock issued for cash
    Oct. -- Dec., 1995........
    Jan. -- Mar., 1996........
    Apr. -- Jun., 1996........
    July -- Sept., 1996.......
                                  ---------
                                    383,850
Executive Compensation........        9,230
Common stockholder loss for
  the year ended September 30,
  1996........................     (273,737)
                                  ---------
Balance, September 30, 1996...      123,977
Common stock cancelled........
Common stock issued for cash
  June -- September, 1997.....      337,925
Executive Compensation........        9,230
Stock options granted.........       54,450
Cost to raise capital.........      (32,223)
Common stockholder loss for
  the year ended September 30,
  1997........................     (403,735)
                                  ---------
                                  $  89,624
                                  =========

                      (See Notes to Financial Statements)

               ENVIRONMENTAL PRODUCTS & TECHNOLOGIES CORPORATION
                         (A DEVELOPMENT STAGE COMPANY)

                            STATEMENTS OF OPERATIONS
             YEARS ENDED SEPTEMBER 30, 1997 AND 1996 AND THE PERIOD
       OCTOBER 1, 1995 (DATE OF DEVELOPMENT STAGE) TO SEPTEMBER 30, 1997

                                                                                OCTOBER 1, 1995
                                                                                       TO
                                                       1997         1996       SEPTEMBER 30, 1997
                                                     ---------    ---------    ------------------
SALES..............................................  $      --    $      --        $      --
                                                     ---------    ---------        ---------
EXPENSES
  Consulting.......................................    104,171      159,605          263,776
  Legal and professional...........................     33,346        7,486           40,832
  Liability insurance..............................     11,007           --           11,007
  Miscellaneous....................................     24,354       14,200           38,554
  Office supplies and expenses.....................      8,138        2,492           10,630
  Other expenses...................................        216       43,642           43,858
  Rent.............................................     52,155       19,775           71,930
  Repairs and maintenance..........................         --        1,500            1,500
  Research and development.........................     69,238           --           69,238
  Salaries.........................................     77,230        9,230           86,460
  Telephone........................................      3,068        1,356            4,424
  Travel...........................................      5,459       15,823           21,282
                                                     ---------    ---------        ---------
          Total General & Administrative...........    388,382      275,109          663,491
                                                     ---------    ---------        ---------
LOSS FROM OPERATIONS...............................   (388,382)    (275,109)        (663,491)
                                                     ---------    ---------        ---------
OTHER INCOME (EXPENSE)
  Interest income..................................      2,957        1,372            4,329
  Interest expense.................................    (18,310)          --          (18,310)
                                                     ---------    ---------        ---------
                                                       (15,353)       1,372          (13,981)
                                                     ---------    ---------        ---------
NET LOSS...........................................  $(403,735)   $(273,737)       $(677,472)
                                                     =========    =========        =========
NET LOSS PER SHARE.................................  $    (.06)   $    (.04)            (.10)
                                                     =========    =========        =========

                      (See Notes to Financial Statements)

               ENVIRONMENTAL PRODUCTS & TECHNOLOGIES CORPORATION
                         (A DEVELOPMENT STAGE COMPANY)

                            STATEMENTS OF CASH FLOWS
             YEARS ENDED SEPTEMBER 30, 1997 AND 1996 AND THE PERIOD
       OCTOBER 1, 1995 (DATE OF DEVELOPMENT STAGE) TO SEPTEMBER 30, 1997

                                                                                OCTOBER 1, 1995
                                                                                       TO
                                                       1997         1996       SEPTEMBER 30, 1997
                                                     ---------    ---------    ------------------
CASH FLOWS FROM OPERATING ACTIVITIES
     Net loss......................................  $(403,735)   $(273,737)       $(677,472)
                                                     ---------    ---------        ---------
     Adjustments to reconcile net loss to net cash
       used in operating activities
       Non-cash consulting fees....................     54,450      125,000          179,450
     Non-cash executive compensation...............      9,230        9,230           18,460
       (Increase) decrease in operating assets
          Prepaid expenses.........................      9,500       (9,500)              --
          Interest receivable......................     (2,957)      (1,372)          (4,329)
          Deposits.................................      9,500      (10,200)            (700)
       Increase (decrease) in operating liabilities
          Accounts payable.........................    (18,633)      30,758           12,125
          Accrued salaries.........................     68,000           --           68,000
          Accrued interest.........................      7,320           --            7,320
          Settlement payable.......................     27,005           --           27,005
                                                     ---------    ---------        ---------
            Total Adjustments......................    163,415      143,916          307,331
                                                     ---------    ---------        ---------
NET CASH USED IN OPERATING
  ACTIVITIES.......................................   (240,320)    (129,821)        (370,141)
                                                     ---------    ---------        ---------
CASH FLOWS FROM INVESTING ACTIVITIES
     Loan to related party.........................     (4,000)     (30,850)         (34,850)
     Purchase of equipment.........................     (1,093)          --           (1,093)
                                                     ---------    ---------        ---------
NET CASH USED IN INVESTING ACTIVITIES..............     (5,093)     (30,850)         (35,943)
                                                     ---------    ---------        ---------
CASH FLOWS FROM FINANCING ACTIVITIES
     Sale of common stock..........................    547,125      182,350          729,475
     Loan payments.................................    (10,000)     (12,000)         (22,000)
     Cost to raise capital.........................    (32,223)          --          (32,223)
                                                     ---------    ---------        ---------
NET CASH PROVIDED BY FINANCING
  ACTIVITIES.......................................    504,902      170,350          675,252
                                                     ---------    ---------        ---------
NET INCREASE IN CASH...............................    259,489        9,679          269,168
CASH, October 1....................................     11,871        2,192            2,192
                                                     ---------    ---------        ---------
CASH, September 30.................................  $ 271,360    $  11,871        $ 271,360
                                                     =========    =========        =========

                      (See Notes to Financial Statements)

               ENVIRONMENTAL PRODUCTS & TECHNOLOGIES CORPORATION
                         (A DEVELOPMENT STAGE COMPANY)

                         NOTES TO FINANCIAL STATEMENTS
                    YEARS ENDED SEPTEMBER 30, 1997 AND 1996

NOTE 1 -- NATURE OF BUSINESS AND SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

NATURE OF BUSINESS

     The Company was incorporated in 1983 as CCRS III, Inc. In 1989 its name was changed to Central Corporate Reports Service, Inc., merged with Information Bureau Inc. and operated in the financial public relation business until March, 1990 when the Company became inactive. In 1990 the Company changed its name to Combined Assets, Inc. and in 1991 changed its name to ACP International, Inc. and then again in 1994 changed its name back to Combined Assets, Inc. In January, 1995 the Company's name was changed to Environmental Products & Technologies Corporation. At the end of 1995 the Company began to develop systems to control odors and solid stream waste in the farming industry. In addition the Company is developing organic based insecticides for agricultural, commercial and residential use.

     The Company is currently in the development stage of operations devoting its time to raising capital, product and supplier development, and marketing future products. No products have been manufactured or marketed at this time. These financial statements have been prepared on the basis that adequate capital will be obtained.

CASH AND CASH EQUIVALENTS

     For purposes of reporting cash flows, the Company considers all cash accounts not subject to withdrawal restrictions and certificates of deposits with original maturities of ninety days or less to be cash or cash equivalents.

INCOME TAXES

     The Company accounts for income taxes in accordance with Financial Accounting Standards Statement No. 109, "Accounting for Income Taxes", which requires recognition of deferred tax liabilities and assets for the expected future tax consequences of events that have been included in the financial statements or tax returns. Under this method, deferred tax liabilities and assets are determined based on the difference between the financial statement and tax basis of assets and liabilities using enacted tax rates in effect for the year which the differences are expected to be settled or realized.

LOSS PER SHARE

     The computations of loss per share of common stock are based on the weighted average number of shares outstanding of 7,182,690 shares (1997) and 6,156,132 shares (1996) and 6,669,412 shares (cumulative period).

RECLASSIFICATION

     Health insurance of $10,905 for the year ended September 30, 1996 has been reclassified as consulting expense for comparative purposes.

USE OF ESTIMATES

     The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amount of assets and liabilities and disclosures of contingent assets and liabilities as the date of the financial statements and the reported amounts of revenue and expenses during the reporting period. Actual results could differ from those estimates.

               ENVIRONMENTAL PRODUCTS & TECHNOLOGIES CORPORATION
                         (A DEVELOPMENT STAGE COMPANY)

                   NOTES TO FINANCIAL STATEMENTS (CONTINUED)
                    YEARS ENDED SEPTEMBER 30, 1997 AND 1996

NOTE 2 -- NOTE RECEIVABLE -- RELATED PARTY

     The receivable is due from a corporation owned by an officer and major stockholder of the Company. The note calls for interest at nine percent per annum and is due November 1, 1998. Interest accrued on this note amounted to $4,329 (1997) and $1,372 (1996).

NOTE 3 -- FAIR MARKET VALUE OF FINANCIAL INSTRUMENTS

     The fair market value of the note receivable and the note payable approximates cost based on current borrowing rates.

NOTE 4 -- DUE FROM STOCKHOLDERS

     Common stock was issued in 1996 prior to receipt of full payment. Payments for the stock were received in 1997.

NOTE 5 -- NOTE PAYABLE -- RELATED PARTY

     The note payable to an officer-stockholder calls for monthly interest only payments at the rate of 12% per annum. The principal is due August 1, 1998. The note has an acceleration clause that requires full principal and interest payments within ten business days of the completion of a secondary offering to the public of at least $3,000,000. Interest charged against income for 1997 was $14,820, of which $7,320 is accrued.

NOTE 6 -- COMMITMENTS

     The Company has an employment agreement with an officer. The contract commenced October 1, 1996 and continues for five years. The compensation calls for an annual salary of $68,000 plus bonuses determined by the Board of Directors.

     The Company entered into a lease for facilities beginning January 1, 1998. The lease calls for a term of two years, plus an option for an additional two years. The minimum annual commitment is as follows:

1998.......................................................  $22,680
1999.......................................................   30,924
2000.......................................................    7,788
                                                             -------
                                                             $61,392
                                                             =======

NOTE 7 -- STOCK OPTIONS

     In December 1995, the Board of Directors and the shareholders approved the 1996 Stock Option Plan. The Plan provides for non-qualified and incentive stock options. The Board has designated 800,000 shares for the Plan. No options may be granted under this plan after December 2005, and the Plan terminates September 30, 2006. The exercise price of the non-qualified stock option shall not be less than 85 percent of the fair market value at the date of grant. The Board of Directors granted 330,000 options on July 29, 1997 to outside consultants for services rendered to the Company. The option price, which was equal to the trading price on the grant date is $.1875 per share. The options are immediately exercisable under the plan; however, option holders representing 280,000 shares have signed agreements to not exercise the option prior to July 15, 1999. Options of 50,000 remain immediately exercisable. As of September 30, 1997 none of the options had been exercised. Under Financial Accounting Standards No. 123, "Accounting for Stock-Based Compensation", options granted to non-employees are recognized at the fair value of the goods or services received or the fair value of the equity instrument issued. The Company has recorded the service at the fair value of the option

               ENVIRONMENTAL PRODUCTS & TECHNOLOGIES CORPORATION
                         (A DEVELOPMENT STAGE COMPANY)

                   NOTES TO FINANCIAL STATEMENTS (CONTINUED)
                    YEARS ENDED SEPTEMBER 30, 1997 AND 1996

NOTE 7 -- STOCK OPTIONS (CONTINUED)
on the grant date using an option pricing model which used the one-year U.S. Treasury rate of 5.54%, volatility of 300, a one year expected life, and no expected dividends.

NOTE 8 -- WARRANTS

     The Board of Directors at their June 1995 meeting authorized the issuance of 1,200,000 warrants. These warrants entitled the holder to purchase an equal number of capital stocks at $.05 per share. The right to purchase the shares expires June 21, 1998. The 1,200,000 warrants authorized were purchased for the Board stated price of $200. In 1997, 600,000 warrants were cancelled. The 600,000 remaining warrants are outstanding.

NOTE 9 -- INCOME TAXES

     The Company has available at September 30, 1997, unused operating loss carryforwards that may be applied against future taxable income and that expire as follows:

September 30, 2012..........................................  $  340,055
September 30, 2011..........................................     264,507
September 30, 2010..........................................      23,133
September 30, 2003..........................................     530,859
September 30, 2004..........................................      15,507
September 30, 2005..........................................       1,061
                                                              ----------
          Total.............................................  $1,175,122
                                                              ==========

     No deferred tax asset has been recorded, as there is a more than 50% chance that the loss carryovers will expire unused.

NOTE 10 -- SUPPLEMENTAL DISCLOSURE OF CASH FLOW INFORMATION

                                                                  OCTOBER 1, 1995
                                                                         TO
                                               1997      1996    SEPTEMBER 30, 1997
                                              -------   ------   ------------------
Cash paid during the year for
  Interest..................................  $10,990   $2,400        $13,390
                                              -------   ------        -------
  Income taxes..............................  $    --   $   --        $    --
                                              -------   ------        -------

NOTE 11 -- EXECUTIVE COMPENSATION

     An officer/stockholder of the Company devoted part of his time to the business for which he received no compensation. The fair value of that time has been estimated to be $9,230 for each of the two years. These amounts have been charged to income and recorded as additional paid-in capital.

NOTE 12 -- SUBSEQUENT EVENTS

     Subsequent to the year end, the Company reached a settlement with a former associate. The agreement called for payment of $15,990 cash plus 10,000 shares of stock. This settlement was accrued at September 30, 1997.

               ENVIRONMENTAL PRODUCTS & TECHNOLOGIES CORPORATION
                         (A DEVELOPMENT STAGE COMPANY)

                   NOTES TO FINANCIAL STATEMENTS (CONTINUED)
                    YEARS ENDED SEPTEMBER 30, 1997 AND 1996

     Pursuant to a restated letter of understanding dated May 18, 1998, a Utah Limited Liability Company agreed to transfer to the Company all rights, title and interest in and to an anaerobic digester, a bio-reactor and the biologicals used therewith. In consideration for this transfer, the Company issued 100,000 shares of common stock to the Utah company and has agreed to issue an additional 50,000 shares of common stock upon assignment to the Company of all patents to the bio-reactor. In addition, the Company has agreed to issue to the Utah company an aggregate of 320,000 shares of common stock, payable 80,000 shares on each of October 15, 1999, 2000, 2001 and 2002. The value of the initial 100,000 shares at the market price on the date of the issuance of the shares was recorded as research and development and expensed as incurred.

     In January 1998, the Company issued 300,000 warrants to outside consultants for services rendered to the Company. The warrants entitle them to purchase an equal number of common shares at the exercise price of $2.00 per share. The exercise period terminates on January 21, 2001. The Company has recorded their services at the fair value of the warrant on the grant date using an option pricing model which used the one year U.S. Treasury rate of 5.45 percent, volatility of 225, a one year expected life and no expected dividends. 300,000 warrants remain outstanding at June 30, 1998.

     In March 1998, the Board of Directors authorized the issuance of Series A convertible preferred stock and warrants and the reserving of shares of common stock for issuance upon the conversion of the preferred stock and exercise of the warrants. The holders of the Series A convertible preferred stock are not entitled to receive dividends. The preferred stock can be converted to common stock at the fixed or variable conversion price, whichever is more beneficial to the stockholder. The fixed conversion price is $3.875 per share. The variable conversion price is 80% of the average of the five lowest closing market prices of the stock in the fifteen trading days immediately before the conversion date. The number of common shares is determined by dividing $1,000 by the conversion price and multiplying the resulting amount by the number of preferred shares being converted. There is also a premium that can be redeemed by the Company in cash. If it is not redeemed in cash, it will add to the stated value of the preferred shares in arriving at the number of common shares to be issued. The premium is six percent (on an annualized basis) of the stated value of the preferred shares. The securities issued have a below-market conversion feature which the Company recorded as a preferred stock dividend in April 1998 in the amount of $3,295,610.

     The Company loaned $12,116 to an officer-stockholder. The note is dated November 18, 1997 and principal plus interest at the rate of nine percent (9%) per annum are due on or before November 18, 1999.

NOTE 13 -- STOCK SPLIT

     In April 1998, the Board of Directors approved a two for one forward stock split for holders of record on May 4, 1998. The effect of this stock split has been retroactively applied to the 1997 and 1996 Financial Statements.

               ENVIRONMENTAL PRODUCTS & TECHNOLOGIES CORPORATION
                         (A DEVELOPMENT STAGE COMPANY)

                                 BALANCE SHEET
                                 JUNE 30, 1998
                                  (UNAUDITED)

                                     ASSETS

Current assets:
  Cash......................................................  $ 2,371,705
  Prepaid expenses..........................................        2,520
  Interest receivable.......................................        6,681
  Deposits..................................................       44,578
  Note receivable, related party............................       34,850
                                                              -----------
     Total current assets...................................    2,460,334
                                                              -----------
Equipment, net..............................................       54,115
                                                              -----------
Other assets:
  Note receivable, related party............................       12,116
  Deposits..................................................          700
  Mining rights.............................................       40,000
                                                              -----------
                                                                   52,816
                                                              -----------
     TOTAL ASSETS...........................................  $ 2,567,265
                                                              ===========

                  LIABILITIES AND STOCKHOLDERS' EQUITY
Current liabilities:
  Accrued salaries..........................................  $   139,000
  Accrued interest..........................................       11,589
  Note payable, related party...............................      103,000
                                                              -----------
     Total current liabilities..............................      253,589
                                                              -----------
Commitments
Stockholders' equity:
  Common stock, $.01 par value, authorized 20,000,000
     shares; issued and outstanding 8,567,148 shares........       42,735
  Preferred stock, $.01 par value, authorized 20,000,000
     shares; 3,000 shares issued
     and outstanding........................................           30
  Additional paid-in capital................................    1,812,889
  Additional paid-in capital, preferred.....................    6,295,580
  Additional paid-in capital, stock options.................       54,450
  Retained deficit..........................................     (695,452)
  Accumulated deficit during development stage..............   (5,196,556)
                                                              -----------
                                                                2,313,676
                                                              -----------
     TOTAL LIABILITIES AND STOCKHOLDERS' EQUITY.............  $ 2,567,265
                                                              ===========

                       See notes to financial statements.

               ENVIRONMENTAL PRODUCTS & TECHNOLOGIES CORPORATION
                         (A DEVELOPMENT STAGE COMPANY)

                       STATEMENT OF STOCKHOLDERS' EQUITY
                        NINE MONTHS ENDED JUNE 30, 1998
                                  (UNAUDITED)

                            PREFERRED STOCK                   COMMON STOCK                    ADDITIONAL   ACCUMULATED
                            ---------------   ADDITIONAL   -------------------                 PAID-IN       DEFICIT
                            NUMBER             PAID-IN      NUMBER               ADDITIONAL    CAPITAL-    DURING THE
                              OF               CAPITAL-       OF                  PAID-IN       STOCK      DEVELOPMENT
                            SHARES   AMOUNT   PREFERRED     SHARES     AMOUNT     CAPITAL      OPTIONS        STAGE
                            ------   ------   ----------   ---------   -------   ----------   ----------   -----------
Balance at September 30,
  1997....................     --      --             --   7,607,148   $38,035   $1,402,286    $54,450     $  (709,695)
Common stock issued for
  cash....................     --      --             --     300,000     1,500       89,125         --              --
Common stock issued for
  research and
  development.............     --      --             --     100,000       500      130,750         --              --
Common stock issued in
  settlement of note
  obligation..............     --      --             --      10,000        50        9,950         --              --
Preferred stock issued for
  cash....................  3,000      30      2,999,970          --        --           --         --              --
Cost to raise capital.....     --      --             --          --        --           --         --        (349,800)
Warrant transactions......     --      --             --     570,000     2,850       (2,850)        --              --
Common stock canceled.....     --      --             --     (20,000)     (200)         200         --              --
Executive compensation....     --      --             --          --        --        5,000         --              --
Warrants granted..........     --      --             --          --        --      178,428         --              --
Preferred stock
  dividend................     --      --      3,295,610          --        --           --         --      (3,295,610)
Net loss for the nine
  months ended June 30,
  1998....................     --      --             --          --        --           --         --        (841,451)
                            -----     ---     ----------   ---------   -------   ----------    -------     -----------
Balance at June 30,
  1998....................  3,000     $30     $6,295,580   8,567,148   $42,735   $1,812,889    $54,450     $(5,196,556)

                              RETAINED
                              DEFICIT
                            PRIOR TO THE       TOTAL
                            DEVELOPMENT    STOCKHOLDERS'
                               STAGE          EQUITY
                            ------------   -------------
Balance at September 30,
  1997....................   $(695,452)     $   89,624
Common stock issued for
  cash....................          --          90,625
Common stock issued for
  research and
  development.............          --         131,250
Common stock issued in
  settlement of note
  obligation..............          --          10,000
Preferred stock issued for
  cash....................          --       3,000,000
Cost to raise capital.....                    (349,800)
Warrant transactions......          --              --
Common stock canceled.....          --              --
Executive compensation....          --           5,000
Warrants granted..........          --         178,428
Preferred stock
  dividend................          --              --
Net loss for the nine
  months ended June 30,
  1998....................          --        (841,451)
                             ---------      ----------
Balance at June 30,
  1998....................   $(695,452)     $2,313,676

                       See notes to financial statements.

               ENVIRONMENTAL PRODUCTS & TECHNOLOGIES CORPORATION
                         (A DEVELOPMENT STAGE COMPANY)

                            STATEMENT OF OPERATIONS
              NINE MONTHS ENDED JUNE 30, 1998 AND THE PERIOD FROM
          OCTOBER 1, 1995 (DATE OF DEVELOPMENT STAGE) TO JUNE 30, 1998
                                  (UNAUDITED)

                                                               NINE MONTHS       OCTOBER 1,
                                                                  ENDED            1995 TO
                                                              JUNE 30, 1998     JUNE 30, 1998
                                                              --------------    -------------
Sales.......................................................    $      --        $        --
Expenses:
  Consulting................................................      275,602            539,378
  Legal and professional....................................       74,707            115,539
  Liability insurance.......................................        2,492             13,499
  Miscellaneous.............................................        3,470             42,024
  Office supplies and expenses..............................       21,300             31,930
  Other expenses............................................           --             43,858
  Rent......................................................       15,747             87,677
  Repairs and maintenance...................................        2,250              3,750
  Research and development..................................      321,490            390,728
  Salaries..................................................      118,667            205,127
  Telephone.................................................        2,539              6,963
  Travel....................................................       20,773             42,055
  Depreciation and amortization                                     5,478              5,478
                                                                ---------        -----------
Total general and administrative............................      864,515          1,528,006
                                                                ---------        -----------
Loss from operations........................................     (864,515)        (1,528,006)
                                                                ---------        -----------
Other income (expense)
  Interest income...........................................       32,334             36,663
  Interest expense..........................................       (9,270)           (27,580)
                                                                ---------        -----------
                                                                   23,064              9,083
                                                                ---------        -----------
Net loss....................................................    $(841,451)       $(1,518,923)
Preferred stock dividend....................................    3,295,610          3,295,610
Net loss -- common stockholders.............................   (4,137,061)        (4,814,533)
                                                                =========        ===========
Net loss per common share...................................         (.51)              (.68)
                                                                =========        ===========

                       See notes to financial statements.

               ENVIRONMENTAL PRODUCTS & TECHNOLOGIES CORPORATION
                         (A DEVELOPMENT STAGE COMPANY)

                            STATEMENT OF CASH FLOWS
              NINE MONTHS ENDED JUNE 30, 1998 AND THE PERIOD FROM
          OCTOBER 1, 1995 (DATE OF DEVELOPMENT STAGE) TO JUNE 30, 1998
                                  (UNAUDITED)

                                                               NINE MONTHS      OCTOBER 1,
                                                                  ENDED           1995 TO
                                                              JUNE 30, 1998    JUNE 30, 1998
                                                              -------------    -------------
Cash flows from operating activities:
  Net loss..................................................   $ (841,451)      $(1,518,923)
  Adjustments to reconcile net loss to net cash used in
     operating activities:
     Depreciation and amortization..........................        5,478             5,478
     Loss on disposition of equipment.......................        1,093             1,093
     Noncash research and development.......................      131,250           131,250
     Noncash consulting fees................................      178,428           357,878
     Other noncash expenses.................................       10,000            10,000
     Noncash executive compensation.........................        5,000            23,460
     (Increase) decrease in:
       Prepaid expenses.....................................       (2,520)           (2,520)
       Interest receivable..................................       (2,352)           (6,681)
       Deposits.............................................      (44,578)          (45,278)
     Increase (decrease) in:
       Accounts payable.....................................      (17,383)           (5,258)
       Accrued salaries.....................................       71,000           139,000
       Accrued interest.....................................        4,269            11,589
       Settlement payable...................................      (27,005)               --
                                                               ----------       -----------
          Total adjustments.................................      312,680           620,011
                                                               ----------       -----------
Net cash used in operating activities.......................     (528,771)         (898,912)
                                                               ----------       -----------
Cash flows from investing activities:
  Loan to related party.....................................      (12,116)          (46,966)
  Purchase of mining rights.................................      (40,000)          (40,000)
  Purchase of equipment.....................................      (59,593)          (60,686)
                                                               ----------       -----------
Cash used in investing activities...........................     (111,709)         (147,652)
                                                               ----------       -----------
Cash flows from financing activities:
  Loan payments.............................................           --           (22,000)
  Sale of common stock......................................       90,625           820,100
  Sale of preferred stock...................................    3,000,000         3,000,000
  Cost to raise capital.....................................     (349,800)         (382,023)
                                                               ----------       -----------
Net cash provided by financing activities...................    2,740,825         3,416,077
                                                               ----------       -----------
Net increase in cash........................................    2,100,345         2,369,513
Cash, October 1.............................................      271,360             2,192
                                                               ----------       -----------
Cash, June 30, 1998.........................................   $2,371,705       $ 2,371,705
                                                               ==========       ===========

                       See notes to financial statements.

               ENVIRONMENTAL PRODUCTS & TECHNOLOGIES CORPORATION
                         (A DEVELOPMENT STAGE COMPANY)

                         NOTES TO FINANCIAL STATEMENTS
                        NINE MONTHS ENDED JUNE 30, 1998
                                  (UNAUDITED)

 1. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

FINANCIAL STATEMENTS

     The balance sheet as of June 30, 1998, and the related statements of stockholders' equity, operations and cash flows for the nine months ended June 30, 1998, are unaudited. Such unaudited financial statements have been prepared in accordance with generally accepted accounting principles for interim financial reporting and with the instructions to Form SB-2. Accordingly, they do not include all of the information and disclosures required by generally accepted accounting principles for complete financial statements. In the opinion of management, all adjustments, consisting of normal recurring accruals considered necessary for a fair presentation, have been included. Results for the nine months ended June 30, 1998 are not necessarily indicative of the results that may be achieved for any other interim period or for the fiscal year ending September 30, 1998. These statements should be read in conjunction with the financial statements and related notes included in the audited report for the year ended September 30, 1997.

STOCK-BASED COMPENSATION

     The Company applies Financial Accounting Standards Boards (FASB) Statement No. 123 "Accounting for Stock-Based Compensation" in accounting for transactions in which goods or services are received from non-employees in exchange for equity instruments, including stock options and warrants. Under FASB No. 123, all transactions in which goods or services are received in exchange for equity instruments are recorded at the fair value of the goods or services received or the fair value of the equity instrument issued.

LOSS PER SHARE

     The computations of loss per share of common stock are based on the weighted average number of shares outstanding of 8,129,370 (1998) and 7,067,582 (cumulative period).

CONCENTRATION OF CREDIT RISK

     Financial instruments which potentially subject the Company to concentrations of credit risk include cash and cash equivalents. The Company primarily transacts its business with one financial institution and may maintain deposits in excess of federally insured limits. At June 30, 1998, the Company's uninsured cash balances totaled $2,269,779.

 2. EQUIPMENT

     At June 30, 1998, equipment consisted of the following:

Office equipment............................................  $30,335
Computer equipment..........................................   27,526
Leasehold improvements......................................    1,732
                                                              -------
                                                               59,593
Accumulated depreciation and amortization...................   (5,478)
                                                              -------
                                                              $54,115
                                                              =======

               ENVIRONMENTAL PRODUCTS & TECHNOLOGIES CORPORATION
                         (A DEVELOPMENT STAGE COMPANY)

                   NOTES TO FINANCIAL STATEMENTS (CONTINUED)
                        NINE MONTHS ENDED JUNE 30, 1998
                                  (UNAUDITED)

 3. RELATED-PARTY TRANSACTIONS

     The short-term note receivable is due from a corporation owned by an officer and major stockholder of the Company. The note calls for interest at nine percent per year and is due on November 1, 1998. Interest income for the nine months ended June 30, 1998, was $2,352.

     The long-term note receivable is due from an officer-shareholder. The note calls for interest at nine percent per year and is due on or before November 12, 1999.

     The note payable to an officer-stockholder calls for monthly interest-only payments at the rate of twelve percent per year. The principal is due on August 1, 1998. The note has an acceleration clause that requires full principal and interest payments within ten business days of the completion of a secondary offering to the public of at least $3,000,000. Interest expense for the nine months ended June 30, 1998, was $9,270.

     Management believes that these transactions were under terms no less favorable to the Company than those arranged with other parties.

 4. COMMITMENTS

     Pursuant to a letter of understanding dated May 18, 1998, a Utah Limited Liability Company agreed to transfer to the Company all rights, title and interest in and to an anaerobic digester, a bio-reactor and the biologicals used therewith. In consideration for this transfer, the Company issued 100,000 shares of common stock to the Utah company and has agreed to issue an additional 50,000 shares of common stock upon assignment to the Company of all patents to the bio-reactor. In addition, the Company has agreed to issue to the Utah company an aggregate of 320,000 shares of common stock, payable 80,000 shares on each of October 15, 1999, 2000, 2001 and 2002. The value of the initial 100,000 shares at the market price on the date of the issuance of the shares was recorded as research and development and expensed as incurred.

     The Company has employment contracts with executive officers, the terms of which expire through April 2002. Such agreements provide for minimum salary levels plus annual bonuses at the sole discretion of the Board of Directors. The aggregate commitment for future salaries at June 30, 1998, was $729,000.

     The Company entered into a lease for facilities beginning January 1, 1998. The lease calls for a term of two years, plus an option for an additional two years. The minimum annual commitment is as follows:

June 30, 1999...............................................  $30,240
June 30, 2000...............................................   15,120
                                                              -------
                                                              $45,360
                                                              =======

     Rent expense was $15,747 for the nine month period ended June 30, 1998.

 5. WARRANTS

     The Board of Directors at their June 1995 meeting authorized the issuance of 1,200,000 warrants. These warrants entitled the holder to purchase an equal number of shares of capital stock at $.05 per share. The warrants authorized were purchased for the Board stated price of $200. In 1997, 600,000 warrants were canceled. In April 1998, the 600,0000 warrants were exercised. In lieu of the $30,000 cash payment required, the Company took back and canceled 30,000 shares.

     In January 1998, the Company issued 300,000 warrants to outside consultants for services rendered to the Company. The warrants entitle them to purchase an equal number of common shares at the exercise price of

               ENVIRONMENTAL PRODUCTS & TECHNOLOGIES CORPORATION
                         (A DEVELOPMENT STAGE COMPANY)

                   NOTES TO FINANCIAL STATEMENTS (CONTINUED)
                        NINE MONTHS ENDED JUNE 30, 1998
                                  (UNAUDITED)

 5. WARRANTS (CONTINUED)
$2.00 per share. The exercise period terminates on January 21, 2001. The Company has recorded their services at the fair value of the warrant on the grant date using an option pricing model which used the one year U.S. Treasury rate of 5.45 percent, volatility of 225, a one year expected life and no expected dividends. 300,000 warrants remain outstanding at June 30, 1998.

 6. CONVERTIBLE PREFERRED STOCK

     In March 1998, the Board of Directors authorized the issuance of Series A convertible preferred stock and warrants and the reserving of shares of common stock for issuance upon the conversion of the preferred stock and exercise of the warrants. The holders of the Series A convertible preferred stock are not entitled to receive dividends. The preferred stock can be converted to common stock at the fixed or variable conversion price, whichever is more beneficial to the stockholder. The fixed conversion price is $3.875 per share. The variable conversion price is 80% of the average of the five lowest closing market prices of the stock in the fifteen trading days immediately before the conversion date. The number of common shares is determined by dividing $1,000 by the conversion price and multiplying the resulting amount by the number of preferred shares being converted. There is also a premium that can be redeemed by the Company in cash. If it is not redeemed in cash, it will add to the stated value of the preferred shares in arriving at the number of common shares to be issued. The premium is six percent (on an annualized basis) of the stated value of the preferred shares. The securities issued have a below-market conversion feature which the Company recorded as a preferred stock dividend in April 1998. At June 30, 1998, none of the holders of the preferred stock had converted their shares into shares of common stock.

 7. STOCK OPTIONS AND WARRANTS OUTSTANDING

                                        OPTIONAL    EXERCISE
                                        WARRANTS     PRICE           EXERCISE DATE
                                        --------    --------         -------------
                                                                July 16, 1999 to
Options granted.......................  280,000     $ .1875       September 30, 2006,
Options granted.......................   50,000       .1875     Up to September 30, 2006
Warrants issued.......................  300,000      2.0000     Up to January 21, 2001
Warrants issued.......................  300,000      3.8750     Up to April, 2003
                                        -------
Options/warrants outstanding at June
  30, 1998............................  930,000
                                        =======
Options/warrants exercisable at June
  30, 1998............................  650,000
                                        =======

 8. COMMON STOCK SPLIT

     On April 20, 1998, the Board of Directors declared a two-for-one forward stock split to holders of record on May 4, 1998. The effect of the stock split has been retroactively applied.

 9. EXECUTIVE COMPENSATION

     An officer-stockholder of the Company devoted part of his time to the business for which he received no compensation. The fair value of that time has been estimated to be $5,000 for the nine months ended June 30, 1998. This amount has been charged to expense and recorded as additional paid-in capital.

               ENVIRONMENTAL PRODUCTS & TECHNOLOGIES CORPORATION
                         (A DEVELOPMENT STAGE COMPANY)

                   NOTES TO FINANCIAL STATEMENTS (CONTINUED)
                        NINE MONTHS ENDED JUNE 30, 1998
                                  (UNAUDITED)

10. SUPPLEMENTAL DISCLOSURE OF CASH FLOW INFORMATION

                                                        NINE MONTHS     OCTOBER 1,
                                                           ENDED         1995 TO
                                                         JUNE 30,        JUNE 30,
                                                           1998            1998
                                                       -------------    ----------
Cash paid for
  Interest...........................................     $5,000         $18,390
  Income taxes.......................................         --              --

               ENVIRONMENTAL PRODUCTS & TECHNOLOGIES CORPORATION
                         (A DEVELOPMENT STAGE COMPANY)

                                 BALANCE SHEET
                                 JUNE 30, 1997
                                  (UNAUDITED)

                                     ASSETS

Current assets:
  Cash......................................................  $    8,549
  Interest receivable.......................................       3,545
                                                              ----------
          Total current assets..............................      12,094
                                                              ----------
Equipment...................................................       1,093
                                                              ----------
Other assets:
  Note receivable, related party............................      34,850
  Deposits..................................................      10,700
                                                              ----------
                                                                  45,550
                                                              ----------
          TOTAL ASSETS......................................  $   58,737
                                                              ==========

                 LIABILITIES AND STOCKHOLDERS' DEFICIT
Current liabilities:
  Accrued salaries..........................................  $   51,000
  Accrued interest..........................................       4,230
  Settlement payable........................................      27,005
                                                              ----------
          Total current liabilities.........................      82,235
                                                              ----------
Note payable, related party.................................     103,000
                                                              ----------
Commitments
Stockholders' equity:
  Common stock, $.01 par value, authorized 20,000,000
     shares; issued and outstanding 6,707,148 shares........      33,535
  Preferred stock, $.01 par value, authorized 20,000,000
     shares; no shares issued or outstanding................          --
  Additional paid-in capital................................   1,071,553
  Retained deficit                                              (695,452)
  Accumulated deficit during development stage..............    (536,134)
                                                              ----------
                                                                (126,498)
                                                              ----------
          TOTAL LIABILITIES AND STOCKHOLDERS' DEFICIT.......  $   58,737
                                                              ==========

                       See notes to financial statements.

               ENVIRONMENTAL PRODUCTS & TECHNOLOGIES CORPORATION
                         (A DEVELOPMENT STAGE COMPANY)

                       STATEMENT OF STOCKHOLDERS' DEFICIT
                        NINE MONTHS ENDED JUNE 30, 1997
                                  (UNAUDITED)

                                   COMMON STOCK                      DEFICIT       RETAINED
                                -------------------                ACCUMULATED     DEFICIT
                                 NUMBER               ADDITIONAL   DURING THE    PRIOR TO THE       TOTAL
                                   OF                  PAID-IN     DEVELOPMENT   DEVELOPMENT    STOCKHOLDERS'
                                 SHARES     AMOUNT     CAPITAL        STAGE         STAGE          DEFICIT
                                ---------   -------   ----------   -----------   ------------   -------------
Balance at September 30,
  1996........................  7,396,148   $36,980   $1,056,186    $(273,737)    $(695,452)      $ 123,977
Common stock issued for
  cash........................    200,000     1,000        4,000           --            --           5,000
Cost to raise capital.........         --        --           --          (37)           --             (37)
Common stock canceled.........   (889,000)   (4,445)       4,445           --            --              --
Executive compensation........         --                  6,922           --            --           6,922
Common stockholder loss for
  the nine months ended June
  30, 1997....................         --        --           --     (262,360)           --        (262,360)
                                ---------   -------   ----------    ---------     ---------       ---------
Balance at June 30, 1997......  6,707,148   $33,535   $1,071,553    $(536,134)    $(695,452)      $(126,498)
                                =========   =======   ==========    =========     =========       =========

                       See notes to financial statements.

               ENVIRONMENTAL PRODUCTS & TECHNOLOGIES CORPORATION
                         (A DEVELOPMENT STAGE COMPANY)

                            STATEMENT OF OPERATIONS
              NINE MONTHS ENDED JUNE 30, 1997 AND THE PERIOD FROM
          OCTOBER 1, 1995 (DATE OF DEVELOPMENT STAGE) TO JUNE 30, 1997
                                  (UNAUDITED)

                                                                                OCTOBER 1,
                                                               NINE MONTHS       1995 TO
                                                              ENDED JUNE 30,     JUNE 30,
                                                                   1997            1997
                                                              --------------    ----------
Sales.......................................................    $      --       $      --
                                                                ---------       ---------
Expenses:
  Consulting................................................       50,379         209,984
  Legal and professional....................................        7,339          14,825
  Liability insurance.......................................        9,632           9,632
  Miscellaneous.............................................       25,716          39,916
  Office supplies and expenses..............................        5,162           7,654
  Other expenses............................................           --          43,642
  Rent......................................................       50,755          70,530
  Repairs and maintenance...................................           --           1,500
  Research and development..................................       33,830          33,830
  Salaries..................................................       57,922          67,152
  Telephone.................................................        2,218           3,574
  Travel....................................................        6,359          22,182
                                                                ---------       ---------
          Total general and administrative..................      249,312         524,421
                                                                ---------       ---------
Loss from operations........................................     (249,312)       (524,421)
                                                                ---------       ---------
Other income (expense)
  Interest income...........................................        2,172           3,544
  Interest expense..........................................      (15,220)        (15,220)
                                                                ---------       ---------
                                                                  (13,048)        (11,676)
                                                                ---------       ---------
Net loss....................................................    $(262,360)      $(536,097)
                                                                =========       =========
Net loss per share..........................................         (.04)           (.08)
                                                                =========       =========

                       See notes to financial statements.

               ENVIRONMENTAL PRODUCTS & TECHNOLOGIES CORPORATION
                         (A DEVELOPMENT STAGE COMPANY)

                            STATEMENT OF CASH FLOWS
              NINE MONTHS ENDED JUNE 30, 1997 AND THE PERIOD FROM
          OCTOBER 1, 1995 (DATE OF DEVELOPMENT STAGE) TO JUNE 30, 1997
                                  (UNAUDITED)

                                                               NINE MONTHS      OCTOBER 1,
                                                                  ENDED          1995 TO
                                                                 JUNE 30,        JUNE 30,
                                                                   1997            1997
                                                              --------------    ----------
Cash flows from operating activities:
  Net loss..................................................    $(262,360)      $(536,097)
  Adjustments to reconcile net loss to net cash used in
     operating activities:
     Noncash consulting fees................................           --         125,000
     Noncash executive compensation.........................        6,922          16,152
     (Increase) decrease in:
       Prepaid expenses.....................................        9,500              --
       Interest receivable..................................       (2,173)         (3,545)
       Deposits.............................................         (500)        (10,700)
     Increase (decrease) in:
       Accounts payable.....................................      (36,016)         (5,258)
       Accrued salaries.....................................       51,000          51,000
       Accrued interest.....................................        4,230           4,230
       Settlement payable...................................       27,005          27,005
                                                                ---------       ---------
          Total adjustments.................................       59,968         203,884
                                                                ---------       ---------
Net cash used in operating activities.......................     (202,392)       (332,213)
                                                                ---------       ---------
Cash flows from investing activities:
  Loan to related party.....................................       (4,000)        (34,850)
  Purchase of equipment.....................................       (1,093)         (1,093)
                                                                ---------       ---------
Cash used in investing activities...........................       (5,093)        (35,943)
                                                                ---------       ---------
Cash flows from financing activities:
  Loan payments.............................................      (10,000)        (22,000)
  Sale of common stock......................................      214,200         396,550
  Cost to raise capital.....................................          (37)            (37)
                                                                ---------       ---------
Net cash provided by financing activities...................      204,163         374,513
                                                                ---------       ---------
Net increase (decrease) in cash.............................       (3,322)          6,357
Cash, October 1.............................................       11,871           2,192
                                                                ---------       ---------
Cash, June 30, 1997.........................................    $   8,549       $   8,549
                                                                =========       =========

                       See notes to financial statements.

               ENVIRONMENTAL PRODUCTS & TECHNOLOGIES CORPORATION
                         (A DEVELOPMENT STAGE COMPANY)

                         NOTES TO FINANCIAL STATEMENTS
                        NINE MONTHS ENDED JUNE 30, 1997
                                  (UNAUDITED)

 1. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

FINANCIAL STATEMENTS

     The balance sheet as of June 30, 1997, and the related statements of stockholders' deficit, operations and cash flows for the nine months ended June 30, 1997, are unaudited. Such unaudited financial statements have been prepared in accordance with generally accepted accounting principles for interim financial reporting and with the instructions to Form SB-2. Accordingly, they do not include all of the information and disclosures required by generally accepted accounting principles for complete financial statements. In the opinion of management, all adjustments, consisting of normal recurring accruals considered necessary for a fair presentation, have been included. Results for the nine months ended June 30, 1997 are not necessarily indicative of the results that may be achieved for any other interim period or for the fiscal year ending September 30, 1997. These statements should be read in conjunction with the financial statements and related notes included in the audited report for the year ended September 30, 1996.

STOCK-BASED COMPENSATION

     The Company applies Financial Accounting Standards Boards (FASB) Statement No. 123 "Accounting for Stock-Based Compensation" in accounting for transactions in which goods or services are received from non-employees in exchange for equity instruments, including stock options and warrants. Under FASB No. 123, all transactions in which goods or services are received in exchange for equity instruments are recorded at the fair value of the goods or services received or the fair value of the equity instrument issued.

LOSS PER SHARE

     The computations of loss per share of common stock are based on the weighted average number of shares outstanding of 7,213,426 (1997) and 6,609,258 (cumulative period).

FAIR VALUE OF FINANCIAL INSTRUMENTS

     The fair value of notes receivable and payable approximates cost based on current borrowing rates.

 2. RELATED-PARTY TRANSACTIONS

     The note receivable is due from a corporation owned by an officer and major stockholder of the Company. The note calls for interest at nine percent per year and is due on November 1, 1998. Interest income for the nine months ended June 30, 1997, was $2,172.

     The note payable to an officer-stockholder calls for monthly interest-only payments at the rate of twelve percent per year. The principal is due on August 1, 1998. The note has an acceleration clause that requires full principal and interest payments within ten business days of the completion of a secondary offering to the public of at least $3,000,000. Interest expense for the nine months ended June 30, 1997, was $11,730.

     Management believes that these transactions were under terms no less favorable to the Company than those arranged with other parties.

               ENVIRONMENTAL PRODUCTS & TECHNOLOGIES CORPORATION
                         (A DEVELOPMENT STAGE COMPANY)

                   NOTES TO FINANCIAL STATEMENTS (CONTINUED)
                        NINE MONTHS ENDED JUNE 30, 1997
                                  (UNAUDITED)

 3. COMMITMENTS

     The Company has an employment contract with an officer, the terms of which expire in September 2001. Such agreement provides for an annual salary of $68,000 plus annual bonuses at the sole discretion of the Board of Directors.

 4. COMMON STOCK SPLIT

     On April 20, 1998, the Board of Directors declared a two-for-one forward stock split to holders of record on May 4, 1998. The effect of the stock split has been retroactively applied.

 5. STOCK OPTIONS AND WARRANTS OUTSTANDING

                                              OPTIONAL    EXERCISE
                                              WARRANTS     PRICE         EXERCISE DATE
                                              --------    --------    -------------------
Warrants outstanding at June 30, 1997.......  600,000       $.05      Up to June 21, 1998
                                              =======

 6. EXECUTIVE COMPENSATION

     An officer-stockholder of the Company devoted part of his time to the business for which he received no compensation. The fair value of that time has been estimated to be $6,922 for the nine months ended June 30, 1997. This amount has been charged to expense and recorded as additional paid-in capital.

 7. SUPPLEMENTAL DISCLOSURE OF CASH FLOW INFORMATION

                                                            NINE MONTHS     OCTOBER 1, 1995
                                                               ENDED              TO
                                                           JUNE 30, 1997     JUNE 30, 1997
                                                           -------------    ---------------
Cash paid for
  Interest...............................................     $7,500            $9,900
  Income taxes...........................................         --                --

                                                                      APPENDIX A

                          CERTIFICATE OF DESIGNATIONS,
                             PREFERENCES AND RIGHTS

                                       OF

                      SERIES A CONVERTIBLE PREFERRED STOCK

                                       OF

               ENVIRONMENTAL PRODUCTS & TECHNOLOGIES CORPORATION
       (PURSUANT TO SECTION 151 OF THE DELAWARE GENERAL CORPORATION LAW)

     Environmental Products & Technologies, Inc., a corporation organized and existing under the laws of the State of Delaware (the "CORPORATION"), hereby certifies that the following resolutions were adopted by the Board of Directors of the Corporation pursuant to authority of the Board of Directors as required by Section 151 of the Delaware General Corporation Law.

     RESOLVED, that pursuant to the authority granted to and vested in the Board of Directors of this Corporation (the "BOARD OF DIRECTORS" or the "BOARD") in accordance with the provisions of its Certificate of Incorporation and Bylaws, each as amended and restated through the date hereof, the Board of Directors hereby authorizes a series of the Corporation's previously authorized Preferred Stock, par value $.01 per share (the "PREFERRED STOCK"), and hereby states the designation and number of shares, and fixes the relative rights, preferences, privileges, powers and restrictions thereof as follows:

                           I. DESIGNATION AND AMOUNT

     The designation of this series, which consists of 3,000 shares of Preferred Stock, is the Series A Convertible Preferred Stock (the "SERIES A PREFERRED STOCK") and the face amount shall be One Thousand U.S. Dollars ($1000.00) per share (the "FACE AMOUNT").

                                 II. DIVIDENDS

     The Series A Preferred Stock shall bear no dividends, and the holders of the Series A Preferred Stock shall not be entitled to receive dividends on the Series A Preferred Stock.

                            III. CERTAIN DEFINITIONS

     For purposes of this Certificate of Designation, the following terms shall have the following meanings:

     A. "Closing Bid Price" means, for any security as of any date, the closing bid price of such security on the principal United States securities exchange or trading market where such security is listed or traded as reported by Bloomberg Financial Markets or a comparable reporting service of national reputation selected by the Corporation and reasonably acceptable to holders of a majority of the then outstanding shares of Series A Preferred Stock if Bloomberg Financial Markets is not then reporting closing bid prices of such security (collectively, "BLOOMBERG"), or if the foregoing does not apply, the last reported sale price of such security on the principal United States securities exchange or trading market where such security is listed or traded as reported by Bloomberg, or if the foregoing does not apply, the last reported sale price of such security in the over-the-counter market on the electronic bulletin board (the "Bulletin Board") for such security as reported by Bloomberg, or, if no sale price is reported for such security by Bloomberg, the average of the bid prices of any market makers for such security as reported in the "pink sheets" by the National Quotation Bureau, Inc., in each case for such date or, if such date was not a trading date for such security, on the next preceding date which was a trading date. If the Closing Bid Price cannot be calculated for such security as of either of such dates on any of the foregoing bases, the Closing Bid Price of such security on such date shall be the fair market value as reasonably determined by an investment banking firm selected by the Corporation and reasonably acceptable to the holders of a majority of the then outstanding shares of Series A Preferred Stock, with the costs of such appraisal to be borne by the Corporation.

     B. "Conversion Date" means, for any Conversion, the date specified in the notice of conversion in the form attached hereto (the "NOTICE OF CONVERSION"), so long as the copy of the Notice of Conversion is faxed (or delivered by other means resulting in notice) to the Corporation at or before 11:59 p.m., New York City time, on the Conversion Date indicated in the Notice of Conversion; provided, however, that if the Notice of Conversion is not so faxed or otherwise delivered before such time, then the Conversion Date shall be the date the holder faxes or otherwise delivers the Notice of Conversion to the Corporation.

     C. "Conversion Percentage" shall initially mean eighty percent (80%). In the event the Corporation's Common Stock, par value $.01 per share ("COMMON STOCK"), is no longer designated for quotation on the Bulletin Board or any other United States stock exchange or trading market with equivalent or higher listing standards than the Bulletin Board, the Conversion Percentage shall be permanently reduced by ten percent (10%) to seventy percent (70%). The Conversion Percentage also shall be subject to adjustment as provided herein.

     D. "Conversion Price" means, with respect to any Conversion Date, the lower of the Variable Conversion Price and the Fixed Conversion Price, each in effect as of such date and subject to adjustment as provided herein; provided, however, that in no event shall the Conversion Price in effect on any Conversion Date be less than the Floor Price in effect on such Conversion Date unless a Reserved Amount Trigger Event (as defined in Article V hereof) a Conversion Default (as defined in Article VI hereof) or a Mandatory Redemption Event (as defined in
Article VIII.A hereof) shall have occurred and be then continuing; provided, further, however, that the restriction contained in the immediately preceding proviso shall not apply on any Conversion Date occurring after an Announcement Date (as defined in Article XI.C hereof) and prior to the sixth (6th) trading day following (i) the consummation of the proposed transaction or tender offer, exchange offer or other transaction to which the Announcement Date relates or
(ii) the Abandonment Date (as defined in Article XI.C hereof).

     E. "Fixed Conversion Price" means $7.75, and shall be subject to adjustment as provided herein (including, without limitation, Articles V.D, VI.B and XI).

     F. "Floor Price" means, with respect to any Conversion Date, the lower of
(i) $2.00 and (ii) the Fixed Conversion Price then in effect.

     G. "Issuance Date" means the date of the closing under that certain Securities Purchase Agreement by and between the Corporation and the purchaser named therein with respect to the issuance of the Series A Preferred Stock (the "SECURITIES PURCHASE AGREEMENT").

     H. "N" means the number of days from, but excluding, the Issuance Date.

     I. "Premium" means an amount equal to (.06)x(N/365)x(1,000).

     J. "Variable Conversion Price" means, as of any date of determination, the amount obtained by multiplying the Conversion Percentage then in effect by the average of the five (5) lowest Closing Bid Prices for the Common Stock during the fifteen (15) consecutive trading days ending on the trading day immediately preceding such date of determination (subject to equitable adjustment for any stock splits, stock dividends, reclassifications or similar events during such fifteen (15) trading day period), and shall be subject to adjustment as provided herein. For the avoidance of doubt, the trading day immediately preceding any Conversion Date is the last calendar day that is a trading day and which is immediately preceding the Conversion Date.

     K. "Business Day" and "Trading Day" means any day on which the New York Stock Exchange is open for trading.

                                 IV. CONVERSION

     A. Conversion at the Option of the Holder. (i) Subject to the limitations on conversions contained in Paragraph C of this Article IV, each holder of shares of Series A Preferred Stock may, at any time and from time to time, convert (an "OPTIONAL CONVERSION") each of its shares of Series A Preferred Stock into a number of fully paid and nonassessable shares of Common Stock determined in accordance with the following formula if the Corporation timely redeems the Premium thereon in cash or shares of Common Stock in accordance with subparagraph (ii) below:

                                     1,000
                                CONVERSION PRICE

or in accordance with the following formula if the Corporation does not timely redeem the Premium thereon in accordance with subparagraph (ii) below:

                              1,000 + THE PREMIUM
                                CONVERSION PRICE

          (ii)(a) The Corporation shall have the right, in its sole discretion, upon receipt of a Notice of Conversion, or in the event of a Required Conversion at Maturity, to redeem the Premium subject to such conversion for a sum of cash equal to the amount of the Premium being so redeemed. All cash redemption payments hereunder shall be paid in lawful money of the United States of America at such address for the holder as appears on the record books of the Corporation (or at such other address as such holder shall hereafter give to the Corporation by written notice). In the event the Corporation so elects to redeem the Premium in cash and fails to pay such holder the applicable redemption amount to which such holder is entitled by depositing a check in the U.S. Mail to such holder within three
     (3) business days of receipt by the Corporation of a Notice of Conversion (in the case of a redemption in connection with an Optional Conversion) or the Maturity Date (in the case of a redemption in connection with a Required Conversion at Maturity), the Corporation shall thereafter forfeit its right to redeem such Premium in cash and such Premium shall thereafter be converted into shares of Common Stock in accordance with Article IV.A(i).

          (b) Each holder of Series A Preferred Stock shall have the right to require the Corporation to provide advance notice to such holder stating whether the Corporation will elect to redeem the Premium in cash pursuant to the Corporation's redemption rights discussed in subparagraph (a) of this Article IV.A(ii). A holder may exercise such right from time to time by sending notice (an "ELECTION NOTICE") to the Corporation, by facsimile, requesting that the Corporation disclose to such holder whether the Corporation would elect to redeem the Premium for cash in lieu of issuing shares of Common Stock therefor if such holder were to exercise its right of conversion pursuant to this Article IV.A. The Corporation shall, no later than the close of business on the next business day following receipt of an Election Notice, disclose to such holder whether the Corporation would elect to redeem the Premium in connection with a conversion pursuant to a Notice of Conversion delivered over the subsequent five (5) business day period. If the Corporation does not respond to such holder within such one business day period via facsimile, the Corporation shall, with respect to any conversion pursuant to a Conversion Notice delivered within the subsequent five (5) business day period, forfeit its right to redeem such Premium in accordance with subparagraph (a) of this Article IV.A(ii) and shall be required to convert such Premium into shares of Common Stock.

     B. Mechanics of Conversion. In order to effect an Optional Conversion, a holder shall: (x) fax (or otherwise deliver) a copy of the fully executed Notice of Conversion to the Corporation or the transfer agent for the Common Stock and
(y) surrender or cause to be surrendered the original certificates representing the Series A Preferred Stock being converted (the "PREFERRED STOCK CERTIFICATES"), duly endorsed, along with a copy of the Notice of Conversion as soon as practicable thereafter to the Corporation or the transfer agent. Upon receipt by the Corporation of a facsimile copy of a Notice of Conversion from a holder, the Corporation shall immediately send, via facsimile, a confirmation to such holder stating that the Notice of Conversion has been received, the date upon which the Corporation expects to deliver the Common Stock issuable upon such conversion and the name and telephone number of a contact person at the Corporation regarding the conversion. The Corporation shall not be obligated to issue shares of Common Stock upon a conversion unless either the Preferred Stock Certificates are delivered to the Corporation or the transfer agent as provided above, or the holder notifies the Corporation or the transfer agent that such certificates have been lost, stolen or destroyed and delivers the documentation to the Company required by Article XIV.B hereof.

          (i) Delivery of Common Stock Upon Conversion. Upon the surrender of Preferred Stock Certificates from a holder of Series A Preferred Stock accompanied by a Notice of Conversion, the Corporation shall, no later than the later of (a) the second business day following the Conversion Date and
     (b) the business day following the date of such surrender (or, in the case of lost, stolen or destroyed certificates, after provision of indemnity pursuant to Article XIV.B) (the "DELIVERY PERIOD"), issue and deliver to the holder or its nominee (x) that number of shares of Common Stock issuable upon conversion of such shares of Series A Preferred Stock being converted and (y) a certificate representing the number of shares of Series A Preferred Stock not being converted, if any. If the Corporation's transfer agent is participating in the Depository Trust Company ("DTC") Fast Automated Securities Transfer program, and so long as the certificates therefor do not bear a legend and the holder thereof is not obligated to return such certificate for the placement of a legend thereon, the Corporation shall cause its transfer agent to electronically transmit the Common Stock issuable upon conversion to the holder by crediting the account of the holder or its nominee with DTC through its Deposit Withdrawal Agent Commission system ("DTC TRANSFER"). If the aforementioned conditions to a DTC Transfer are not satisfied, the Corporation shall deliver to the holder physical certificates representing the Common Stock issuable upon conversion. Further, a holder may instruct the Corporation to deliver to the holder physical certificates representing the Common Stock issuable upon conversion in lieu of delivering such shares by way of DTC Transfer.

          (ii) Taxes. The Corporation shall pay any and all taxes which may be imposed upon it with respect to the issuance and delivery of the shares of Common Stock upon the conversion of the Series A Preferred Stock.

          (iii) No Fractional Shares. If any conversion of Series A Preferred Stock would result in the issuance of a fractional share of Common Stock, such fractional share shall be disregarded and the number of shares of Common Stock issuable upon conversion of the Series A Preferred Stock shall be the next higher whole number of shares.

          (iv) Conversion Disputes. In the case of any dispute with respect to a conversion, the Corporation shall promptly issue such number of shares of Common Stock as are not disputed in accordance with subparagraph (i) above. If such dispute involves the calculation of the Conversion Price, the Corporation shall submit the disputed calculations to an independent outside accountant via facsimile within two (2) business days of receipt of the Notice of Conversion. The accountant, at the Corporation's sole expense, shall audit the calculations and notify the Corporation and the holder of the results no later than two (2) business days from the date it receives the disputed calculations. The accountant's calculation shall be deemed conclusive, absent manifest error. The Corporation shall then issue the appropriate number of shares of Common Stock in accordance with subparagraph (i) above.

     C. Limitations on Conversions. The conversion of shares of Series A Preferred Stock shall be subject to the following limitations (each of which limitations shall be applied independently):

          (i) No Five Percent Holders. Unless a holder of shares of Series A Preferred Stock delivers a waiver in accordance with the last sentence of this subparagraph (i), except in connection with a Required Conversion at Maturity, in no event shall a holder of shares of Series A Preferred Stock be entitled to receive shares of Common Stock upon a conversion to the extent that the sum of (x) the number of shares of Common Stock beneficially owned by the holder and its affiliates (exclusive of shares issuable upon conversion of the unconverted portion of the shares of Series A Preferred Stock or the unexercised or unconverted portion of any other securities of the Corporation (including, without limitation, the warrants (the "WARRANTS") issued by the Corporation pursuant to the Securities Purchase Agreement) subject to a limitation on conversion or exercise analogous to the limitations contained herein) and
     (y) the number of shares of Common Stock issuable upon the conversion of the shares of Series A Preferred Stock with respect to which the determination of this subparagraph is being made, would result in beneficial ownership by the holder and its affiliates of more than 4.99% of the outstanding shares of Common Stock. For purposes of this subparagraph, beneficial ownership shall be determined in accordance with Section 13(d) of the Securities Exchange Act of 1934, as amended, and Regulation 13 D-G thereunder, except as otherwise provided in clause (x) above. Except as provided in the immediately succeeding sentence, the restriction contained in this subparagraph (i) shall not be altered, amended, deleted or changed in any manner whatsoever unless the holders of a majority of the outstanding shares of Common Stock and each holder of outstanding shares of Series A Preferred Stock shall approve such alteration, amendment, deletion or change. Notwithstanding the foregoing, a holder of shares of Series A Preferred Stock may waive the restriction set forth in this subparagraph
     (i) upon not less than 61 days prior written notice to the Corporation (with such waiver taking effect only upon the expiration of such 61-day period).

     D. Required Conversion at Maturity. Subject to the limitations set forth in Paragraphs C(i) and C(ii) of this Article IV and provided all shares of Common Stock issuable upon conversion of all outstanding shares of Series A Preferred Stock are then (i) authorized and reserved for issuance, (ii) registered under the Securities Act of 1933, as amended (the "SECURITIES ACT"), for resale by the holders of such shares of Series A Preferred Stock and (iii) eligible to be traded on either the New York Stock Exchange ("NYSE"), the American Stock Exchange ("AMEX"), the Nasdaq National Market ("NNM"), the Nasdaq Small Cap Market ("SMALL CAP"), or the Bulletin Board, each share of Series A Preferred Stock issued and outstanding on the second (2nd) anniversary of the Issuance Date (the "MATURITY DATE") automatically shall be converted into shares of Common Stock on such date in accordance with the conversion formulas set forth in Paragraph A of this Article IV (the "REQUIRED CONVERSION AT MATURITY"). If the Required Conversion at Maturity occurs, the Corporation and the holders of Series A Preferred Stock shall follow the applicable conversion procedures set forth in Paragraph B of this Article IV; provided, however, that the holders of Series A Preferred Stock are not required to deliver a Notice of Conversion to the Corporation or its transfer agent. If the Required Conversion at Maturity does not occur (including by reason of the limitations set forth in Paragraph C(i) of this Article IV), each holder of Series A Preferred Stock shall thereafter have the option, exercisable in whole or in part at any time and from time to time by delivery of a Mandatory Redemption Notice (as defined in Article VIII.C) to the Corporation, to require the Corporation to purchase for cash, at an amount per share equal to the Mandatory Redemption Amount (as defined in Article VIII.B), the holder's Series A Preferred Stock. If the Corporation fails to redeem any of such shares within five (5) business days after the day on which the Corporation receives such Mandatory Redemption Notice, then such holder shall be entitled to the remedies provided in Article VIII.C.

                    V. RESERVATION OF SHARES OF COMMON STOCK

     A. Reserved Amount. Upon the initial issuance of shares of Series A Preferred Stock, the Corporation shall reserve 825,000 shares (200% of the maximum number of shares of Common Stock which would be issuable if all shares of Series A Preferred Stock are converted in their entirety on the Issuance
Date) of the authorized but unissued shares of Common Stock for issuance upon conversion of the Series A Preferred Stock and thereafter the number of authorized but unissued shares of Common Stock so reserved (the "RESERVED AMOUNT") shall at all times be sufficient to provide for the conversion of the shares of Series A Preferred Stock then outstanding at the then current Conversion Price. The Reserved Amount shall be allocated to the holders of Series A Preferred Stock as provided in Article XIV.C.

     B. Increases to Reserved Amount. If the Reserved Amount for any three (3) consecutive trading days (the last of such three (3) trading days being the "AUTHORIZATION TRIGGER DATE") shall be less than 135% of the number of shares of Common Stock issuable upon conversion of the then outstanding shares of Series A Preferred Stock, the Corporation shall immediately notify the holders of Series A Preferred Stock of such occurrence and shall take immediate action (including, if necessary, seeking stockholder approval to authorize the issuance of additional shares of Common Stock) to increase the Reserved Amount to 200% of the number of shares of Common Stock then issuable upon conversion of the outstanding Series A Preferred Stock. In the event the Corporation fails to so increase the Reserved Amount within ninety (90) days after an Authorization Trigger Date, each holder of Series A Preferred Stock shall thereafter have the option, exercisable in whole or in part at any time and from time to time by delivery of a Mandatory Redemption Notice (as defined in Article VIII.C) to the Corporation, to require the Corporation to purchase for cash, at an amount per share equal to the Mandatory Redemption Amount (as defined in Article VIII.B), a portion of the holder's Series A Preferred Stock such that, after giving effect to such purchase, such holder's allocated portion of the Reserved Amount exceeds 135% of the total number of shares of Common Stock issuable to such holder upon conversion of the holder's Series A Preferred Stock. If the Corporation fails to redeem any of such shares within five (5) business days after its receipt of a Mandatory Redemption Notice, then such holder shall be entitled to the remedies provided in Article VIII.C.

     C. Limitations on Redemption Right. Notwithstanding the provisions of Paragraph B of this Article V, the holders of Series A Preferred Stock shall have no right to require the Corporation to effect a redemption of their outstanding shares of Series A Preferred Stock as provided in Paragraph B of this Article V so long as (i) the Corporation has not, at any time, decreased the Reserved Amount below 825,000 shares of Common Stock; (ii) the Corporation shall have taken immediate action following the applicable Authorization Trigger Date (including, if necessary, seeking stockholder approval to authorize the issuance of additional shares of Common Stock) to increase the Reserved Amount to 200% of the number of shares of Common Stock then issuable upon conversion of the outstanding Series A Preferred Stock; and (iii) the Corporation continues to use its good faith best efforts (including the resolicitation of stockholder approval to authorize the issuance of additional shares of Common Stock) to increase the Reserved Amount to 200% of the number of shares of Common Stock then issuable upon conversion of the outstanding Series A Preferred Stock. The Corporation will be deemed to be using "its good faith best efforts" to increase the Reserved Amount so long as it solicits stockholder approval, if required, to authorize the issuance of additional shares of Common Stock not less than three
(3) times during each twelve month period following the applicable Authorization Trigger Date during which any shares of Series A Preferred Stock remain outstanding.

     D. Adjustment to Conversion Price. If the Corporation is prohibited, at any time, from issuing shares of Common Stock upon conversion of Series A Preferred Stock to any holder because the Corporation does not then have available a sufficient number of authorized and reserved shares of Common Stock (a "RESERVED AMOUNT TRIGGER EVENT"), then the Fixed Conversion Price in respect of any shares of Series A Preferred Stock held by any holder (including shares of Series A Preferred Stock submitted to the Corporation for conversion, but for which shares of Common Stock have not been issued to any such holder) shall thereafter be the lesser of (i) the Fixed Conversion Price on the date of the Reserved Amount Trigger Event and (ii) the lowest Conversion Price in effect during the period beginning on, and including the date of, the Reserved Amount Trigger Event through and including the date on which the Corporation shall have taken all action necessary to increase the number of authorized shares of Common Stock and to increase the Reserved Amount to 200% of the number of shares of Common Stock then issuable upon conversion of the then outstanding Series A Preferred Stock. Upon the occurrence of each reset of the Fixed Conversion Price pursuant to this Paragraph D, the Corporation, at its expense, shall promptly compute the new Fixed Conversion Price and prepare and furnish to each holder of Series A Preferred Stock a certificate setting forth such new Fixed Conversion Price and showing in detail each Conversion Price in effect during such reset period.

                       VI. FAILURE TO SATISFY CONVERSIONS

     A. Conversion Default Payments. If, at any time, (x) a holder of shares of Series A Preferred Stock submits a Notice of Conversion and the Corporation fails for any reason (other than because such issuance would exceed such holder's allocated portion of the Reserved Amount for which failure the holders shall have the remedies set forth in Article V) to deliver, on or prior to the fourth (4th) business day following the expiration of the Delivery Period for such conversion, such number of freely tradeable shares of Common Stock to which such holder is entitled upon such conversion, or (y) the Corporation provides notice to any holder of shares of Series A Preferred Stock at any time of its intention not to issue freely tradeable shares of Common Stock upon exercise by any holder of its conversion rights in accordance with the terms of this Certificate of Designation (other than because such issuance would exceed such holder's allocated portion of the Reserved Amount) (each of (x) and (y) being a "CONVERSION DEFAULT"), then the Corporation shall pay to the affected holder, in the case of a Conversion Default described in clause (x) above, and to all holders, in the case of a Conversion Default described in clause (y) above, an amount equal to:

                       (.24) X (D/365) X (Default Amount)

where:

     "D" means the number of days after the expiration of the Delivery Period through and including the Default Cure Date;

     "Default Amount" means (i) the total Face Amount of all shares of Series A Preferred Stock held by such holder, plus (ii) the total accrued Premium as of the first day of the Conversion Default on all shares of Series A Preferred Stock included in clause (i) of this definition; and

     "Default Cure Date" means (i) with respect to a Conversion Default described in clause (x) of its definition, the date the Corporation effects the conversion of the full number of shares of Series A Preferred Stock and (ii) with respect to a Conversion Default described in clause (y) of its definition, the date the Corporation issues freely tradeable shares of Common Stock in satisfaction of all conversions of Series A Preferred Stock in accordance with
Article IV.A, and (iii) with respect to either type of a Conversion Default, the date on which the Corporation redeems shares of Series A Preferred Stock held by such holder pursuant to Paragraph D of this Article VI.

     The payments to which a holder shall be entitled pursuant to this Paragraph A are referred to herein as "CONVERSION DEFAULT PAYMENTS." A holder may elect to receive accrued Conversion Default Payments in cash or to convert all or any portion of such accrued Conversion Default Payments, at any time, into Common Stock at the lowest Conversion Price in effect during the period beginning on the date of the Conversion Default through the Conversion Date with respect to such Conversion Default Payments. In the event a holder elects to receive any Conversion Default Payments in cash, it shall so notify the Corporation in writing. Such payment shall be made in accordance with and be subject to the provisions of Article XIV.E. In the event a holder elects to convert all or any portion of the Conversion Default Payments into Common Stock, the holder shall indicate on a Notice of Conversion such portion of the Conversion Default Payments which such holder elects to so convert and such conversion shall otherwise be effected in accordance with the provisions of Article IV.

     B. Adjustment to Conversion Price. If a holder has not received certificates for all shares of Common Stock prior to the tenth (10th) business day after the expiration of the Delivery Period with respect to a conversion of Series A Preferred Stock for any reason (other than because such issuance would exceed such holder's allocated portion of the Reserved Amount, for which failure the holders shall have the remedies set forth in Article V), then the Fixed Conversion Price in respect of any shares of Series A Preferred Stock held by such holder (including shares of Series A Preferred Stock submitted to the Corporation for conversion, but for which shares of Common Stock have not been issued to such holder) shall thereafter be the lesser of (i) the Fixed Conversion Price on the Conversion Date specified in the Notice of Conversion which resulted in the Conversion Default and (ii) the lowest Conversion Price in effect during the period beginning on, and including, such Conversion Date through and including the earlier of (x) the day such shares of Common Stock are delivered to the holder and (y) the day on which the holder regains its rights as a holder of Series A Preferred Stock with respect to such unconverted shares of Series A Preferred Stock pursuant to the provisions of Article XIV.F hereof. If there shall occur a Conversion Default of the type described in clause (y) of
Article VI.A, then the Fixed Conversion Price with respect to any conversion thereafter shall be the lowest Conversion Price in effect at any time during the period beginning on, and including, the date of the occurrence of such Conversion Default through and including the Default Cure Date. The Fixed Conversion Price shall thereafter be subject to further adjustment for any events described in Article XI.

     C. Buy-In Cure. Unless the Corporation has notified the applicable holder in writing prior to the delivery by such holder of a Notice of Conversion that the Corporation is unable to honor conversions, if (i)(a) the Corporation fails for any reason to deliver during the Delivery Period shares of Common Stock to a holder upon a conversion of shares of Series A Preferred Stock or (b) there shall occur a Legend Removal Failure (as defined in Article VIII.A(iii) below) and (ii) thereafter, such holder purchases (in an open market transaction or otherwise) shares of Common Stock to make delivery in satisfaction of a sale by such holder of the unlegended shares of Common Stock (the "SOLD SHARES") which such holder anticipated receiving upon such conversion (a "BUY-IN"), the Corporation shall pay such holder (in addition to any other remedies available to the holder) the amount by which (x) such holder's total purchase price (including brokerage commissions, if any) for the unlegended shares of Common Stock so purchased exceeds (y) the net proceeds received by such holder from the sale of the Sold Shares. For example, if a holder purchases unlegended shares of Common Stock having a total purchase price of $11,000 to cover a Buy-In with respect to shares of Common Stock it sold for $10,000, the Corporation will be required to pay the holder $1,000. A holder shall provide the Corporation written notification and supporting documentation indicating any amounts payable to such holder pursuant to this Paragraph C. The Corporation shall make any payments required pursuant to this Paragraph C in accordance with and subject to the provisions of Article XIV.E.

     D. Redemption Right. If the Corporation fails, and such failure continues uncured for five (5) business days after the Corporation has been notified thereof in writing by the holder, for any reason (other than because such issuance would exceed such holder's allocated portion of the Reserved Amount, for which failure the holders shall have the remedies set forth in Articles V) to issue shares of Common Stock within ten (10) business days after the expiration of the Delivery Period with respect to any conversion of Series A Preferred Stock, then the holder may elect at any time and from time to time prior to the Default Cure Date for such Conversion Default, by delivery of a Mandatory Redemption Notice to the Corporation, to have all or any portion of such holder's outstanding shares of Series A Preferred Stock purchased by the Corporation for cash, at an amount per share equal to the Mandatory Redemption Amount (as defined in Article VIII.B). If the Corporation fails to redeem any of such shares within five (5) business days after its receipt of such Mandatory Redemption Notice, then such holder shall be entitled to the remedies provided in Article VIII.C.

                          VII. [INTENTIONALLY OMITTED]

                            VIII. EVENTS OF DEFAULT

     A. Events of Default. In the event (each of the events described in clauses
(i) -- (vi) below after expiration of the applicable cure period (if any) being a "MANDATORY REDEMPTION EVENT"):

          (i) the Common Stock (including any of the shares of Common Stock issuable upon conversion of the Series A Preferred Stock) is suspended from trading on any of, or is not listed (and authorized) for trading on at least one of, the NYSE, the AMEX, the NNM, the SmallCap or the Bulletin Board, for an aggregate of fifteen (15) trading days in any nine (9) month period;

          (ii) the Registration Statement required to be filed by the Corporation pursuant to Section 2(a) of that certain Registration Rights Agreement, dated as of March 31, 1998, by and among the Corporation and the other signatories thereto (the "REGISTRATION RIGHTS AGREEMENT") has not been declared effective by the 183rd day following the Issuance Date or such Registration Statement, after being declared effective, cannot be utilized by the holders of Series A Preferred Stock for the resale of all of their Registrable Securities (as defined in the Registration Rights Agreement) for an aggregate of more than thirty (30) days;

          (iii) the Corporation fails to remove any restrictive legend on any certificate or any shares of Common Stock issued to the holders of Series A Preferred Stock upon conversion of the Series A Preferred Stock as and when required by this Certificate of Designation, the Securities Purchase Agreement or the Registration Rights Agreement (a "LEGEND REMOVAL FAILURE"), and any such failure continues uncured for five (5) business days after the Corporation has been notified thereof in writing by the holder;

          (iv) the Corporation provides notice to any holder of Series A Preferred Stock, including by way of public announcement, at any time, of its intention not to issue shares of Common Stock to any holder of Series A Preferred Stock or otherwise fails to deliver to any such holder within the requisite time period shares of Common Stock upon conversion in accordance with the terms of this Certificate of Designation (other than due to the circumstances contemplated by Article V for which the holders shall have the remedies set forth in such Article);

          (v) the Corporation shall:

             (a) sell, convey or dispose of all or substantially all of its assets (the presentation of any such transaction for stockholder approval being conclusive evidence that such transaction involves the sale of all or substantially all of the assets of the Corporation); or

             (b) merge, consolidate or engage in any other business combination with any other entity (other than pursuant to a migratory merger effected solely for the purpose of changing the jurisdiction of incorporation of the Corporation and other than pursuant to a merger in which the Corporation is the surviving or continuing entity; or

             (c) have approved, recommended or consented to any transaction or series of related transactions which result in fifty percent (50%) or more of the voting power of its capital stock being owned beneficially by one person, entity or "group" (as such term is used under Section 13(d) of the Securities Exchange Act of 1934, as amended); or

          (vi) the Corporation breaches any material covenant or other material term hereunder (other than as specifically provided in subparagraphs
     (i)-(v) of this Paragraph A), or under the Securities Purchase Agreement or the Registration Rights Agreement and such breach continues uncured for ten
     (10) business days after the Corporation has been notified thereof in writing by the holder;

     then, upon the occurrence of any such Mandatory Redemption Event, each holder of shares of Series A Preferred Stock shall thereafter have the option, exercisable in whole or in part at any time and from time to time by delivery of a Mandatory Redemption Notice (as defined in Paragraph C below) to the Corporation while such Mandatory Redemption Event continues, to require the Corporation to purchase for cash any or all of the then outstanding shares of Series A Preferred Stock held by such holder for an amount per share equal to the Mandatory Redemption Amount (as defined in Paragraph B below) in effect at the time of the redemption hereunder. For the avoidance of doubt, the occurrence of any event described in clauses
     (i), (ii), (iv) or (v) above shall immediately constitute a Mandatory Redemption Event and there shall be no cure period; provided, however, that the holders of Series A Preferred Stock shall have no right to deliver a Mandatory Redemption Notice following the occurrence of a Mandatory Redemption Event specified in clause (i) above if the Corporation pays, at its option exercisable in its sole discretion, to each holder within five
     (5) business days after the occurrence of such Mandatory Redemption Event, as liquidated damages for the decrease in the value of the Series A Preferred Stock (and the shares of the Corporation's Common Stock issuable upon conversion thereof) which will result from the occurrence of such Mandatory Redemption Event, an amount (the "DAMAGES AMOUNT") equal to twenty-five percent (25%) of the aggregate Face Amount of the shares of Series A Preferred Stock then held by each such holder. The Damages Amount shall be payable, at the Corporation's option, in cash or shares of Common Stock (based upon a price per share of Common Stock equal to fifty percent (50%) of the Conversion Price in effect as of the date of such Mandatory Redemption Event). Upon the initial issuance of shares of Series A Preferred Stock, the Corporation shall reserve 250,000 shares of Common Stock to satisfy its obligation with respect to the Damages Amount and thereafter the number of authorized but unissued shares of Common Stock so reserved shall not be decreased. In the event that the number of shares required to be issued by the Corporation with respect to the Damages Amount exceeds 250,000 shares of Common Stock and the Corporation does not have a sufficient number of shares of Common Stock authorized and available for issuance to satisfy its obligation with respect to the Damages Amount, the Corporation shall issue and deliver to the holders, on a pro-rata basis based on the number of shares of Series A Preferred Stock then held by each such holder, a number of shares of Common Stock equal to the greater of (i) the number of shares authorized and available for issuance by the Corporation to satisfy such obligation and (ii) all 193,548 shares of Common Stock so reserved for such purpose and, upon such issuance, the holders shall have no right of redemption with respect to such Mandatory Redemption Event, but shall retain all other remedies to which they may be entitled at law or in equity (which remedies shall not include the right of redemption).

     Upon the Corporation's receipt of any Mandatory Redemption Notice hereunder (other than during the three (3) trading day period following the Corporation's delivery of a Mandatory Redemption Announcement (as defined below) to all of the holders in response to the Corporation's initial receipt of a Mandatory Redemption Notice from a holder of Series A Preferred Stock), the Corporation shall immediately (and in any event within one (1) business day following such receipt) deliver a written notice (a "MANDATORY REDEMPTION ANNOUNCEMENT") to all holders of Series A Preferred Stock stating the date upon which the Corporation received such Mandatory Redemption Notice and the amount of Series A Preferred Stock covered thereby. The Corporation shall not redeem any shares of Series A Preferred Stock during the three (3) trading day period following the delivery of a required Mandatory Redemption Announcement hereunder. At any time and from time to time during such three (3) trading day period, each holder of Series A Preferred Stock may request (either orally or in writing) information from the Corporation with respect to the instant redemption (including, but not limited to, the aggregate number of shares of Series A Preferred Stock covered by Mandatory Redemption Notices received by the Corporation) and the Corporation shall furnish (either orally or in writing) as soon as practicable such requested information to such requesting holder.

     B. Definition of Mandatory Redemption Amount. The "MANDATORY REDEMPTION AMOUNT" with respect to a share of Series A Preferred Stock means an amount equal to the greater of:


        (i)   V
             ---  X M
             CP

and

          (ii) The sum of (x) the product of (I) one hundred percent (100%) divided by the Conversion Percentage in effect on the date on which the Corporation receives the Mandatory Redemption Notice, times (II) the Face Amount thereof, plus (y) the accrued Premium thereon and all unpaid Conversion Default Payments owing (if any) with respect thereto through the date of payment of the Mandatory Redemption Amount.

     "V" means the Face Amount thereof plus the accrued Premium thereon and all unpaid Conversion Default Payments owing (if any) with respect thereto through the date of payment of the Mandatory Redemption Amount;

     "CP" means the Conversion Price in effect on the date on which the Corporation receives the Mandatory Redemption Notice; and

     "M" means (i) with respect to all redemptions other than redemptions pursuant to Article VIII.A(v) hereof, the highest Closing Bid Price of the Corporation's Common Stock during the period beginning on the date on which the Corporation receives the Mandatory Redemption Notice and ending on the date immediately preceding the date of payment of the Mandatory Redemption Amount and
(ii) with respect to redemptions pursuant to Article VIII.A(v) hereof, the greater of (a) the amount determined pursuant to clause (i) of this definition or (b) the fair market value, as of the date on which the Corporation receives the Mandatory Redemption Notice, of the consideration payable to the holder of a share of Common Stock pursuant to the transaction which triggers the redemption. For purposes of this definition, "fair market value" shall be determined by the mutual agreement of the Corporation and holders of a majority-in-interest of the shares of Series A Preferred Stock then outstanding, or if such agreement cannot be reached within five (5) business days prior to the date of redemption, by an investment banking firm selected by the Corporation and reasonably acceptable to holders of a majority-in-interest of the then outstanding shares of Series A Preferred Stock, with the costs of such appraisal to be borne by the Corporation.

     C. Redemption Defaults. If the Corporation fails to pay any holder the Mandatory Redemption Amount with respect to any share of Series A Preferred Stock within five (5) business days after its receipt of a notice requiring such redemption (a "MANDATORY REDEMPTION NOTICE"), then the holder of Series A Preferred Stock delivering such Mandatory Redemption Notice (i) shall be entitled to interest on the Mandatory Redemption Amount at a per annum rate equal to the lower of twenty-four percent (24%) and the highest interest rate permitted by applicable law from the date on which the Corporation receives the Mandatory Redemption Notice until the date of payment of the Mandatory Redemption Amount hereunder, and (ii) shall have the right, at any time and from time to time prior to payment thereof in cash, to require the Corporation, upon written notice, to immediately convert (in accordance with the terms of Paragraph A of Article IV) all or any portion of the Mandatory Redemption Amount, plus interest as aforesaid, into shares of Common Stock at the lowest Conversion Price in effect during the period beginning on the date on which the Corporation receives the Mandatory Redemption Notice and ending on the Conversion Date with respect to the conversion of such Mandatory Redemption Amount. In the event the Corporation is not able to redeem all of the shares of Series A Preferred Stock subject to Mandatory Redemption Notices delivered prior to the date upon which such redemption is to be effected, the Corporation shall redeem shares of Series A Preferred Stock from each holder pro rata, based on the total number of shares of Series A Preferred Stock outstanding at the time of redemption included by such holder in all Mandatory Redemption Notices delivered prior to the date upon which such redemption is to be effected relative to the total number of shares of Series A Preferred Stock outstanding at the time of redemption included in all of the Mandatory Redemption Notices delivered prior to the date upon which such redemption is to be effected.

     D. Redemption at the Corporation's Option.

          (i) The Corporation shall have the right, at any time and from time to time, commencing on the 90th day following the effective date of the Registration Statement referred to in Article VIII.A.(ii) hereof, so long as no Conversion Default or Mandatory Redemption Event shall have occurred and be continuing, to redeem (an "OPTIONAL REDEMPTION") all or any portion of the then outstanding shares of Series A Preferred Stock (excluding shares of Series A Preferred Stock subject to a Notice of Conversion delivered to the Corporation prior to the date of the Optional Redemption Notice (as defined in subparagraph (iii) below)) for cash, at an amount per share equal to the Optional Redemption Amount (as defined below), by delivering an Optional Redemption Notice to the holders of Series A Preferred Stock. Subject to the provisions of Article IV.C hereof, holders of Series A Preferred Stock may convert all or any part of their shares of Series A Preferred Stock selected for redemption hereunder into Common Stock by delivering a Notice of Conversion to the Corporation at any time prior to the Effective Date of Redemption. For purposes hereof, the "OPTIONAL REDEMPTION AMOUNT" with respect to a share of Series A Preferred Stock means an amount equal to the greater of:


        (a)   V
             ---  X M
             CP

and

             (b) The sum of (x) the product of (I) one hundred percent (100%) divided by the Conversion Percentage in effect on the date of the Optional Redemption Notice, times (II) the Face Amount thereof, plus (y) the accrued Premium thereon and all unpaid Conversion Default Payments owing (if any) with respect thereto through the Effective Date of Redemption (as defined in subparagraph (iii) below).

where:

     "V" means the Face Amount thereof plus the accrued Premium thereon and all unpaid Conversion Default Payments owing (if any) with respect thereto through the Effective Date of Redemption;

     "CP" means the Conversion Price in effect on the date of the Optional Redemption Notice; and

     "M" means the Closing Bid Price of the Corporation's Common Stock on the date of the Optional Redemption Notice.

          (ii) The Corporation may not deliver an Optional Redemption Notice to the holders of Series A Preferred Stock unless on or prior to the date of delivery of such Optional Redemption Notice, the Corporation shall have deposited with an escrow agent reasonably acceptable to holders of a majority of the then outstanding shares of Series A Preferred Stock, as a trust fund, cash sufficient in amount to pay all amounts to which the holders of Series A Preferred Stock are entitled upon such redemption pursuant to subparagraph (i) of this Paragraph D, with irrevocable instructions and authority to such escrow agent to complete the redemption thereof in accordance with this Paragraph D. Any Optional Redemption Notice delivered in accordance with the immediately preceding sentence shall be accompanied by a statement executed by a duly authorized officer of its escrow agent, certifying the amount of funds which have been deposited with such escrow agent and that the escrow agent has been instructed and agrees to act as redemption agent hereunder.

          (iii) The Corporation shall effect an Optional Redemption under this
     Section VIII.D by giving at least thirty (30) business days prior written notice (the "OPTIONAL REDEMPTION NOTICE") of the date on which such redemption is to become effective (the "EFFECTIVE DATE OF REDEMPTION") and the Optional Redemption Amount to (i) the holders of Series A Preferred Stock at the address and facsimile number of each holder appearing in the Corporation's register for the Series A Preferred Stock and (ii) the transfer agent for the Common Stock, which Optional Redemption Notice shall be deemed to have been delivered on the business day after the Corporation's fax (with a copy sent by overnight courier to the holders of Series A Preferred Stock) of such notice to the holders of Series A Preferred Stock.

          (iv) The Optional Redemption Amount shall be paid to the holder of the Series A Preferred Stock being redeemed within three (3) business days of the Effective Date of Redemption; provided, however, that the Corporation shall not be obligated to deliver any portion of the Optional Redemption Amount until either the certificates evidencing the Series A Preferred Stock being redeemed are delivered to the office of the Corporation or the escrow agent or the holder notifies the Corporation or the escrow agent that such certificates have been lost, stolen or destroyed and delivers the documentation in accordance with Article XIV.B hereof. Notwithstanding anything herein to the contrary, in the event that the certificates evidencing the Series A Preferred Stock being redeemed are not delivered to the Corporation or the escrow agent prior to the third business day following the Effective Date of Redemption, the redemption of the Series A Preferred Stock pursuant to this Article VIII.D shall still be deemed effective as of the Effective Date of Redemption and the Optional Redemption Amount shall be paid to the holder of Series A Preferred Stock being redeemed within five (5) business days of the date the certificates evidencing the Series A Preferred Stock being redeemed are actually delivered to the Corporation or the escrow agent.

                                    IX. RANK

     All shares of the Series A Preferred Stock shall rank (i) prior to the Corporation's Common Stock; (ii) prior to any class or series of capital stock of the Corporation hereafter created (unless, with the consent of the holders of Series A Preferred Stock obtained in accordance with Article XIII hereof, such class or series of capital stock specifically, by its terms, ranks senior to or pari passu with the Series A Preferred Stock) (collectively with the Common Stock, "JUNIOR SECURITIES"); (iii) pari passu with any class or series of capital stock of the Corporation hereafter created (with the consent of the holders of Series A Preferred Stock obtained in accordance with Article XIII hereof) specifically ranking, by its terms, on parity with the Series A Preferred Stock (the "PARI PASSU SECURITIES"); and (iv) junior to any class or series of capital stock of the Corporation hereafter created (with the consent of the holders of Series A Preferred Stock obtained in accordance with Article XIII hereof) specifically ranking, by its terms, senior to the Series A Preferred Stock (collectively, the "SENIOR SECURITIES"), in each case as to distribution of assets upon liquidation, dissolution or winding up of the Corporation, whether voluntary or involuntary.

                           X. LIQUIDATION PREFERENCE

     A. If the Corporation shall commence a voluntary case under the U.S. Federal bankruptcy laws or any other applicable bankruptcy, insolvency or similar law, or consent to the entry of an order for relief in an involuntary case under any law or to the appointment of a receiver, liquidator, assignee, custodian, trustee, sequestrator (or other similar official) of the Corporation or of any substantial part of its property, or make an assignment for the benefit of its creditors, or admit in writing its inability to pay its debts generally as they become due, or if a decree or order for relief in respect of the Corporation shall be entered by a court having jurisdiction in the premises in an involuntary case under the U.S. Federal bankruptcy laws or any other applicable bankruptcy, insolvency or similar law resulting in the appointment of a receiver, liquidator, assignee, custodian, trustee, sequestrator (or other similar official) of the Corporation or of any substantial part of its property, or ordering the winding up or liquidation of its affairs, and any such decree or order shall be unstayed and in effect for a period of 60 consecutive days and, on account of any such event, the Corporation shall liquidate, dissolve or wind up, or if the Corporation shall otherwise liquidate, dissolve or wind up, including, but not limited to, the sale or transfer of all or substantially all of the Corporation's assets in one transaction or in a series of related transactions (a "LIQUIDATION EVENT"), no distribution shall be made to the holders of any shares of capital stock of the Corporation (other than Senior Securities) upon liquidation, dissolution or winding up unless prior thereto the holders of shares of Series A Preferred Stock shall have received the Liquidation Preference with respect to each share. If, upon the occurrence of a Liquidation Event, the assets and funds available for distribution among the holders of the Series A Preferred Stock and holders of Pari Passu Securities shall be insufficient to permit the payment to such holders of the preferential amounts payable thereon, then the entire assets and funds of the Corporation legally available for distribution to the Series A Preferred Stock and the Pari Passu Securities shall be distributed ratably among such shares in proportion to the ratio that the Liquidation Preference payable on each such share bears to the aggregate Liquidation Preference payable on all such shares.

     B. The purchase or redemption by the Corporation of stock of any class, in any manner permitted by law, shall not, for the purposes hereof, be regarded as a liquidation, dissolution or winding up of the Corporation. Neither the consolidation or merger of the Corporation with or into any other entity nor the sale or transfer by the Corporation of less than substantially all of its assets shall, for the purposes hereof, be deemed to be a liquidation, dissolution or winding up of the Corporation.

     C. The "LIQUIDATION PREFERENCE" with respect to a share of Series A Preferred Stock means an amount equal to the Face Amount thereof plus the accrued Premium thereon through the date of final distribution. The Liquidation Preference with respect to any Pari Passu Securities shall be as set forth in the Certificate of Designation filed in respect thereof.

                    XI. ADJUSTMENTS TO THE CONVERSION PRICE

     The Conversion Price and the Floor Price shall be subject to adjustment from time to time as follows:

     A. Stock Splits, Stock Dividends, Etc. If at any time on or after the Issuance Date, the number of outstanding shares of Common Stock is increased by a stock split, stock dividend, combination, reclassification or other similar event, the Fixed Conversion Price and the Floor Price shall be proportionately reduced, or if the number of outstanding shares of Common Stock is decreased by a reverse stock split, combination or reclassification of shares, or other similar event, the Fixed Conversion Price and the Floor Price shall be proportionately increased. In such event, the Corporation shall notify the Corporation's transfer agent of such change on or before the effective date thereof.

     B. Adjustment Due to Merger, Consolidation, Etc. If, at any time after the Issuance Date, there shall be (i) any reclassification or change of the outstanding shares of Common Stock (other than a change in par value, or from par value to no par value, or from no par value to par value, or as a result of a subdivision or combination), (ii) any consolidation or merger of the Corporation with any other entity (other than a merger in which the Corporation is the surviving or continuing entity and its capital stock is unchanged), (iii) any sale or transfer of all or substantially all of the assets of the Corporation or (iv) any share exchange pursuant to which all of the outstanding shares of Common Stock are converted into other securities or property (each of (i) - (iv) above being a "CORPORATE CHANGE"), then the holders of Series A Preferred Stock shall thereafter have the right to receive upon conversion, in lieu of the shares of Common Stock otherwise issuable, such shares of stock, securities and/or other property as would have been issued or payable in such Corporate Change with respect to or in exchange for the number of shares of Common Stock which would have been issuable upon conversion (without giving effect to the limitations contained in Article IV.C) had such Corporate Change not taken place, and in any such case, appropriate provisions shall be made with respect to the rights and interests of the holders of the Series A Preferred Stock to the end that the provisions hereof (including, without limitation, provisions for adjustment of the Conversion Price and the Floor Price and of the number of shares of Common Stock issuable upon conversion of the Series A Preferred Stock) shall thereafter be applicable, as nearly as may be practicable in relation to any shares of stock or securities thereafter deliverable upon the conversion thereof. The Corporation shall not effect any Corporate Change unless (i) each holder of Series A Preferred Stock has received written notice of such transaction at least sixty (60) days prior thereto, but in no event later than ten (10) days prior to the record date for the determination of stockholders entitled to vote with respect thereto, and
(ii) the resulting successor or acquiring entity (if not the Corporation) assumes by written instrument the obligations of this Certificate of Designation. The above provisions shall apply regardless of whether or not there would have been a sufficient number of shares of Common Stock authorized and available for issuance upon conversion of the shares of Series A Preferred Stock outstanding as of the date of such transaction, and shall similarly apply to successive reclassifications, consolidations, mergers, sales, transfers or share exchanges.

     C. Adjustment Due to Major Announcement. In the event the Corporation at any time after the Issuance Date (i) makes a public announcement that it intends to consolidate or merge with any other entity (other than a merger in which the Corporation is the surviving or continuing entity and its capital stock is unchanged) or to sell or transfer all or substantially all of the assets of the Corporation or (ii) any person, group or entity (including the Corporation) publicly announces a tender offer, exchange offer or another transaction to purchase 50% or more of the Corporation's Common Stock or otherwise publicly announces an intention to replace a majority of the Corporation's Board of Directors by waging a proxy battle or otherwise (the date of the announcement referred to in clause (i) or (ii) of this Paragraph C is hereinafter referred to as the "ANNOUNCEMENT DATE"), then the Conversion Price shall, effective upon the Announcement Date and continuing through the sixth (6th) trading day following the earlier of the consummation of the proposed transaction or tender offer, exchange offer or another transaction or the Abandonment Date (as defined below), be equal to the lower of (x) the Conversion Price which would have been applicable for an Optional Conversion occurring on the Announcement Date and (y) the Conversion Price determined in accordance with Article III.D on the Conversion Date set forth in the Notice of Conversion for the Optional Conversion. From and after the sixth (6th) trading day following the Abandonment Date, the Conversion Price shall be determined as set forth in Article III.D. "ABANDONMENT DATE" means with respect to any proposed transaction or tender offer, exchange offer or another transaction for which a public announcement as contemplated by this Paragraph C has been made, the date upon which the Corporation (in the case of clause (i) above) or the person, group or entity (in the case of clause (ii) above) publicly announces the termination or abandonment of the proposed transaction or tender offer, exchange offer or another transaction which caused this Paragraph C to become operative.

     D. Adjustment Due to Distribution. If, at any time after the Issuance Date, the Corporation shall declare or make any distribution of its assets (or rights to acquire its assets) to holders of Common Stock as a partial liquidating dividend, by way of return of capital or otherwise (including any dividend or distribution to the Corporation's stockholders in cash or shares (or rights to acquire shares) of capital stock of a subsidiary (i.e. a spin-off)) (a "DISTRIBUTION"), then the holders of Series A Preferred Stock shall be entitled, upon any conversion of shares of Series A Preferred Stock after the date of record for determining stockholders entitled to such Distribution, to receive the amount of such assets which would have been payable to the holder with respect to the shares of Common Stock issuable upon such conversion (without giving effect to the limitations contained in Article IV.C) had such holder been the holder of such shares of Common Stock on the record date for the determination of stockholders entitled to such Distribution.

     E. Issuance of Other Securities With Variable Conversion Price. If, at any time after the Issuance Date, the Corporation shall issue any securities which are convertible into or exchangeable for Common Stock ("CONVERTIBLE SECURITIES") at a conversion or exchange rate based on a discount to the market price of the Common Stock at the time of conversion or exercise, then the Conversion Percentage in respect of any conversion of Series A Preferred Stock after such issuance shall be calculated utilizing the higher of the greatest discount applicable to any such Convertible Securities and the difference between one hundred percent (100%) and the Conversion Percentage then in effect hereunder.

     F. Purchase Rights. If, at any time after the Issuance Date, the Corporation issues any Convertible Securities or rights to purchase stock, warrants, securities or other property (the "PURCHASE RIGHTS") pro rata to the record holders of any class of Common Stock, then the holders of Series A Preferred Stock will be entitled to acquire, upon the terms applicable to such Purchase Rights, the aggregate Purchase Rights which such holder could have acquired if such holder had held the number of shares of Common Stock acquirable upon complete conversion of the Series A Preferred Stock (without giving effect to the limitations contained in Article IV.C) immediately before the date on which a record is taken for the grant, issuance or sale of such Purchase Rights, or, if no such record is taken, the date as of which the record holders of Common Stock are to be determined for the grant, issue or sale of such Purchase Rights.

     G. Notice of Adjustments. Upon the occurrence of each adjustment or readjustment of the Conversion Price and/or Floor Price pursuant to this Article XI, the Corporation, at its expense, shall promptly compute such adjustment or readjustment and prepare and furnish to each holder of Series A Preferred Stock a certificate setting forth such adjustment or readjustment and showing in detail the facts upon which such adjustment or readjustment is based. The Corporation shall, upon the written request at any time of any holder of Series A Preferred Stock, furnish to such holder a like certificate setting forth (i) such adjustment or readjustment, (ii) the Conversion Price and/or Floor Price at the time in effect and (iii) the number of shares of Common Stock and the amount, if any, of other securities or property which at the time would be received upon conversion of a share of Series A Preferred Stock.

                               XII. VOTING RIGHTS

     The holders of the Series A Preferred Stock shall have no voting rights whatsoever, except as otherwise provided by the Delaware General Corporation Law (the "BUSINESS CORPORATION LAW"), in this Article XII and in Article XIII below.

     Notwithstanding the above, the Corporation shall provide each holder of Series A Preferred Stock with prior notification of any meeting of the stockholders (and copies of proxy materials and other information sent to stockholders). If the Corporation takes a record of its stockholders for the purpose of determining stockholders entitled to (a) receive payment of any dividend or other distribution, any right to subscribe for, purchase or otherwise acquire (including by way of merger, consolidation or recapitalization) any share of any class or any other securities or property, or to receive any other right, or (b) to vote in connection with any proposed sale, lease or conveyance of all or substantially all of the assets of the Corporation, or any proposed merger, consolidation, liquidation, dissolution or winding up of the Corporation, the Corporation shall mail a notice to each holder, at least ten (10) days prior to the record date specified therein (or sixty (60) days prior to the consummation of the transaction or event, whichever is earlier, but in no event earlier than public announcement of such proposed transaction), of the date on which any such record is to be taken for the purpose of such vote, dividend, distribution, right or other event, and a brief statement regarding the amount and character of such vote, dividend, distribution, right or other event to the extent known at such time.

     To the extent that under the Business Corporation Law the vote of the holders of the Series A Preferred Stock, voting separately as a class or series, as applicable, is required to authorize a given action of the Corporation, the affirmative vote or consent of the holders of at least a majority of the then outstanding shares of the Series A Preferred Stock represented at a duly held meeting at which a quorum is present or by written consent of the holders of at least a majority of the then outstanding shares of Series A Preferred Stock (except as otherwise may be required under the Business Corporation Law) shall constitute the approval of such action by the class. To the extent that under the Business Corporation Law holders of the Series A Preferred

Stock are entitled to vote on a matter with holders of Common Stock, voting together as one class, each share of Series A Preferred Stock shall be entitled to a number of votes equal to the number of shares of Common Stock into which it is then convertible (subject to the limitations contained in Article IV.C(ii)) using the record date for the taking of such vote of stockholders as the date as of which the Conversion Price is calculated.

                          XIII. PROTECTION PROVISIONS

     So long as any shares of Series A Preferred Stock are outstanding, the Corporation shall not without first obtaining the approval (by vote or written consent, as provided by the Business Corporation Law) of the holders of 67% then outstanding shares of Series A Preferred Stock:

          (a) alter or change the rights, preferences or privileges of the Series A Preferred Stock;

          (b) alter or change the rights, preferences or privileges of any capital stock of the Corporation so as to affect adversely the Series A Preferred Stock;

          (c) create any new class or series of capital stock having a preference over the Series A Preferred Stock as to distribution of assets upon liquidation, dissolution or winding up of the Corporation (as previously defined in Article IX hereof, "SENIOR SECURITIES");

          (d) create any new class or series of capital stock ranking pari passu with the Series A Preferred Stock as to distribution of assets upon liquidation, dissolution or winding up of the Corporation (as previously defined in Article IX hereof, "PARI PASSU SECURITIES");

          (e) increase the authorized number of shares of Series A Preferred Stock;

          (f) issue any shares of Senior Securities or Pari Passu Securities;

          (g) issue any shares of Series A Preferred Stock other than pursuant to the Securities Purchase Agreement;

          (h) redeem, or declare or pay any cash dividend or distribution on, any Junior Securities; or

          (i) increase the par value of the Common Stock.

Notwithstanding the foregoing, no change pursuant to this Article XIII shall be effective to the extent that, by its terms, it applies to less than all of the holders of shares of Series A Preferred Stock then outstanding.

                               XIV. MISCELLANEOUS

     A. Cancellation of Series A Preferred Stock. If any shares of Series A Preferred Stock are converted pursuant to Article IV, the shares so converted shall be canceled, shall return to the status of authorized, but unissued preferred stock of no designated series, and shall not be issuable by the Corporation as Series A Preferred Stock.

     B. Lost or Stolen Certificates. Upon receipt by the Corporation of (i) evidence of the loss, theft, destruction or mutilation of any Preferred Stock Certificate(s) and (ii) (y) in the case of loss, theft or destruction, of indemnity reasonably satisfactory to the Corporation, or (z) in the case of mutilation, upon surrender and cancellation of the Preferred Stock Certificate(s), the Corporation shall execute and deliver new Preferred Stock Certificate(s) of like tenor and date. However, the Corporation shall not be obligated to reissue such lost or stolen Preferred Stock Certificate(s) if the holder contemporaneously requests the Corporation to convert such Series A Preferred Stock.

     C. Allocation of Reserved Amount. The initial Reserved Amount shall be allocated pro rata among the holders of Series A Preferred Stock based on the number of shares of Series A Preferred Stock issued to each holder. Each increase to the Reserved Amount shall be allocated pro rata among the holders of Series A Preferred Stock based on the number of shares of Series A Preferred Stock held by each holder at the time of the increase in the Reserved Amount. In the event a holder shall sell or otherwise transfer any of such holder's shares of Series A Preferred Stock, each transferee shall be allocated a pro rata portion of such transferor's Reserved Amount. Any portion of the Reserved Amount which remains allocated to any person or entity which does not hold any Series A Preferred Stock shall be allocated to the remaining holders of shares of Series A Preferred Stock, pro rata based on the number of shares of Series A Preferred Stock then held by such holders.

     D. Quarterly Statements of Available Shares. For each calendar quarter beginning in the quarter in which the registration statement required to be filed pursuant to Section 2(a) of the Registration Rights Agreement is declared effective and thereafter so long as any shares of Series A Preferred Stock are outstanding, the Corporation shall deliver (or cause its transfer agent to deliver) to each holder a written report notifying the holders of any occurrence which prohibits the Corporation from issuing Common Stock upon any such conversion. The report shall also specify (i) the total number of shares of Series A Preferred Stock outstanding as of the end of such quarter, (ii) the total number of shares of Common Stock issued upon all conversions of Series A Preferred Stock prior to the end of such quarter, (iii) the total number of shares of Common Stock which are reserved for issuance upon conversion of the Series A Preferred Stock as of the end of such quarter and (iv) the total number of shares of Common Stock which may thereafter be issued by the Corporation upon conversion of the Series A Preferred Stock before the Corporation would exceed the Reserved Amount. The Corporation (or its transfer agent) shall deliver the report for each quarter to each holder prior to the tenth day of the calendar month following the quarter to which such report relates. In addition, the Corporation (or its transfer agent) shall provide, within fifteen (15) days after delivery to the Corporation of a written request by any holder, any of the information enumerated in clauses (i) -- (iv) of this Paragraph D as of the date of such request.

     E. Payment of Cash; Defaults. Whenever the Corporation is required to make any cash payment to a holder under this Certificate of Designation (as a Conversion Default Payment, upon redemption or otherwise), such cash payment shall be made to the holder within five (5) business days after delivery by such holder of a notice specifying that the holder elects to receive such payment in cash and the method (e.g., by check, wire transfer) in which such payment should be made. If such payment is not delivered within such five (5) business day period, such holder shall thereafter be entitled to interest on the unpaid amount at a per annum rate equal to the lower of twenty-four percent (24%) and the highest interest rate permitted by applicable law until such amount is paid in full to the holder.

     F. Status as Stockholder. Upon submission of a Notice of Conversion by a holder of Series A Preferred Stock, (i) the shares covered thereby (other than the shares, if any, which cannot be issued because their issuance would exceed such holder's allocated portion of the Reserved Amount) shall be deemed converted into shares of Common Stock and (ii) the holder's rights as a holder of such converted shares of Series A Preferred Stock shall cease and terminate, excepting only the right to receive certificates for such shares of Common Stock and to any remedies provided herein or otherwise available at law or in equity to such holder because of a failure by the Corporation to comply with the terms of this Certificate of Designation. In situations where Article VI.B is applicable, the number of shares of Common Stock referred to in clauses (i) and
(ii) of the immediately preceding sentence shall be determined on the date on which such shares of Common Stock are delivered to the holder. Notwithstanding the foregoing, if a holder has not received certificates for all shares of Common Stock prior to the tenth (10th) business day after the expiration of the Delivery Period with respect to a conversion of Series A Preferred Stock for any reason, then (unless the holder otherwise elects to retain its status as a holder of Common Stock by so notifying the Corporation within five business days after the expiration of such ten (10) business day period after expiration of the Delivery Period) the holder shall regain the rights of a holder of Series A Preferred Stock with respect to such unconverted shares of Series A Preferred Stock and the Corporation shall, as soon as practicable, return such unconverted shares to the holder. In all cases, the holder shall retain all of its rights and remedies, if any, (including, without limitation, (i) the right to receive Conversion Default Payments pursuant to Article VI.A to the extent required thereby for such Conversion Default and any subsequent Conversion Default and
(ii) the right to have the Conversion Price with respect to subsequent conversions determined in accordance with Article VI.B) for the Corporation's failure to convert Series A Preferred Stock.

     G. Remedies Cumulative. The remedies provided in this Certificate of Designation shall be cumulative and in addition to all other remedies available under this Certificate of Designation, at law or in equity (including a decree of specific performance and/or other injunctive relief), and nothing herein shall limit a holder's right to pursue actual damages for any failure by the Corporation to comply with the terms of this Certificate of Designation. The Corporation acknowledges that a breach by it of its obligations hereunder will cause irreparable harm to the holders of Series A Preferred Stock and that the remedy at law for any such breach may be inadequate. The Corporation therefore agrees, in the event of any such breach or threatened breach, that the holders of Series A Preferred Stock shall be entitled, in addition to all other available remedies, to an injunction restraining any breach, without the necessity of showing economic loss and without any bond or other security being required.

                  [REMAINDER OF PAGE INTENTIONALLY LEFT BLANK]

     IN WITNESS WHEREOF, this Certificate of Designation is executed on behalf of the Corporation this 31st day of March, 1998.

                                          ENVIRONMENTAL PRODUCTS &
                                          TECHNOLOGIES CORPORATION
                                          By:

                                          --------------------------------------
                                                 Name:
                                                 Title:

                              NOTICE OF CONVERSION

                    (TO BE EXECUTED BY THE REGISTERED HOLDER
               IN ORDER TO CONVERT THE SERIES A PREFERRED STOCK)

     The undersigned hereby irrevocably elects to convert                shares
of Series A Preferred Stock (the "CONVERSION"), represented by stock certificate
Nos(s).                (the "PREFERRED STOCK CERTIFICATES"), into shares of
Common Stock ("COMMON STOCK") of ENVIRONMENTAL PRODUCTS & TECHNOLOGIES CORPORATION (the "CORPORATION") according to the conditions of the Certificate of Designations, Preferences and Rights of Series A Convertible Preferred Stock (the "CERTIFICATE OF DESIGNATION"), as of the date written below. If securities are to be issued in the name of a person other than the undersigned, the undersigned will pay all transfer taxes payable with respect thereto. No fee will be charged to the holder for any conversion, except for transfer taxes, if any. A copy of each Preferred Stock Certificate is attached hereto (or evidence of loss, theft or destruction thereof).

     The Corporation shall electronically transmit the Common Stock issuable pursuant to this Notice of Conversion to the account of the undersigned or its
nominee (which is                ) with DTC through its Deposit Withdrawal Agent
Commission System ("DTC TRANSFER").

     The undersigned represents and warrants that all offers and sales by the undersigned of the securities issuable to the undersigned upon conversion of the Series A Preferred Stock shall be made pursuant to registration of the Common Stock under the Securities Act of 1933, as amended (the "ACT"), or pursuant to an exemption from registration under the Act.

     [ ] In lieu of receiving the shares of Common Stock issuable pursuant to this Notice of Conversion by way of DTC Transfer, the undersigned hereby requests that the Corporation issue and deliver to the undersigned physical certificates representing such shares of Common Stock.



                         Date of Conversion: ___________________________________

                         Applicable Conversion Price: __________________________

                         Amount of Conversion Default Payments to be
                         Converted, if any: ____________________________________

                         Number of Shares of
                         Common Stock to be Issued: ____________________________

                         Signature: ____________________________________________

                         Name: _________________________________________________

                         Address: ______________________________________________

                                  ______________________________________________

                                  ______________________________________________

------------------------------------------------------
------------------------------------------------------

     No dealer, salesman or any other person has been authorized to give any information or to make any representations other than those contained in this Prospectus in connection with the offer made by this Prospectus and, if given or made, such information or representations must not be relied upon as having been authorized by the Company. This Prospectus does not constitute an offer to sell or the solicitation of any offer to buy any security other than the shares of the Common Stock offered by this Prospectus, nor does it constitute an offer to sell or a solicitation of any offer to buy the shares of Common Stock by anyone in any jurisdiction in which such offer or solicitation is not authorized, or in which the person making such offer or solicitation is not qualified to do so, or to any person to whom it is unlawful to make such offer or solicitation. Neither the delivery of this Prospectus nor any sale made hereunder shall, under any circumstances, create any implication that information contained herein is correct as of any time subsequent to the date hereof.

                            ------------------------

                               TABLE OF CONTENTS

                                        PAGE
                                        ----
Prospectus Summary....................     3
Risk Factors..........................     6
Dividend Policy.......................    15
Use of Proceeds.......................    15
Management's Discussion and Analysis
  or Plan of Operations...............    16
Selected Financial Data...............    19
Price Range of Common Stock...........    20
Business..............................    21
Management............................    28
Certain Transactions..................    30
Principal Stockholders................    31
Selling Stockholders..................    31
Plan of Distribution..................    33
Description of Capital Stock..........    34
Legal Matters.........................    39
Experts...............................    39
Additional Information................    39
Index to Financial Statements.........   F-1
Appendix A............................   A-1

     Until December 22, 1998 (90 days after the date of this Prospectus), all dealers effecting transactions in the registered securities, whether or not participating in this distribution, may be required to deliver a Prospectus. This is in addition to the obligation of dealers to deliver a Prospectus when acting as underwriters and with respect to their unsold allotments or subscriptions.

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                                2,820,000 SHARES

                             ENVIRONMENTAL PRODUCTS
                           & TECHNOLOGIES CORPORATION

                                  COMMON STOCK
                            ------------------------

                                   PROSPECTUS
                            ------------------------
                               SEPTEMBER 23, 1998
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